As filed with the Securities and Exchange Commission on August 24, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEINER HEALTH PRODUCTS INC.*

(Exact name of registrant as specified in its charter)

Delaware	2834	953431709
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

901 East 233rd Street

Carson, California 90745

Telephone: (310) 835-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert K. Reynolds

Chief Financial Officer

901 East 233rd Street

Carson, California 90745

Telephone: (310) 835-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carol Anne Huff

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Telephone: (312) 861-2000

*	The Co-Registrants listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

Approximate date of commencement of proposed sale of the securities to the public:  The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
11% Senior Subordinated Notes due 2012, Series B	$150,000,000	100%	$150,000,000	$19,005(1)
Guarantees on Senior Subordinated Notes (2)	$150,000,000	—	—	(3)

(1)	Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2)	The 11% Senior Subordinated Notes were issued by Leiner Health Products Inc. (as successor by merger to Leiner Merger Corporation) (the “Issuer”) and have been guaranteed by: Leiner Health Products, LLC and Leiner Health Services Corp. No separate consideration will be received for the issuance of these guarantees.
(3)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Additional Registrants*	Jurisdiction of Formation	I.R.S. Employer Identification No.
Leiner Health Products, LLC	Delaware	71-0876283
Leiner Health Services Corp.	Delaware	95-4714464

*	The address for each of the Additional Registrants is c/o Leiner Health Products Inc., 901 East 233rd Street, Carson, California 90745, telephone (310) 835-8400. The primary standard industrial classification number for each of the additional Registrants is 2834.

The name, address, including zip code of the agent for service for each of the Additional Registrants is Robert K. Reynolds, Chief Financial Officer of Leiner Health Products Inc., 901 East 233rd Street, Carson, California 90745, telephone (310) 835-8400.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 24, 2004

PROSPECTUS

LEINER HEALTH PRODUCTS INC.

Exchange Offer for

$150,000,000

11% Senior Subordinated Notes due 2012

We are offering to exchange:

up to $150,000,000 of our new 11% Senior Subordinated Notes due 2012, Series B

for

a like amount of our outstanding 11% Senior Subordinated Notes due 2012.

Material Terms of Exchange Offer

•	The terms of the notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.
•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.
•	You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.
•	The exchange notes will not be secured by any collateral. The exchange notes will be subordinated in right of payment to all of our existing and future senior debt, including borrowings under our new senior credit facility. All of our existing and future domestic restricted subsidiaries will guarantee the exchange notes. These guarantees will be unsecured and will be subordinated in right of payment to all existing and future senior debt

of the guarantors, including borrowings under our new senior credit facility.

•	Based on interpretations by the staff of the SEC, we believe that, subject to some exceptions, the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act.
•	The exchange offer expires at 5:00 p.m., New York City time, on , 2004, unless extended.
•	We believe that the exchange of notes will not be a taxable event for U.S. federal income tax purposes.
•	The exchange offer is subject to customary conditions, including that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC.
•	We will not receive any proceeds from the exchange offer.
•	You may tender your outstanding notes in integrals of $1,000.

For a discussion of material risk factors that you should consider before participating in this exchange offer, see “ Risk factors” beginning on page 14 of this prospectus.

Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                         , 2004

We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

Until                 , 2004, all dealers that, buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

FORWARD-LOOKING STATEMENTS

Some of the matters discussed in this prospectus may constitute forward-looking statements.

These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All written and oral forward-looking statements made in connection with this prospectus which are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the “Risk factors” and other cautionary statements included herein. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

The information in this prospectus is not a complete description of our business or the risks associated with an investment in our securities. There can be no assurance that other factors will not affect the accuracy of these forward-looking statements or that our actual results will not differ materially from the results anticipated in such forward-looking statements. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described under “Risk factors.”

FINANCIAL INFORMATION

We operate on a 52-week or 53-week fiscal year ending on the last Saturday of March each year. This reporting period was adopted effective fiscal year 2003. References to “fiscal” or “fiscal year” 2004 and 2003 refer to our fiscal year ended on March 27, 2004 and March 29, 2003, respectively. References herein to “fiscal” or “fiscal year” prior to fiscal year 2003 refer to our fiscal year ended March 31 in the calendar year indicated. The fiscal quarters ended June 28, 2003 and June 26, 2004 were each comprised of 13 weeks.

MARKET DATA

Market data and other statistical information used throughout this prospectus are based on the following sources: Information Resources, Inc. (“IRI”), Empower IT (U.S. military sales data), government publications and reports from government agencies, published independent industry sources, public filings and industry publications by companies covering business in the vitamins, minerals and nutritional supplements (“VMS”) and over-the-counter (“OTC”) markets and good faith estimates based on our management’s knowledge and experience in the markets in which we operate. Unless otherwise indicated, all references to market share or market position refer to retail sales in the U.S. food, drug, mass merchant and warehouse club (“FDMC”) retail market.

IRI, which provides VMS and OTC categories data for the U.S. food, drug and mass merchant retail market, does not include data for Wal-Mart or warehouse clubs. However, we have access to our own product sales information for these retailers.

We believe our estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. In addition, consumption patterns and consumer preferences can and do change.

TRADEMARKS

Your Life® and Pharmacist Formula® are two of our many trademarks. This prospectus also refers to trademarks, trade dress and logos of other companies, including without limitation, Advil®, Aleve®, Claritin®, One-A-Day®, One-A-Day CarbSmart™, One-A-Day WeightSmart™, TUMS®, Tylenol® and Zantac®. All brand names or other trademarks, trade dress or logos appearing in this prospectus are the property of their respective holders.

ii

PROSPECTUS SUMMARY

The following summary contains basic information about this exchange offer. It likely does not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire document before making an investment decision. In particular, you should read the section entitled “Risk factors” and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus. As used in this prospectus, unless the context indicates otherwise the terms “our company,” “we,” “our” and “us” refer collectively to Leiner Health Products Inc. and its consolidated subsidiaries. Unless otherwise noted, references to “EBITDA,” “pro forma” and other financial terms have meanings set forth under “—Summary historical and pro forma consolidated financial data.”

In fiscal year 2003, we changed our reporting period to a 52-week or 53-week fiscal year ending on the last Saturday of March each year. Fiscal year 2004 was comprised of the 52-week period ended March 27, 2004, fiscal year 2003 was comprised of the 52-week period ended March 29, 2003 and fiscal year 2002 was comprised of the 52-week period ended March 31, 2002. The fiscal quarters ended June 28, 2003 and June 26, 2004 were each comprised of 13 weeks.

Our Company

We are the leading manufacturer of store brand vitamins, minerals and nutritional supplements, or VMS, and the second largest supplier of store brand over-the-counter, or OTC, pharmaceuticals in the U.S. food, drug, mass merchant and warehouse club, or FDMC, retail market, as measured by U.S. retail sales in 2003. Most of our products are manufactured for our customers to sell as their own store brands. In addition to our primary VMS and OTC products, we provide contract manufacturing services to consumer products and pharmaceutical companies. In the first quarter of fiscal year 2005, we generated net sales and net loss of $156.0 million and $67.8 million, respectively. In fiscal 2004, we generated net sales and net income of $661.0 million and $39.1 million, respectively.

We have the leading position in the estimated $1.5 billion VMS FDMC store brand market, as measured by U.S. retail sales in 2003, with an estimated 40% share. We estimate that we have a 45% share of the VMS store brand segment for Wal-Mart, Sam’s Club and Costco—three of the fastest-growing retailers in this market. In the first quarter of fiscal 2005, we generated 55.8% of our net sales from VMS products.

We are the second largest supplier of OTC pharmaceuticals in the estimated $2.3 billion OTC FDMC store brand market, as measured by U.S. retail sales in 2003, with an estimated 17% share. Our products principally consist of analgesics, cough, cold and allergy medications and digestive aids. We sell most of our OTC pharmaceuticals under our customers’ store brands. In the first quarter of fiscal year 2005, we generated 32.4% of our net sales from OTC products.

We also provide contract manufacturing services to consumer products and pharmaceutical companies. We utilize our existing facilities, production equipment and personnel to manufacture and package products for our customers. In the first quarter of fiscal year 2005, we generated 11.8% of our net sales from contract manufacturing services.

Industry Overview

Powerful macroeconomic factors and demographic trends are driving the growth of the VMS FDMC and OTC FDMC markets in the United States. We have made the following estimates regarding these markets. Over the last 10 years, the VMS FDMC and OTC FDMC markets have grown to approximately $4.0 billion and $9.8 billion, respectively, as measured by 2003 retail sales. Over the same time period, the VMS FDMC market has grown at a compound annual growth rate of approximately 8.6% and the OTC FDMC market has grown at a compound annual growth rate of approximately 4.5%. Within the VMS FDMC market and the OTC FDMC market, store brands have grown faster than national brands. Over the last 10 years, the VMS FDMC store brand market has grown at a compound annual growth rate of approximately 10.8% and the OTC FDMC store brand market has grown at a compound annual growth rate of approximately 8.6%. This growth is driven by several key dynamics as outlined below:

Drivers of VMS and OTC Market Growth

•	Aging Population and Increased Life Expectancy. Americans age 55 and older are the fastest-growing segment of the population. Historically, Americans over the age of 55 have been the leading users of VMS products and have accounted for 47% of all healthcare spending, 57% of prescription drug spending and an estimated 61% of OTC spending.

•	Increasing Healthcare Costs. Annual healthcare costs in the United States soared to over $1.2 trillion in 2001, with prescription drug costs, the fastest-growing component, rising to $141 billion. This phenomenon, coupled with an aging population and increased life expectancy, has resulted in new legislation and HMO reimbursement practices to enhance the availability of lower cost healthcare alternatives such as OTC drugs and generic drugs.

•	Increasing Use of Self-Care Techniques. Rising prescription drug costs, an aging population and scientific support for preventive healthcare are driving the trend towards self-care through the enhanced usage of comparatively inexpensive VMS and OTC products.

Importance of Store Brand Products

•	VMS. An important component of our business is VMS store brand products, which, according to our estimates, have exhibited a higher growth rate than branded VMS products and have an approximate 33% market share of VMS products in the FDMC channels. Store brand VMS products have taken market share of some high volume, high sales VMS products such as vitamins E and C and supplements. Supplements, including Fish Oil, CoEnzyme Q10 and Glucosamine/Chondroitin complexes, has recently emerged as a growth category within VMS due to scientific research and positive media coverage regarding the efficacy of products in the category, which is generally underserved by branded manufacturers.

•	OTC. Patents representing approximately $53 billion of 2001 prescription drug sales are expected to expire between 2003 and 2008, as compared to approximately $33 billion from 1990 to 2002. Of the $53 billion of prescription drug sales, drugs that generated approximately $36 billion have been identified as potential OTC switch candidates. This wave of prescription to OTC switch candidates, combined with the increasing pressure from legislatures and managed care organizations to reduce healthcare costs, is expected to drive significant growth in the OTC market in the future.

Our Competitive Strengths

•	Leading Market Positions in Store Brand. We are the leading VMS store brand manufacturer and the second largest OTC store brand supplier in the United States. We provide products in all of the major VMS and OTC categories, with no individual category representing more than 15% of our net sales. Having achieved market leadership positions, we possess (1) sufficient scale and staff to attract and retain national retailers that require larger volume production and higher service levels, (2) the ability to purchase raw materials, which comprise our largest component of costs, at lower prices based on larger volumes, (3) scale that allows us to leverage fixed costs and (4) cross-selling opportunities for new OTC products.

•	High Quality, Low-Cost Manufacturing. We are focused on manufacturing high quality products at a low cost. We believe our products are safe and effective and adhere to the most stringent industry standards. We provide high quality products to our customers through five FDA-approved facilities comprising 1.5 million square feet in the western and eastern United States. In these facilities, we manufactured or distributed more than 300 formulations packaged in more than 3,100 SKUs, and produced approximately 22 billion pills in fiscal 2004. We have continued to leverage our scale by increasing pill production by over 25% over the last four years.

•	Focus on Customer Service and Long-Term Relationships. By focusing on service, we have built strong, long-term customer relationships with the nation’s leading FDMC retailers and have targeted the fastest-growing retail segments in VMS and OTC—the mass merchants and warehouse clubs. The average tenure of our relationships with our 10 largest customers is over 20 years. We provide sales and marketing support designed to maximize our customers’ sales and profits and are the vitamin category manager for many of our largest customers. Since 1998, we have won 17 “Supplier of the Year” and comparable awards, including awards from Wal-Mart, Sam’s Club and Kroger.

•	Store Brand Product Innovation. Our store brand product innovation has solidified our position as a leading manufacturer of store brand VMS and OTC products. Our new product development strategy enables us to identify promising new store brand VMS products such as (1) products sold in high volumes, (2) new products that have significant consumer acceptance in the natural and health food store channel or other retail channels and (3) products in underserved niche areas. We have also grown our OTC product sales by partnering with various pharmaceutical companies, enabling us to offer more OTC products to our customers. In fiscal 2004, we introduced a company record of more than $83 million of gross sales of new VMS and OTC products.

•	Strong Financial Performance and Cash Flow Generation. Our management team has successfully developed an operating model that over the past three fiscal years has generated strong financial performance and cash flow. Our focus on our leading retailer relationships, coupled with growth in key product lines and rationalization of under-performing product lines, has resulted in steady sales growth and improving gross profit margins, which have grown from 20.2% in fiscal 2002 to 26.4% in fiscal 2004. We have reduced our selling, general and administrative expenses as a percentage of net sales by 4.6% over the same period through increased operating efficiencies from facility consolidations and headcount reductions, as well as leveraging fixed costs over an increased sales base.

•	Experienced Management Team. We are led by a management team that has substantial industry experience and is dedicated to continually improving our operations and profitability. Our senior management team has an average of 28 years of experience in the industry. Our senior management team has been responsible for developing and executing our strategy and driving growth in the sales and profitability of the business.

Our Business Strategy

We are focused on maintaining our leadership positions in the VMS and OTC FDMC store brand markets. We are seeking to grow our business profitably through the following strategic objectives:

•	Introduce New VMS Products. We have a strong record of introducing new VMS products. By concentrating on the store brand market, we are able to utilize both national brand and alternative channel product development to identify new VMS products. We have a significant pipeline of new VMS products and intend to continue to bring these to market rapidly, as we believe our ability to be first to market with new store brand products is important to our customers.

•	Expand Our OTC Product Line. Since 1999, we have leveraged our high quality manufacturing facilities and leading retailer relationships to establish ourselves as a market leader in national brand equivalent OTC products. Of patents expiring between 2003 and 2008, drugs that generated approximately $36 billion of aggregate prescription drug sales in 2001 have been identified as potential OTC switch candidates. We intend to take advantage of this opportunity by expanding existing relationships and forming new relationships with generic pharmaceutical companies that are developing products with OTC switch potential and with suppliers of active pharmaceutical ingredients for such products. Our long-term purchasing and exclusive marketing agreement with Dr. Reddy’s Laboratories should provide critical access to upcoming growth opportunities in prescription to OTC switch products.

•	Grow Contract Manufacturing Services. We intend to grow our contract manufacturing services by expanding business with our existing customers and developing new customers by offering a high quality, low-cost focused alternative through our existing pharmaceutical grade manufacturing facilities.

•	Continue to Improve Margins and Efficiently Manage Working Capital Requirements. We expect to continue to improve our operating margins by improving gross margins and managing the growth of operating expenses by, among other things, lowering costs of raw materials and leveraging our fixed costs. Additionally, we expect to continue to efficiently manage the working capital requirements necessary to grow our business.

Summary of the Transactions

The proceeds of the offering of the outstanding notes were used as part of a recapitalization of Leiner Health Products Inc. As a result of the recapitalization, all of our equity is now owned by our new parent company, LHP Holding Corp., which we refer to as “Holdings,” a holding company owned by members of our management, investment funds affiliated with Golden Gate Private Equity, Inc., which we refer to as the “Golden Gate Investors,” and North Castle Partners III-A, L.P., which we refer to as “NCP III-A,” and an affiliate of NCP III-A, which we refer to as the “North Castle Investors.” The recapitalization was effected by merging Leiner Merger Corporation, which we refer to as “Mergeco,” with and into Leiner. In connection with the recapitalization, the Golden Gate Investors made a $131.5 million cash equity investment in Mergeco and the North Castle Investors made a $131.5 million equity investment in Mergeco, $126.5 million of which was a new cash investment by NCP III-A and $5.0 million of which was a rollover of existing Leiner equity by an affiliate of NCP III-A. Some members of our management also rolled over $2.2 million of Leiner equity. Immediately after the merger, the holders of Leiner stock exchanged their stock for voting preferred stock of Holdings. In addition, some members of management exchanged existing Leiner equity rights for new equity rights in Holdings, which represent an aggregate management rollover of $18.8 million when combined with the $2.2 million equity rollover. Holders of all of Leiner’s equity and equity rights received an aggregate of approximately $475 million in cash in exchange for their equity interests, approximately $286 million of which was paid to other investment funds affiliated with North Castle Partners, L.L.C.

In connection with the recapitalization, Mergeco entered into a new senior credit facility, consisting of a $240.0 million term loan and a $50.0 million revolving credit facility, under which Leiner borrowed $5.0 million immediately after the recapitalization. We repaid approximately $157.8 million in pre-existing indebtedness and paid approximately $30.1 million in fees and expenses related to these transactions. We refer to the recapitalization and these related transactions as the “Transactions.” For a more detailed description of the components of the Transactions, see “The transactions.”

Organizational Structure

The following chart summarizes our organizational structure and material indebtedness as of June 26, 2004:

(1)	After the consummation of the Transactions, members of our management, the Golden Gate Investors and the North Castle Investors became the owners of all the equity and equity rights of LHP Holding Corp.
(2)	At June 26, 2004, we had $30.3 million available for additional borrowings, net of $9.7 million of outstanding letters of credit.

Equity Sponsors

Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm dedicated to partnering with world-class management teams to invest in change-intensive, growth businesses. The firm targets situations where there is a demonstrable opportunity to significantly enhance a company’s value. The principals of Golden Gate have a long and successful history of investing with management partners across a wide range of industries and transaction types, including leveraged buyouts and recapitalizations, corporate divestitures and spin-offs, build-ups and venture stage investing. Additionally, the principals of Golden Gate draw on their strong consulting heritage at Bain & Company in their investment approach. Golden Gate takes a highly analytical approach to due diligence, adopts a strategic orientation to its investment decisions and is intensely active within its portfolio companies post-investment. The Leiner equity investment is the first investment from Golden Gate’s $1.8 billion second buyout fund.

North Castle Partners, L.L.C.

North Castle Partners, L.L.C. exclusively sponsors investments in the Healthy Living and Aging market, which encompasses the following sectors: food, beverages and supplements; relaxation and recreation; fitness, weight loss and wellness; complementary and alternative medicine; senior living and eldercare and sustainable personal care. North Castle sponsors leveraged buyouts, growth capital infusions and strategic acquisitions and currently has approximately $930 million under management. It invests primarily in the United States and seeks companies with enterprise values ranging from $50 million to $750 million. North Castle is a value-added investor that uses the superior knowledge and network that comes from a dedicated focus in the Healthy Living and Aging marketplace to actively support company executives in creating world-class companies.

SUMMARY OF THE EXCHANGE OFFER

The Initial Offering of Outstanding Notes

We sold the outstanding notes on May 27, 2004 to UBS Securities LLC, Credit Suisse First Boston LLC and Morgan Stanley & Co. Incorporated. We collectively refer to those parties in this prospectus as the “initial purchasers.” The initial purchasers subsequently resold the outstanding notes: (i) to qualified institutional buyers pursuant to Rule 144A; or (ii) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act of 1933, as amended.

Registration Rights Agreement

Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC and to complete this exchange offer within 210 days of issuing the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offer

We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued on May 27, 2004 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales

We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•	the exchange notes are being acquired in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an affiliate of us.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-marking or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on , 2004.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, , 2004, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Outstanding Notes	If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

•	an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•	If the notes you own are held of record by The Depository Trust Company, or “DTC,” in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the notes exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

•	a timely confirmation of book-entry transfer of your outstanding notes into the account of the notes exchange agent at DTC if you are effecting delivery of book-entry transfer, or

•	if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners

If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time on , 2004.

Federal Income Tax Considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.

SUMMARY OF TERMS OF THE EXCHANGE NOTES

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	Leiner Health Products Inc.

Securities	$150.0 million aggregate principal amount of 11% Senior Subordinated Notes due 2012, Series B.

Maturity Date	June 1, 2012.

Interest Payment Dates	June 1 and December 1, commencing December 1, 2004.

Optional Redemption

At any time prior to June 1, 2008, we may redeem some or all of the exchange notes at a redemption price equal to the principal amount thereof plus a make whole premium, together with accrued and unpaid interest.

The exchange notes will be redeemable at our option, in whole or in part, at any time on or after June 1, 2008, at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest, if any, to the date of redemption.

At any time prior to June 1, 2007, we may redeem up to 40% of the aggregate principal amount of the exchange notes with the proceeds of qualified equity offerings at a redemption price of 111% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control

If we experience a change of control, we may be required to offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any. We might not be able to pay you the required price of the exchange notes you present us at the time of a change of control because our senior credit facility or other indebtedness may prohibit payment or we might not have enough funds at that time. See “Description of notes—Change of Control.”

Ranking; Guarantees

The exchange notes will be the issuer’s unsecured obligations and will be subordinated in right of payment to all of the issuer’s existing and future senior debt, including the new senior credit facility.

The exchange notes will be guaranteed on a senior subordinated basis by Leiner Health Products, LLC and Leiner Health Services Corp. and by our future direct and indirect domestic subsidiaries, excluding subsidiaries that are designated as unrestricted subsidiaries in accordance with the indenture. The guarantees will be general unsecured obligations of the guarantors and will be subordinated in right to all existing and future senior debt of the guarantors, which includes the guarantees of the new senior credit facility.

As of June 26, 2004, we and the guarantors had approximately $257.6 million of senior debt, and an additional $30.3 million available to be borrowed under the revolving portion of our new senior credit facility, net of outstanding letters of credit of $9.7 million.

As of June 26, 2004, our non-guarantor subsidiaries had approximately $14.3 million of additional liabilities (including trade payables), to which the notes would have been effectively subordinated.

Covenants	The indenture under which the outstanding notes were issued will govern the exchange notes. The indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	incur additional debt and guarantees;

•	pay dividends or make other distributions or repurchase or redeem our stock;

•	make investments;

•	create liens;

•	sell or otherwise dispose of assets;

•	enter into agreements that restrict our subsidiaries’ ability to pay dividends;

•	enter into transaction with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of notes—Certain Covenants” in this prospectus.

Additional Information

Leiner Health Products Inc. was incorporated under the laws of the State of Delaware in 1979. Our principal executive offices are located at 901 East 233rd Street, Carson, California 90745, and our telephone number at that address is (310) 835-8400.

Risk Factors

You should consider carefully the information set forth in the section of this prospectus entitled “Risk factors” beginning on page 14 and all the other information provided to you in this prospectus in deciding whether to participate in this exchange offer.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

The following table presents summary historical and pro forma consolidated financial data as of the dates and for the periods indicated. We derived the summary historical consolidated financial data as of March 29, 2003 and March 27, 2004 and for each of the three fiscal years ended March 27, 2004 from our audited historical consolidated financial statements included elsewhere in this prospectus. Portions of the summary historical consolidated financial data as of March 31, 2002 have been derived from our audited consolidated balance sheet as of such date, which is not included in this prospectus. We derived the summary historical consolidated financial data for the three-month periods ended June 28, 2003 and June 26, 2004 from our unaudited historical consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited historical consolidated financial statements contain all adjustments, consisting of the Transactions and normal recurring adjustments necessary for a fair presentation of the consolidated financial position and operating results. The results of operations for the three-month period ended June 26, 2004 are not necessarily indicative of the operating results to be expected for the full year. The pro forma financial data has been derived from the unaudited pro forma consolidated financial data included elsewhere in this prospectus. Effective fiscal 2003, we changed our reporting period to a 52-week or 53-week fiscal year, falling on the last Saturday in March each year. Each of the fiscal years ended March 31, 2002, March 29, 2003 and March 27, 2004 were comprised of 52-week periods. The fiscal quarters ended June 28, 2003 and June 26, 2004 were each comprised of 13 weeks.

The summary information should be read in conjunction with: “Selected historical consolidated financial data,” “Capitalization,” “Management’s discussion and analysis of financial condition and results of operations,” “Unaudited pro forma consolidated financial data,” and the consolidated financial statements and notes included elsewhere in this prospectus.

						Pro Forma
	Fiscal Year Ended			Fiscal Quarter Ended		Fiscal Year Ended	Fiscal Quarter Ended
	March 31, 2002	March 29, 2003(1)	March 27, 2004	June 28, 2003	June 26, 2004	March 27, 2004	June 26, 2004
	(dollars in thousands)
				(unaudited)		(unaudited)
Consolidated Statement of Operations Data:
Net sales	$585,625	$574,281	$661,045	$138,917	$156,003	$661,045	$156,003
Cost of sales	467,047	430,090	486,554	102,016	115,127	486,554	115,127

Gross profit	118,578	144,191	174,491	36,901	40,876	174,491	40,876
Marketing, selling and distribution expenses	54,110	48,600	56,448	12,828	14,679	56,448	14,679
General and administrative expenses	59,119	43,931	41,041	10,142	9,250	41,041	9,250
Research and development expenses	6,223	5,487	5,670	1,517	1,283	5,670	1,283
Amortization of goodwill and other intangibles	6,682	1,585	447	153	80	447	80
Restructuring charges	4,440	(245)	—	—	—	—	—
Recapitalization expenses	—	—	—	—	85,376	—	—
Other operating expense (income)(2)	(27,446)	(77,708)	1,528	361	430	28	55

Operating income (loss)	15,450	122,541	69,357	11,900	(70,222)	70,857	15,529
Loss from investment in joint venture	274	—	—	—	—	—	—
Interest expense, net	34,951	18,809	18,954	4,799	8,416	29,640	7,438

Income (loss) before income taxes	(19,775)	103,732	50,403	7,101	(78,638)	41,217	8,091
Provision for (benefit from) income taxes	(10,248)	15,587	11,347	3,019	(10,830)	7,673	3,024

Income (loss) before extraordinary item and cumulative effect of change in accounting principle	(9,527)	88,145	39,056	4,082	(67,808)	33,544	5,067
Extraordinary gain, net	—	68,106	—	—	—	—	—
Cumulative effect of change in accounting principle, net	—	(10,521)	—	—	—	—	—

Net income (loss)	(9,527)	145,730	39,056	4,082	(67,808)	33,544	5,067
Accretion on preferred stock	—	(8,083)	(12,105)	(2,632)	(39,211)	—	—

Net income (loss) attributable to common shareholders	$(9,527)	$137,647	$26,951	$1,450	$(107,019)	$33,544	$5,067

	Fiscal Year Ended					Fiscal Quarter Ended
	March 31, 2002	March 29, 2003(1)		March 27, 2004		June 28, 2003		June 26, 2004
	(dollars in thousands)
						(unaudited)
Other Financial Data:
Cash provided by (used in):
Operating activities	$31,348	$88,190		$38,448		$4,259		$(78,102)
Investing activities	209	(9,629)		(13,857)		(1,429)		(2,341)
Financing activities	(37,791)	(82,851)		(9,834)		(2,680)		53,476
Depreciation and amortization	29,153	19,651		14,668		3,656		3,379
Capital expenditures	1,325	5,648		10,413		347		2,458
Ratio of earnings to fixed charges(3)	n/a	5.4	x	3.1	x	2.2	x	n/a

EBITDA(4)	$44,329	$199,777		$84,025		$15,556		$(66,843)

Consolidated Balance Sheet Data (as of end of period):
Cash and cash equivalents	$21,236	$17,547		$33,824		$18,907		$6,516
Working capital	70,773	102,350		133,791		107,458		133,486
Total assets	333,460	337,529		387,727		350,394		397,342
Total debt	336,287	174,630		171,006		176,063		409,619
Series A redeemable preferred stock	—	28,083		40,188		30,715		—
Shareholders’ equity (deficit)	(127,649)	23,183		51,014		25,355		(146,805)
						Pro Forma
						Fiscal Year Ended		Fiscal Quarter Ended
						March 27, 2004		June 26, 2004
						(dollars in thousands)
Pro Forma Data and Ratios:						(unaudited)
Cash interest expense(5)						$27,864		$6,994
Ratio of earnings to fixed charges(3)						2.2	x	1.9	x

EBITDA(4)						$85,525		$18,908

(1)	We consummated a plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from court protection on April 19, 2002.
(2)	Other operating expense (income) includes $40,778 and $98,380 in fiscal years 2002 and 2003, respectively, representing settlement awards received in connection with an antitrust suit against some of our raw material suppliers, net of legal and consulting fees and other costs of approximately $9,930 and $19,186, respectively.
(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income(loss) before income taxes plus fixed charges. Fixed charges consist of total interest expense and a one-third portion of operating lease expenses that management believes is representative of the interest component of operating leases. Earnings, as defined, were insufficient to cover fixed charges for fiscal year ended March 31, 2002 and the quarter ended June 26, 2004, by $19,775 and $78,638, respectively.
(4)	EBITDA is defined in this prospectus as income (loss) before income taxes, interest expense, net and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income (loss) as an indicator of operating performance or (b) cash flows from operations as a measure of liquidity. EBITDA is presented as additional information because we believe they are useful financial indicators of our ability to service and incur indebtedness and a useful measure of our operating performance. EBITDA is not calculated identically by all companies, and therefore, the presentation in this prospectus may not be comparable to similarly titled measures of other companies. The following table represents a reconciliation from net income (loss), a GAAP measure, to EBITDA.

						Pro Forma
	Fiscal Year Ended			Fiscal Quarter Ended		Fiscal Year Ended	Fiscal Quarter Ended
	March 31, 2002	March 29, 2003(1)	March 27, 2004	June 28, 2003	June 26, 2004	March 27, 2004	June 26, 2004
	(dollars in thousands)
				(unaudited)		(unaudited)
Net income (loss)	$(9,527)	$145,730	$39,056	$4,082	$(67,808)	$33,544	$5,067
Interest expense, net	34,951	18,809	18,954	4,799	8,416	29,640	7,438
Income taxes	(10,248)	15,587	11,347	3,019	(10,830)	7,673	3,024
Depreciation and amortization	29,153	19,651	14,668	3.656	3,379	14,668	3,379

EBITDA	$44,329	$199,777	$84,025	$15,556	$(66,843)	$85,525	$18,908

(5)	Pro forma cash interest for the fiscal year ended March 27, 2004 and the fiscal quarter ended June 26, 2004 consist of total pro forma interest expense of $29,640 and $7,438, respectively, net of amortization of deferred financing charges of $1,776 and $444, respectively.

RISK FACTORS

You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus, before making a decision to participate in this exchange offer.

Risks Associated with Our Business

Unfavorable research and publicity could negatively affect our sales of VMS products.

We are dependent upon consumer perception regarding the safety and quality of our products, as well as similar products distributed by other companies. Consumer perception of products can be significantly influenced by scientific research or findings, national media attention and other publicity about product use. We believe the growth experienced in the last several years in the VMS FDMC market is based largely on national media attention regarding recent scientific research suggesting potential health benefits from regular consumption of some VMS products.

Various studies published since 1992 by researchers at major universities have suggested an association between regular consumption of antioxidant supplements such as vitamins E and C and a reduced risk of some diseases, including heart disease, cancer and Alzheimer’s disease. In addition, other studies have reported that consumption of folic acid (a B vitamin) can aid in the prevention of heart disease and neural tube birth defects. Such research has been described in major medical journals, magazines, newspapers and television programs. However, some recent studies relating to some antioxidants have produced results contrary to the favorable indications of other prior and subsequent studies. The scientific research to date with respect to antioxidants and some other of our VMS products is not conclusive, and there can be no assurance of future favorable scientific results and media attention, or the absence of unfavorable or inconsistent findings. In the event of future scientific results or media attention that is perceived by our consumers as less favorable or that questions earlier research or publicity, our sales of VMS products could be materially adversely affected. Adverse publicity in the form of published scientific research or otherwise, whether or not accurate, that associates consumption of our products or any other similar products with illness or other adverse effects, that questions the benefit of our or similar products or that claims that any such products are ineffective could have a material adverse effect on our financial position or results of operations.

Regulatory matters governing our industry could have a significant negative effect on our business.

The manufacturing, processing, formulation, packaging, labeling, advertising and sale of our products are subject to regulation by one or more U.S. and Canadian federal agencies, including the U.S. Food and Drug Administration (the “FDA”), the U.S. Federal Trade Commission (the “FTC”), the U.S. Consumer Product Safety Commission (the “CPSC”) and Health Canada. Our activities are also regulated by various agencies of the states, provinces, localities and countries in which some of our products are sold. In addition, we manufacture and market some of our products in compliance with the guidelines promulgated by voluntary standard organizations, such as the United States Pharmacopeia (“USP”).

If we fail to comply with federal, state or foreign regulations, we could be required to:

•	change product labeling, packaging or advertising or take other corrective action;

•	change product formulations;

•	suspend the sale of products with non-complying specifications;

•	initiate product recalls;

•	prepare and submit a new drug application (“NDA”) or abbreviated NDA (“ANDA”) or foreign equivalent; or

•	suspend manufacturing operations.

Any of these actions could have a material adverse effect on our financial position or results of operations.

We expect that the FDA soon will adopt its proposed rules on good manufacturing practices in manufacturing, packaging or holding dietary ingredients and dietary supplements, which may apply to the VMS products we manufacture. These regulations would require dietary supplements to be prepared, packaged and held in compliance with several rules, and may require quality control provisions similar to those in the good manufacturing practice regulations for drugs. If the FDA adopts the good manufacturing practice regulations, we would incur additional, and potentially substantial, expenses to comply with the new rules.

In Canada, our products are subject to government regulation under the Food and Drugs Act and the regulations thereunder (the “Canadian Act”) which require regulatory approvals of such products through a drug identification number (“DIN”), natural product number (“NPN”) or DIN-HM for homeopathic medicines by Health Canada. The loss of a particular DIN, DIN-HM or NPN would adversely affect the ability to continue to sell the particular product to which it was assigned. Material noncompliance with the provisions of the Canadian Act may result in the loss of a DIN, DIN-HM or NPN or the seizure and forfeiture of products which are sold in noncompliance with the Canadian Act. We are currently seeking regulatory approvals for some of our products. There can be no assurance that such regulatory approvals will be received and receipt of such approvals may be subject to significant delays.

Some of our products are subject to government regulation under the Canadian Controlled Drugs and Substances Act and the regulations thereunder (the “CDSA”), which includes requirements for licenses of the factory, approved security, a qualified person in charge of the factory and detailed record keeping in connection with the manufacturing of controlled substances. The loss of a license or the failure to meet any of these requirements would adversely affect the ability to continue to manufacture and to sell products containing controlled substances.

Our VMS and herbal products require regulatory approval in the form of a DIN-HM or NPN issued by Health Canada. Approvals are based on formulation and evidence of safety and efficacy.

In addition, we cannot predict whether new legislation or regulation governing our activities will be enacted by legislative bodies or promulgated by agencies regulating our activities, or what the effect of any such legislation or regulation on our business would be. Any such developments could, however, require reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional or different labeling or other new requirements. Any such new legislation or regulation, including changes to existing laws and regulations, could have a material adverse effect on our financial position or results of operations.

We depend on a limited number of customers for most of our net sales and the loss of one or more of these customers could reduce our net sales.

In the first quarter of fiscal 2005, we had approximately 50 active U.S. customers. In the first quarter of fiscal 2005, our top two U.S. customers accounted for approximately 42% and 19% of our U.S. gross sales. However, our largest customer has two retail divisions that, if viewed as separate entities, would constitute 26% and 16%, respectively, of our first quarter of fiscal 2005 U.S. gross sales. Our top 10 customers in the United States, in the aggregate, accounted for approximately 91% of our U.S. gross sales for the first quarter of fiscal 2005. Retail customers in our industry do not generally offer or enter into long-term sales contracts with their suppliers. Consequently, we do not have long-term sales contracts with most of our retail customers. Should our relationship with one or more of our major customers change adversely, the resulting loss of business could have a material adverse effect on our financial position or results of operations. In addition, if one or more of our major customers substantially reduced their volume of purchases from us, it could have a material adverse effect on our financial position or results of operations. Furthermore, the impact of retailer consolidation could have an adverse impact on future sales growth. Should one of our major customers encounter financial difficulties, the exposure on uncollectible receivables and unusable inventory could have a material adverse effect on our financial position or results of operations.

A significant, unexpected disruption of operations at our facilities could adversely affect our financial position or results of operations.

We operate three U.S. manufacturing facilities, one manufacturing, packaging and distribution facility and one sales, packaging and distribution facility, located in California, North Carolina and South Carolina. We also operate manufacturing, packaging and distribution facilities located in Manitoba, Canada. The primary manufacturing facilities for our VMS and OTC products are our California, North Carolina and South Carolina facilities. A significant, unexpected disruption at any of our facilities could have a material adverse effect on our financial position or results of operations.

Our industry is highly competitive and price competition could diminish our sales volumes and revenues and our gross profits.

The market for our products is highly competitive. We compete with other VMS and OTC pharmaceuticals manufacturers, including national brand companies and generic prescription companies. Among other factors, competition among these manufacturers is based upon price. If one or more manufacturers significantly reduce their prices in an effort to gain market share, our financial position, results of operations or market position could be materially adversely affected. Some of our competitors, particularly manufacturers of nationally advertised brand name products, are larger and have resources substantially greater than we do, and are less leveraged than we are. In the future, one or more of these companies could seek to compete more directly with us by manufacturing store brand products or by significantly lowering the prices of their national brand products. Due to the high degree of price competition, we have not always been able to fully pass on cost increases to our customers. The inability to pass on future cost increases, the impact of direct store brand competitors and the impact of national brand companies lowering prices of their products or directly operating in the store brand market could have a material adverse effect on our financial position or results of operations.

We sell substantially all of our VMS products to FDMC retailers. Although we do not currently participate significantly in or sell to other channels such as health food stores, direct mail and direct sales, our products may face competition from such alternative channels if more customers utilize these channels of distribution to obtain VMS products. We have evaluated, and will continue to evaluate, the products and product categories in which we do business. Future product line extensions, or deletions, could have a material adverse effect on our financial position or results of operations.

The inability to continue to execute our business plan could adversely affect our business.

Our competitive strengths include our reputation for supplying quality products, our low-cost focus, our sales and marketing strategies (including the wide range of products offered), and our customer service commitment (including adaptability to customer needs and speed of delivery). If we are unable, for any reason, to continue to control manufacturing costs or maintain our other competitive strengths, we may not be able to continue to execute our business plan, which could have a material adverse effect on our financial position or results of operations.

Our failure to meet our industry’s demand for new products could adversely affect our financial position or results of operations.

The industry we serve is characterized by rapid and frequent changes in demand for products and new product introductions. Some of our competitors may invest more heavily in research and/or product development than we do. The success of our new product offerings depends upon a number of factors, including our ability to:

•	accurately anticipate customer needs;

•	innovate and develop new products;

•	successfully commercialize new products in a timely manner;

•	price our products competitively and manufacture and deliver our products in sufficient volumes and on time; and

•	differentiate our product offerings from those of our competitors.

If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could become obsolete, our sales could suffer, and we could lose market share, which could have a material adverse effect on our financial position or results of operations.

We rely on third-party suppliers for some important ingredients and products that we cannot manufacture.

We purchase from third-party suppliers some important ingredients and products that we cannot manufacture. We currently have supply agreements with several suppliers of most of these ingredients and products, and our purchased materials are generally available from numerous sources. However, in some instances, including for one of our top 10 raw materials, we purchase only from a single source. Furthermore, our suppliers and vendors may not provide these ingredients and products in the quantities requested, in a timely manner or at a price we are willing to pay. An unexpected interruption of supply could materially adversely affect our financial position or results of operations. Two suppliers provided approximately 18% of the materials we purchased during the first quarter of fiscal 2005 (excluding purchases by our Canadian business), and a loss of either of these suppliers or any of our key single source suppliers could have a material adverse effect on our financial position or results of operations.

Increased demand for some of our products can occasionally exceed the existing supply of some important ingredients and components that we do not manufacture. We generally receive adequate notice of any potential disruption in the supply of such ingredients and components to ensure sufficient time to procure alternative sources. An interruption in supply of such ingredients and components that we are unable to remedy could result in our inability to deliver our products on a timely basis, which, in turn, could have a material adverse effect on our financial position or results of operations.

In addition, we expect that the FDA may soon adopt its proposed rules on good manufacturing practices in manufacturing, packaging or holding dietary ingredients and dietary supplements. Our suppliers and vendors may be subject to, and may not be able to comply with, these regulations. Even if our suppliers and vendors are able to comply with these regulations, their compliance may increase the cost of some ingredients and products.

We have not always in the past been, and may not in the future always be, able to raise prices quickly enough to fully offset the effects of increased purchased material costs.

If we are unable to protect our intellectual property rights, our ability to compete could be negatively impacted.

Our ability to compete effectively depends in part upon our rights in the trademarks, designs, processes, technologies and materials owned by, used by or licensed to us. The market for our products depends to some extent upon the goodwill associated with our trademarks and trade names.

Although we attempt to protect our trademarks and other intellectual property in the United States and in the foreign countries in which we operate through a combination of trademark, patent and trade secret laws and non-disclosure agreements, these protections may be insufficient. In addition, because of the differences in foreign trademark, patent and other intellectual property laws, our intellectual property rights may not receive the same protection in foreign countries as they would in the United States.

Other parties may infringe our intellectual property rights and may thereby dilute our brands in the marketplace. We may not always be successful in protecting or enforcing our intellectual property rights against competitors or other challenges. Litigation may be required to protect our intellectual property rights; the accompanying costs of time and money may be substantial. A successful claim of trademark, patent or other intellectual property infringement against us could prevent us from manufacturing or selling products, which could have a material adverse effect on our financial position or results of operations.

The packaging of some of our branded products identifies nationally branded products with which our products are comparable. In addition, the formulations for our store brand products are comparable to the national brands with which they compete. We have received letters from other companies alleging that our trademarks, trade dress and/or patents have infringed their intellectual property. Although we are not currently involved in litigation of such matters, we could be subject to legal actions in the future.

The unfavorable resolution of pending product liability claims or of any additional product liability claims brought in the future could have a material adverse effect on our financial position or results of operations.

As a manufacturer of products designed for human consumption, we are subject to product liability claims if the use of our VMS products is alleged to have resulted in injury. Our VMS products consist of vitamins, minerals, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our OTC products are subject to strict FDA regulations. We have in the past been and are currently subject to various product liability claims and may be subject to additional claims in the future.

There are currently nine pending individual product liability complaints filed against us and other defendants regarding allegations of damages sustained from ingestion of products containing phenylpropanolamine (“PPA”). Prior to the FDA revising its opinion regarding PPA in November 2000, we manufactured cold remedy products and diet aids that contained PPA. Three of the nine PPA claims involve products that were neither manufactured nor distributed by us.

A supplier of chocolate laxatives to us, which also manufactures its own national brand laxatives, has been served with many complaints regarding product liability. The complaints allege a variety of injuries including bowel impaction, dependence and colon issues. Pursuant to our supply agreement, the supplier has asked us for indemnification regarding 46 of the individual complaints and one class action complaint.

A product liability complaint regarding kava kava has been filed against 105 defendants, including us. Additionally, a complaint has been filed against 40 defendants, including us, alleging business practice violations in connection with the manufacture, labeling and sale of kava kava products. We no longer manufacture or distribute products containing kava kava.

In addition, on February 6, 2004, the FDA issued a regulation prohibiting the sale of dietary supplements containing ephedrine alkaloids (“ephedra”). We and some of our predecessors have sold products containing ephedra. Although claims have been filed against other manufacturers and distributors of products containing ephedra, no claims have been filed against us to date, but such claims may be filed against us in the future. In addition, we briefly manufactured products containing bitter orange, an ephedra alternative.

Four other product liability complaints have been filed against us. One involves a product containing methylsulfonylmethane (“MSM”), the second is a claim alleging metal particles in a powdered multi-vitamin product, the third involves women’s laxative tablets allegedly to have been expired and the fourth claim alleges the erroneous dispensation of acetylsalicylic acid (aspirin) in lieu of acetaminophen with codeine.

The unfavorable resolution of any of these pending product liability claims or of any additional product liability claims brought in the future could have a material adverse effect on our financial position or results of operations if the judgments awarded in such cases exceed our insurance coverage. Since June 2004, we no longer have product liability coverage for new claims related to the use of PPA. Product liability insurance may not continue to be available to us at an economically reasonable cost and the coverage of these policies may not be adequate to cover liability incurred by us in respect of product liability claims. If we do not have adequate insurance, product liabilities relating to our products could have a material adverse effect on our financial position or results of operations. For more information regarding our product liability claims, see “Business—Legal Proceedings.”

Product recalls costs could hurt our business.

In addition, the FDA or Health Canada may take action with respect to any of our products that it deems fall within its jurisdiction. These actions could require us to change our product labeling or remove a particular product from the market. Any future recall or removal would result in additional costs to us, and could give rise to product liability litigation, either of which could be material. We cannot predict whether the FDA or Health Canada will take action with respect to any of our products and any such product recalls or removals could have a material adverse effect on our financial position or results of operations.

We have limited long-term human consumption experience for some products. If adverse reactions from long-term consumption of these products occur, we could be subject to product liability claims.

Some of our products contain ingredients which do not have long histories of human consumption, and our products may not have the effects intended. Previously unknown adverse reactions resulting from the long-term human consumption of these ingredients could occur. If our products are alleged to have resulted in injury or death, we could be subject to product liability claims, which could have a material adverse effect on our financial position or results of operations. We are currently party to several product liability claims alleging injury or death from the use of our products. See “—The unfavorable resolution of pending product liability claims or of any additional product liability claims brought in the future could have a material adverse effect on our financial position or results of operations.”

We depend on key personnel for our current and future performance.

The operation of our business requires managerial and operational expertise. Our future success depends to a significant degree upon the continued contributions of our senior management, many of whom would be difficult to replace. We do not have employment contracts with several of our executive officers, including our Chief Executive Officer and our President. If, for any reason, key personnel do not continue to be active in our management, such loss could have a material adverse effect on our financial position or results of operations.

Rising insurance costs and changes in the availability of insurance could have a material adverse effect on our financial position or results of operations.

We maintain insurance, including property, general and product liability, workers’ compensation and directors’ and officers’ liability, to protect ourselves against potential loss exposures. To the extent that losses occur, there could be a material adverse effect on our financial position or results of operations depending on the nature of the loss and the level of insurance coverage. We cannot predict whether deductible or retention amounts will increase or whether coverages will be reduced in the future. For example, since June 2004, we no longer have product liability coverage for new claims related to the use of PPA.

Our operating cash flow has been impacted by rising insurance costs. The cost to obtain all types of insurance continues to increase throughout the nation due to circumstances beyond our control. A continued trend of rising insurance costs could have a material adverse effect on our financial position or results of operations.

Our 2002 restructuring could result in significant tax exposures.

In April 2002, we underwent a restructuring under Chapter 11 of the Bankruptcy Code. As part of the restructuring, we and our affiliates undertook some transactions which we believe should qualify as tax-free and should not have resulted in recognition of any gain or loss by us or our affiliates. If, however, such transactions were ultimately determined not to be tax-free, we could be required to pay a substantial amount of U.S. federal income tax and interest, which could have a material adverse effect on our financial position or results of operations.

Risks Relating to the Notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations on the notes.

We have substantial indebtedness. As of June 26, 2004, we have approximately $409.6 million of total indebtedness. In addition, subject to restrictions in the indenture and our new senior credit facility, we may incur additional indebtedness. In particular, as of June 26, 2004, we have $30.3 million of additional borrowing capacity under the revolving portion of our new senior credit facility, net of $9.7 million of outstanding letters of credit.

Our high level of indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations on the notes;

•	require us to dedicate a substantial portion of our cash flow from operations to interest and principal payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes, such as capital expenditures, acquisitions and working capital;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to general adverse economic and industry conditions;

•	place us at a disadvantage compared to our competitors that have less debt;

•	expose us to fluctuations in the interest rate environment because the new senior credit facility is at a variable rate of interest; and

•	limit our ability to borrow additional funds.

We expect to obtain the money to pay our expenses and to pay the principal and interest on the notes, our new senior credit facility and other debt from cash flow from our operations and from additional loans under our new senior credit facility. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt (including the notes) and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt (including the notes), sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us. In addition, the terms of existing or future debt agreements, including our new senior credit facility and the indenture, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve such alternatives could significantly adversely affect the value of the notes and our ability to pay principal of and interest on the notes.

Your right to receive payments on the notes and guarantees is subordinated to our and the guarantors’ senior debt.

Payment on the notes and guarantees is subordinated in right of payment to all of our and the guarantors’ senior debt, including our new senior credit facility. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on these notes or the subsidiary guarantees. In these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of senior debt and, due to the turnover provisions in the indenture, less, ratably, than the holders of unsubordinated obligations, including trade payables. In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on designated senior debt and may be blocked for up to 179 consecutive days in the event of specified non-payment defaults on designated senior debt.

As of June 26, 2004, the notes and the guarantees are subordinated to $257.6 million of senior debt, and $30.3 million is available for borrowing as additional senior debt under the revolving portion of our new senior credit facility, net of $9.7 million of outstanding letters of credit. We are permitted to incur substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

The indenture for the notes and our new senior credit facility impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.

The indenture for the notes and our new senior credit facility impose significant operating and financial restrictions on us. These restrictions limit the ability of us and our subsidiaries to, among other things, incur additional indebtedness, make investments, sell assets, incur liens, enter into agreements restricting our subsidiaries’ ability to pay dividends, or merge or consolidate. In addition, our new senior credit facility requires us to maintain specified financial ratios. We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default under the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

Claims of creditors of our non-guarantor subsidiaries will generally have priority with respect to the assets and earnings of these subsidiaries over your claims.

Our foreign subsidiaries are not guaranteeing the notes. Claims of creditors of the non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness, and claims of preferred stockholders (if any) of the non-guarantor subsidiaries, will generally have priority with respect to their assets and earnings over the claims of creditors of our company, including holders of the notes, even if the obligations of the subsidiaries do not constitute senior indebtedness, except to the extent that the issuer is itself recognized as a creditor of the subsidiary, in which case the claims of the issuer would still be subordinate to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by the issuer. As of June 26, 2004, our non-guarantor subsidiaries had $14.3 million of liabilities (including trade payables) outstanding.

We may not be able to purchase the notes upon a change of control.

Upon the occurrence of a “change of control,” as defined in the indenture, each holder of the notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest. Our failure to purchase, or give notice of purchase of, the notes would be an event of default under the indenture, which would in turn be an event of default under our new senior credit facility. In addition, a change of control may constitute an event of default under our new senior credit facility. A default under our new senior credit facility would result in an event of default under the indenture if the lenders accelerate the debt under our new senior credit facility.

If a change of control occurs, we may not have enough assets to satisfy all obligations under our new senior credit facility and the indenture related to the notes. Upon the occurrence of a change of control, we could seek to refinance the indebtedness under our new senior credit facility and the notes or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all.

We are controlled by our principal stockholders, which may have interests in conflict with your interests as a holder of the notes.

The Golden Gate Investors and the North Castle Investors each own or control 49.6% (46.7% including our delayed delivery share awards) of the voting power of the outstanding shares of our new parent company. The Golden Gate Investors and the North Castle Investors effectively control the outcome of matters requiring a stockholder vote, including the election of directors. Moreover, under the terms of a stockholders agreement, the Golden Gate Investors and the North Castle Investors possess approval rights over some significant transactions that may be pursued by us, including mergers or sales.

The interests of the Golden Gate Investors or the North Castle Investors could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the Golden Gate Investors or the North Castle Investors might conflict with your interests as a holder of the notes. The Golden Gate Investors or the North Castle Investors may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes.

The notes and guarantees may be voided under specific legal circumstances.

The notes are guaranteed by all of our existing and future domestic restricted subsidiaries. The notes and guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our or one of a guarantor’s unpaid creditors. Under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time the issuer of notes incurred the debt evidenced by the notes or any guarantor issued a guarantee of the notes:

•	it received less than reasonably equivalent value or fair consideration for issuing the notes or the guarantee, as applicable, and at the time:

•	it was insolvent or rendered insolvent by reason of issuing the notes or the guarantee, as applicable;

•	it was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business;

•	it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature;

•	it was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied; or

•	it issued the notes or the guarantee, as applicable, to delay, hinder or defraud present or future creditors;

then the court could void the obligations under the notes or the guarantee, as applicable, subordinate the notes or the guarantee of the notes, as applicable, to other debt or take other action detrimental to you.

We cannot be sure as to the standard that a court would use to determine whether the issuer or a guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the notes or the guarantees would not be voided or the notes or the guarantees would not be subordinated to other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantee, subordinate the guarantee to the applicable guarantor’s other debt or take other action detrimental to holders of the notes.

Risks Associated with the Exchange Offer

Because there is no public market for the notes, you may not be able to resell your notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange offer.”

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we will not accept your notes for exchange. For more information, see “Exchange offer.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

THE TRANSACTIONS

The proceeds of the offering of the outstanding notes were used as part of a recapitalization of Leiner Health Products Inc. The recapitalization was effected by merging Mergeco with and into Leiner. Mergeco was a new corporation formed by the Golden Gate Investors and the North Castle Investors solely for the purpose of completing the recapitalization. In connection with the recapitalization, the Golden Gate Investors made a $131.5 million cash equity investment in Mergeco and the North Castle Investors made a $131.5 million equity investment in Mergeco, $126.5 million of which was a new cash equity investment by NCP III-A and $5.0 million of which represents a rollover of existing Leiner equity by an affiliate of NCP III-A, in exchange for Mergeco equity. Some members of our management exchanged existing Leiner common stock for Mergeco equity, representing a $2.2 million rollover equity investment.

The following took place as a result of, and immediately after, the merger:

•	Each share of the common stock of Mergeco became shares of common stock of Leiner, which was the surviving corporation in the merger.

•	Each holder of Leiner common stock exchanged such stock for voting preferred stock of Holdings, a newly formed company, which became our new parent company.

•	Some options to purchase our common stock and delayed delivery share awards held by some members of management were rolled over for new delayed delivery share awards of Holdings. Delayed delivery share awards represent the right to receive shares of common and preferred stock of Holdings, without payment of any consideration, upon the occurrence of a change of control of Holdings or other specified events. The value of these rollover options and delayed delivery share awards is $18.8 million when combined with the $2.2 million equity rollover.

•	As a result of these transactions, the Golden Gate Investors and the North Castle Investors each own or control 46.7% of Holdings and our management owns equity in Holdings, including delayed delivery share awards, constituting 6.6% of Holdings. Excluding delayed delivery share awards, the Golden Gate Investors and the North Castle Investors each own or control 49.6% of Holdings. These ownership percentages exclude an anticipated option and restricted stock pool of Holdings.

•	All other shares of Leiner capital stock and options and warrants to purchase Leiner common stock and all shares of outstanding Leiner preferred stock were cancelled in exchange for approximately $475 million in cash merger consideration, approximately $286 million of which was paid to funds affiliated with North Castle Partners, L.L.C. in exchange for their existing equity interests in Leiner. Such holders of Leiner capital stock and equity interests will receive any amounts remaining in a $6.5 million escrow fund after such escrow is released.

Immediately prior to the merger, Mergeco issued the $150.0 million in senior subordinated notes and entered into a new senior credit facility, consisting of a $240.0 million term loan and a $50.0 million revolving credit facility, under which Leiner borrowed $5.0 million. Leiner assumed Mergeco’s obligations under the outstanding notes and the new senior credit facility by operation of the merger. Immediately following the merger, we repaid approximately $157.8 million of pre-existing indebtedness and paid approximately $30.1 million in fees and expenses related to these transactions. We refer to the recapitalization and each of these related transactions collectively as the “Transactions.” See “Certain relationships and related party transactions” and “Description of material indebtedness—Senior Credit Facility.”

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement in connection with the issuance of the outstanding notes on May 27, 2004. Under the registration rights agreement, we and the guarantors agreed to:

•	file a registration statement within 90 days after the issue date of the outstanding notes enabling holders of outstanding notes to exchange the privately placed outstanding notes for publicly registered exchange notes with identical terms;

•	use our reasonable best efforts to cause the registration statement to become effective under the Securities Act within 180 days after the issue date of the outstanding notes;

•	use our reasonable best efforts to complete the exchange offer within 210 days after the issue date of the outstanding notes; and

•	use our reasonable best efforts to file a shelf registration statement for the resale of the notes if we cannot effect an exchange offer within 240 days of the issue date and in other specified circumstances.

We and the subsidiary guarantors will pay additional interest on the notes if we do not comply with the last two of these obligations. If there is such a registration default, the interest rate of the notes will increase by one-quarter of one percent per year for the first 90-day period. The interest rate (as so increased) will increase by an additional one-quarter of one percent each subsequent 90-day period up to an aggregate maximum increase in the interest rate equal to one percent (1%) per annum until (1) all registration defaults have been cured or (2) with respect to each outstanding note or exchange note, the date on which such note otherwise becomes freely transferable by holders other than affiliates of the issuer without further registration under the Securities Act.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

(1)	the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

(2)	the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

(3)	the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in specified circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture relating to the outstanding notes.

As of the date of this prospectus, $150,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on     , 2004 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

Holders of outstanding notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on             , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on December 1, 2004. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Interest on the exchange notes is payable semi-annually on each June 1 and December 1, commencing on December 1, 2004.

Procedures for Tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

By executing the letter of transmittal, each holder will make to us the representations set forth above in the third paragraph under the heading “—Purpose and Effect of the Exchange Offer.”

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

(A)	the tender is made through a member firm of the Medallion System;

(B)	prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

(C)	the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

(1)	specify the name of the person having deposited the outstanding notes to be withdrawn;

(2)	identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3)	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

(4)	specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the expiration of the exchange offer, if:

(1)	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we reasonably believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

(2)	any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we reasonably believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

(3)	any governmental approval has not been obtained, which approval we reasonably believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

If we determine in our sole discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see “—Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail: U.S. Bank National Association 60 Livingston Avenue St. Paul, Minnesota 55107-2292 Attn: Specialized Finance	By Hand Prior to 4:30 p.m., New York City time: U.S. Bank National Association 60 Livingston Avenue St. Paul, Minnesota 55107-2292 Attn: Specialized Finance

Facsimile Transmission (for Eligible Institutions only):

(651) 495-8097

For Information Telephone:

(800) 934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)

so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy some of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 26, 2004. The information should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and the unaudited condensed consolidated financial statements and accompanying notes thereto appearing elsewhere in this prospectus.

As of June 26, 2004
(dollars in millions)
(unaudited)
Cash and cash equivalents	$6.5

Debt:
Revolving credit facility(1)	$10.0
New term loan B	240.0
Capitalized leases	3.1
Other debt(2)	6.5
Senior subordinated notes	150.0

Total debt	409.6
Total shareholder’s deficit	(146.8)

Total capitalization	$262.8

(1)	Our revolving credit facility provides for $50.0 million of borrowings. As of June 26, 2004, we had $30.3 million available for additional borrowings, net of $9.7 million of outstanding letters of credit.
(2)	Other debt consists of $4.6 million of indebtedness under the IRB Loan and $1.9 million of indebtedness under our loan agreement with the Manitoba Industrial Opportunities Program.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

We derived the following unaudited pro forma consolidated financial data by applying pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated statement of operations data for the year ended March 27, 2004 and for the quarter ended June 26, 2004 give effect to the Transactions, as if they had occurred on March 30, 2003. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma consolidated financial statements.

The pro forma adjustments related to the recapitalization are based on information obtained to date and are subject to revision as additional information becomes available. The unaudited pro forma consolidated financial data should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated, and do not purport to indicate consolidated results of operations or any other financial data as of any future date or any future period.

The unaudited pro forma consolidated financial statements should be read in conjunction with the information contained in “Selected historical consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Fiscal Year Ended March 27, 2004
	Historical	Adjustments		Pro Forma
	(dollars in thousands)

Net sales	$661,045	$—		$661,045
Cost of sales	486,554	—		486,554

Gross profit	174,491	—		174,491
Marketing, selling and distribution expenses	56,448	—		56,448
General and administrative expenses	41,041	—		41,041
Research and development expenses	5,670	—		5,670
Amortization of other intangibles	447	—		447
Other operating expense (income)	1,528	(1,500	)(1)	28

Operating income	69,357	1,500		70,857
Interest expense, net	18,954	10,686	(2)	29,640

Income before income taxes	50,403	(9,186)		41,217
Provision for income taxes	11,347	(3,674	)(4)	7,673

Net income	39,056	(5,512)		33,544
Accretion on preferred stock	(12,105)	12,105	(5)	—

Net income attributable to common shareholders	$26,951	$6,593		$33,544

	Three Months Ended June 26, 2004
	Historical	Adjustments		Pro Forma
	(dollars in thousands)

Net sales	$156,003	$—		$156,003
Cost of sales	115,127	—		115,127

Gross profit	40,876	—		40,876
Marketing, selling and distribution expenses	14,679	—		14,679
General and administrative expenses	9,250	—		9,250
Research and development expenses	1,283	—		1,283
Amortization of other intangibles	80	—		80
Recapitalization expenses	85,376	(85,376	)(3)	—
Other operating expense (income)	430	(375	)(1)	55

Operating income (loss)	(70,222)	85,751		15,529
Interest expense, net	8,416	(978	)(2)	7,438

Income (loss) before income taxes	(78,638)	86,729		8,091
Provision for (benefit from) income taxes	(10,830)	13,854	(4)	3,024

Net income (loss)	(67,808)	72,875		5,067
Accretion on preferred stock	(39,211)	39,211	(5)	—

Net income (loss) attributable to common shareholders	$(107,019)	$112,086		$5,067

(1)	Represents the changes in other operating expense (income) that would have been incurred had the recapitalization occurred on March 30, 2003.

	Historical	Adjustments	Pro Forma
Pro forma for the year ended March 27, 2004:
NCP management fee (old agreement)	$1,500	$(1,500)	$—
Out of pocket expenses	78	—	78
Miscellaneous income	(50)	—	(50)

Total other operating expense (income)	$1,528	$(1,500)	$28

Pro forma for the quarter ended June 26, 2004:
GGC management fee	$329	$—	$329
NCP management fee (old agreement)	375	(375)	—
NCP management fee (new agreement)	329	—	329
Out of pocket expenses	85	—	85
Proceeds from settlement of a supplier dispute	(700)	—	(700)
Miscellaneous expense	12	—	12

Total other operating expense (income)	$430	$(375)	$55

Payment of the management fees under the new consulting agreement is contingent upon our achievement of specified performance targets. Pro forma adjustments were made under the assumption that the performance targets were not met for the year ended March 27, 2004. The performance targets are expected to be achieved in fiscal 2005.

(2)	Represents the changes in interest expense that would have been incurred had the recapitalization occurred as of March 30, 2003.

	Historical	Adjustments	Pro Forma
Pro forma for the year ended March 27, 2004:

Term loan A (Old Credit Facility)	$10,547	$(10,547)	$—
New term loan B (New Credit Facility)	—	10,500	10,500
Revolving credit facility	—	192	192
Senior subordinated notes	—	16,500	16,500
Deferred financing charges	8,037	(6,261)	1,776
Commitment fees	102	174	276
Letters of credit fees	347	(59)	288
Other debt (a)	276	—	276
Interest income	(355)	187	(168)

Total interest expense, net	$18,954	$10,686	$29,640

Pro forma for the quarter ended June 26, 2004:

Term loan A (Old Credit Facility)	$1,949	$(1,949)	$—
New term loan B (New Credit Facility)	875	1,750	2,625
Revolving credit facility	16	32	48
Senior subordinated notes	1,375	2,750	4,125
Deferred financing charges	4,073	(3,629)	444
Commitment fees	96	(27)	69
Letters of credit fees	24	48	72
Other debt (a)	98	—	98
Interest income	(90)	47	(43)

Total interest expense, net	$8,416	$(978)	$7,438

(a)	Consists of indebtedness under our IRB loan, indebtedness under our loan agreement with the Manitoba Industrial Opportunities Program, and indebtedness under capitalized leases.

(3)	Represents elimination of recapitalization related expenses.

(4)	Represents income tax effect of pre-tax pro forma adjustments.

(5)	Represents the elimination of accretion related to the preferred stock.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents selected historical consolidated financial data as of the dates and for the periods indicated. We derived the selected historical consolidated financial data as of March 29, 2003 and March 27, 2004 and for each of the three fiscal years ended March 27, 2004 from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The selected historical consolidated financial data as of March 31, 2000, 2001 and 2002 and for the fiscal years ended March 31, 2000 and 2001 have been derived from our audited consolidated financial statements for such years, which are not included in this prospectus. We derived the selected historical consolidated financial data for the three-month periods ended June 28, 2003 and June 26, 2004 from our unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements contain all adjustments, consisting of the Transactions and normal recurring adjustments necessary for a fair presentation of the consolidated financial position and operating results. The results of operations for the three-month period ended June 26, 2004 are not necessarily indicative of the operating results to be expected for the full year. Effective fiscal 2003, we changed our reporting period to a 52-week or 53-week fiscal year, falling on the last Saturday in March each year. Each of the fiscal years ended March 29, 2003 and March 27, 2004 were comprised of 52-week periods. The fiscal quarters ended June 28, 2003 and June 26, 2004 were each comprised of 13 weeks. The selected information should be read in conjunction with: “Capitalization,” “Management’s discussion and analysis of financial condition and results of operations,” and the consolidated financial statements and notes included elsewhere in this prospectus.

Fiscal Year Ended	Fiscal Quarter Ended
March 31, 2000	March 31, 2001	March 31, 2002	March 29, 2003 (1)	March 27, 2004	June 28, 2003	June 26, 2004
(dollars in thousands) (unaudited)
Consolidated Statement of Operations Data:
Net sales	$662,259	$600,616	$585,625	$574,281	$661,045	$138,917	$156,003
Cost of sales	495,693	560,278	467,047	430,090	486,554	102,016	115,127

Gross profit	166,566	40,338	118,578	144,191	174,491	36,901	40,876
Marketing, selling and distribution expenses	78,731	68,985	54,110	48,600	56,448	12,828	14,679
General and administrative expenses	38,920	48,755	59,119	43,931	41,041	10,142	9,250
Research and development expenses	7,311	9,382	6,223	5,487	5,670	1,517	1,283
Amortization of goodwill and other intangibles	2,666	5,610	6,682	1,585	447	153	80
Restructuring charges	608	9,761	4,440	(245)	—	—	—
Recapitalization expenses	—	—	—	—	—	—	85,376
Other operating expense (income) (2)	(918)	(18,426)	(27,446)	(77,708)	1,528	361	430

Operating income (loss)	39,248	(83,729)	15,450	122,541	69,357	11,900	(70,222)
Loss from investment in joint venture	155	713	274	—	—	—	—
Interest expense, net	31,123	35,947	34,951	18,809	18,954	4,799	8,416

Income (loss) before income taxes	7,970	(120,389)	(19,775)	103,732	50,403	7,101	(78,638)
Provision for (benefit from) income taxes	3,098	(1,487)	(10,248)	15,587	11,347	3,019	(10,830)

Income (loss) before extraordinary item and cumulative effect of change in accounting principle	4,872	(118,902)	(9,527)	88,145	39,056	4,082	(67,808)
Extraordinary gain, net	—	—	—	68,106	—	—	—
Cumulative effect of change in accounting principle, net	—	(3,485)	—	(10,521)	—	—	—

Net income (loss)	4,872	(122,387)	(9,527)	145,730	39,056	4,082	(67,808)
Accretion on preferred stock	—	—	—	(8,083)	(12,105)	(2,632)	(39,211)

Net income (loss) attributable to common shareholders	$4,872	$(122,387)	$(9,527)	$137,647	$26,951	$1,450	$(107,019)

Other Financial Data:
Cash flow from (used in) operating activities	$48,883	$19,956	$31,348	$88,190	$38,448	$4,259	$(78,102)
Cash flow from (used in) investing activities	(76,569)	(26,600)	209	(9,629)	(13,857)	(1,429)	(2,341)
Cash flow from (used in) financing activities	30,736	32,858	(37,791)	(82,851)	(9,834)	(2,680)	53,476
Capital expenditures	15,629	8,083	1,325	5,648	10,413	347	2,458
EBITDA (3)	58,715	(57,645)	44,329	199,777	84,025	15,556	(66,843)
Ratio of earnings to fixed charges (4)	1.2	x	n/a	n/a	5.4	x	3.1	x	2.2	x	n/a

Consolidated Balance Sheet Data (as of end of period):
Cash and cash equivalents	$3,008	$27,788	$21,236	$17,547	$33,824	$18,907	$6,516
Working capital (5)	161,582	84,730	70,773	102,350	133,791	107,458	133,486
Total assets	509,460	402,988	333,460	337,529	387,727	350,394	397,342
Total debt	344,072	374,382	336,287	174,630	171,006	176,063	409,619
Series A redeemable preferred stock	—	—	—	28,083	40,188	30,715	—
Shareholders’ equity (deficit)	5,615	(117,934)	(127,649)	23,183	51,014	25,355	(146,805)

(1)	We consummated a plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from court protection on April 19, 2002.
(2)	Other operating expense (income) includes $2,420, $24,298, $40,778 and $98,380 in fiscal 2000, 2001, 2002 and 2003, respectively, representing settlement awards received in connection with an antitrust suit against some of our raw material suppliers, net of legal and consulting fees and other costs of approximately $200, $4,300, $9,930 and $19,186, respectively.
(3)	EBITDA is defined in this prospectus as income (loss) before income taxes, interest expense, net and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income (loss) as an indicator of operating performance or (b) cash flows from operations as a measure of liquidity. EBITDA is presented as additional information because we believe they are useful financial indicators of our ability to service and incur indebtedness and a useful measure of our operating performance. EBITDA is not calculated identically by all companies, and therefore, the presentation in this prospectus may not be comparable to similarly titled measures of other companies. The following table represents a reconciliation from net income (loss), a GAAP measure, to EBITDA:

	Fiscal Year Ended					Fiscal Quarter Ended
	March 31, 2000	March 31, 2001	March 31, 2002	March 29, 2003	March 27, 2004	June 28, 2003	June 26, 2004
	(dollars in thousands)					(unaudited)
Net income (loss)	$4,872	$(122,387)	$(9,527)	$145,730	$39,056	$4,082	$(67,808)
Interest expense, net	31,123	35,947	34,951	18,809	18,954	4,799	8,416
Income taxes	3,098	(1,487)	(10,248)	15,587	11,347	3,019	(10,830)
Depreciation and amortization	19,622	30,282	29,153	19,651	14,668	3,656	3,379

EBITDA	$58,715	$(57,645)	$44,329	$199,777	$84,025	$15,556	$(66,843)

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of total interest expense and a one-third portion of operating lease expenses that management believes is representative of the interest component of operating leases. Earnings, as defined, were insufficient to cover fixed charges for fiscal years ended March 31, 2001 and 2002 and fiscal quarter ended June 26, 2004 by $120,389, $19,775 and $78,638, respectively.
(5)	Fiscal 2001 working capital is shown net of $370,705 of debt which was classified as current due to events of default under the then existing credit agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected historical consolidated financial data,” “Unaudited pro forma consolidated financial data” and the related notes and our consolidated financial statements and the related notes, each included elsewhere in this prospectus.

Overview

We are the leading manufacturer of store brand VMS products and the second largest supplier of store brand OTC pharmaceuticals in the U.S. FDMC retail market, as measured by U.S. retail sales in 2003. Most of our products are manufactured for our customers to sell as their own store brands. We have long-term relationships with leading FDMC retailers and focus on the fastest-growing of these retailers—the mass merchants and warehouse clubs. In addition to our primary VMS and OTC products, we provide contract manufacturing services to consumer products and pharmaceutical companies.

We generated 55.8% and 62.2% of our net sales from VMS products and 32.4% and 28.5% of our net sales from OTC products in the first quarter of fiscal 2005 and 2004, respectively. We generated 62.7%, 67.0% and 68.8% of our net sales from VMS products and 28.9%, 26.0% and 27.3% of our net sales from OTC products in fiscal 2004, 2003 and 2002, respectively. Contract manufacturing services accounted for 11.8% and 9.3% of our net sales in the first quarter of fiscal 2005 and 2004, respectively, and 8.4%, 7.0% and 3.9% of our net sales in fiscal 2004, 2003 and 2002, respectively. Our VMS products include multi-vitamins, vitamins E and C, as well as minerals and supplements. Our OTC products principally consist of analgesics, cough, cold and allergy medications and digestive aids. Most of our products are manufactured for our customers to sell as their own store brands, although we also sell our VMS products under our own Your Life® brand and our OTC products under our own Pharmacist Formula® brand.

We believe that trends in the VMS and OTC FDMC store brand markets are the most significant trends impacting our financial performance. We estimate that over the last 10 years, the VMS FDMC and OTC FDMC markets have grown to approximately $4.0 billion and $9.8 billion, respectively, as measured by 2003 retail sales. Over the same period, we estimate that the VMS FDMC market has grown at a compound annual growth rate of approximately 8.6% and the OTC FDMC market has grown at a compound annual growth rate of approximately 4.5%. Within the VMS FDMC and OTC FDMC markets, store brands have grown faster than national brands. Over the last 10 years, we estimate that the VMS FDMC store brand market has grown at a compound annual growth rate of approximately 10.8% and the OTC FDMC store brand market has grown at a compound annual growth rate of approximately 8.6%.

This growth in the VMS and OTC FDMC markets is driven by (1) the aging of the U.S. population and the increased life expectancy, (2) the increase in healthcare costs, which has driven managed care companies and legislators to seek to enhance the availability of lower cost healthcare alternatives such as OTC drugs and generic drugs, and (3) what we believe is the increasing use by Americans of self-care techniques prior to seeing a doctor. In addition, the growth experienced in the last several years in the VMS FDMC market has also been based on national media attention in regards to recent scientific research suggesting potential health benefits from regular consumption of some VMS products. However, as has been the case in the past, negative scientific research or publicity concerning the health benefits of vitamin consumption could adversely impact the growth of the VMS market.

We operate under two separate geographical units, one in the United States and one in Canada. Our U.S. business consists of our U.S. subsidiaries, principally Leiner Health Products, LLC. Our Canadian business consists of Vita Health Products Inc. (“Vita”).

Vita is one of the leading manufacturers of store brand VMS and OTC products in Canada. For the first quarter of fiscal years 2005 and 2004, Vita generated 30.7% and 27.3% of its net sales from VMS products and 64.1% and 71.0% of its net sales from OTC products, respectively. For the fiscal years 2004, 2003 and 2002,

Vita generated 34.1%, 36.7% and 47.0% of its net sales from VMS products and 65.9%, 63.3% and 53.0% of its net sales from OTC products, respectively. Vita is located in Winnipeg, Manitoba, where it maintains manufacturing, packaging and distribution facilities. For the first quarter of fiscal years 2005 and 2004, Vita comprised 11.2% and 9.2% of our net sales, respectively. For the fiscal years 2004, 2003 and 2002, Vita comprised 8.9%, 7.9% and 9.3% of our net sales, respectively.

General

We generate revenue through the sale of our manufactured products and the distribution to customers of products manufactured by third parties. We recognize revenue after all significant obligations have been met, collectibility is probable and when title passes, which is generally upon receipt of products by the customer. Net sales includes provisions for estimated discounts, allowances, returns and trade expenses. Consideration paid by us to our customers, such as product placement fees and cooperative advertising, are classified as a reduction in revenue. Cost of sales includes all direct material and labor costs and indirect costs such as indirect labor, depreciation, insurance and supplies. Selling, general and administrative expenses consist of: (1) marketing, selling and distribution expenses, which include components such as advertising costs, selling costs, warehousing, shipping and handling and (2) general and administrative expenses, which include components such as administrative functions to support manufacturing activities, salaries, wages and benefit costs, travel and entertainment, professional services and facility costs. Research and development expenses include the costs associated with developing new products.

Restructuring charges relate to the facility consolidation and workforce reductions described in further detail below under “Prepackaged Reorganization in Fiscal Year 2002 and Reengineering.” These charges consisted principally of severance costs and lease terminations.

On April 15, 2004, Mergeco entered into a recapitalization agreement and plan of merger with us. The recapitalization was effected on May 27, 2004 by merging Mergeco with and into our company. Mergeco was a new corporation formed by the Golden Gate Investors and the North Castle Investors, solely for the purpose of completing the recapitalization. Each share of the common stock of Mergeco became a share of our common stock. We are the surviving corporation in the merger. Each holder of our common stock then exchanged such stock for voting preferred stock of Holdings, a newly formed company that became our new parent company. As a result of the recapitalization, excluding the delayed delivery share awards, the Golden Gate Investors and the North Castle Investors each own or control 49.6% of Holdings. Including delayed delivery share awards made in connection with the recapitalization, the Golden Gate Investors and the North Castle Investors each own or control 46.7% of Holdings, and our management owns equity in Holdings, constituting 6.6% of Holdings. In connection with the recapitalization, Mergeco entered into a new senior credit facility, consisting of a $240.0 million term loan, which we refer to as the “new term loan B” and a $50.0 million revolving credit facility, under which $5.0 million was borrowed immediately after the recapitalization by Mergeco. In addition, Mergeco issued $150.0 million of 11% senior subordinated notes due 2012. Immediately upon consummation of the recapitalization, the obligations of Mergeco under the new senior credit facility and the notes were assigned to and assumed by us. The recapitalization was accounted for as a recapitalization of Mergeco which had no impact on the historical basis of assets and liabilities as reflected in our condensed consolidated financial statements. For additional details related to the recapitalization, see “The transactions” in this prospectus.

Other operating expense (income) includes settlement awards received in connection with an antitrust suit against some of our raw material suppliers, net of legal and consulting and other fees. See notes 11 and 14 to our audited consolidated financial statements included elsewhere in this prospectus.

Results of operations for foreign subsidiaries expressed in functional currencies other than the U.S. dollar are translated using average exchange rates during the year. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date and the resulting translation adjustments are recognized as a separate component of shareholders’ equity (deficit). Gains and losses arising from foreign currency transactions are recognized in the statement of operations as incurred.

Prepackaged Reorganization in Fiscal Year 2002 and Reengineering

In September 1999, raw material suppliers to the vitamin industry, including F. Hoffmann-La Roche Ltd., BASF AG and others, were convicted by the Department of Justice for illegally colluding to fix prices. At the time, we had a high concentration of our sales in vitamins E and C, the raw material prices of which were illegally inflated by our suppliers. In April 2000, a competitor drastically lowered prices to gain share from our core customers largely as a result of the significant reduction in prices for the raw materials vitamins E and C. At the same time, we were working our way through the higher cartel-priced vitamin E and C inventory on our balance sheet. The higher cost of the inventory for the affected products in conjunction with eroding prices drove down sales and profitability. In addition, beginning in fiscal 2000, the market for herbal products declined significantly due to negative publicity that questioned both the efficacy and safety of the products and entry into the category by many start-up companies that began marketing products with questionable quality and advertising claims. As a result our herbal product sales declined by $46.9 million from fiscal year 2000 to fiscal year 2001.

The difficult operating environment resulted in events of default under our old senior credit facility and our then outstanding senior subordinated notes, which led us to file a Disclosure Statement and Prepackaged Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code on February 28, 2002. The Bankruptcy Court confirmed our Plan of Reorganization and we emerged from court protection on April 19, 2002. In connection with the financial restructuring contemplated in the Plan of Reorganization, we received a $20.0 million equity infusion and issued Series A redeemable preferred stock. Our old senior credit facility was replaced by a second amended and restated credit agreement and our lenders were issued Series B junior convertible preferred stock, with a $7.5 million liquidation preference, and our then outstanding senior subordinated notes were cancelled in exchange for $15.0 million in cash and shares of Series C junior preferred stock, with a $7.0 million liquidation preference. As a result of the cancellation of the then outstanding senior subordinated notes, an extraordinary gain of $68.1 million was recorded in fiscal 2003. In addition, we initiated litigation against the raw material supplier cartel and in fiscal years 2000 through 2003 received an aggregate of $132.3 million in net settlement awards.

As a result of the difficult operating environment in fiscal year 2001, we took decisive and significant action to reengineer our business. We concentrated our efforts on store brands and providing high quality, low-cost manufacturing and superior service to our largest and fastest-growing FDMC customers. In line with this goal, we rationalized more than 80 customers and 3,500 SKUs, while redeploying resources to outsource research and development and new product development to third parties. While rationalizing less profitable SKUs, we diversified our product offering by focusing on core categories so that today no individual product category represents more than 15% of net sales. In an effort to diversify our supplier base, we developed a global sourcing initiative that has contributed to purchasing advantages in key raw materials. By fiscal 2002, we had closed three plants and reduced our staff size by approximately 24%, eliminating more than 700 positions. Finally, we rebuilt our senior management team by adding a new Chief Financial Officer. The results of our reengineering efforts are reflected in our record financial performance in fiscal 2003 and fiscal 2004.

Results of Operations

The following table summarizes our results of operations as a percentage of net sales for the fiscal years 2002, 2003 and 2004 and fiscal quarters ended June 28, 2003 and June 26, 2004.

	Percentage of Net Sales Fiscal Year Ended			Fiscal Quarter Ended
	March 31, 2002	March 29, 2003	March 27, 2004	June 28, 2003	June 26, 2004
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	79.8	74.9	73.6	73.4	73.8

Gross profit	20.2	25.1	26.4	26.6	26.2
Marketing, selling and distribution expenses	9.2	8.5	8.5	9.2	9.4
General and administrative expenses	10.1	7.6	6.2	7.3	5.9
Research and development expenses	1.1	1.0	0.9	1.1	0.8
Amortization of goodwill and other intangibles(1)	1.1	0.2	0.1	0.1	0.1
Restructuring charges	0.8	—	—	—	—
Recapitalization expenses	—	—	—	—	54.7
Other operating expense (income)	(4.7)	(13.5)	0.2	0.3	0.3

Operating income (loss)	2.6	21.3	10.5	8.6	(45.0)
Interest expense, net	6.0	3.2	2.9	3.5	5.4

Income (loss) before income taxes	(3.4)	18.1	7.6	5.1	(50.4)
Provision for (benefit from) income taxes	(1.8)	2.8	1.7	2.2	(6.9)

Income (loss) before extraordinary item and cumulative effect of change in accounting principle	(1.6)	15.3	5.9	2.9	(43.5)
Extraordinary gain, net	—	11.9	—	—	—
Cumulative effect of change in accounting principle, net	—	(1.8)	—	—	—

Net income (loss)	(1.6)	25.4	5.9	2.9	(43.5)
Accretion on preferred stock	—	(1.4)	(1.8)	(1.9)	(25.1)

Net income (loss) attributable to common shareholders	(1.6)%	24.0%	4.1%	1.0%	(68.6)%

(1)	Fiscal year 2002 includes amortization of goodwill of 0.9% of net sales. In fiscal 2003, we discontinued amortizing goodwill. See “—Critical Accounting Policies and Estimates—Goodwill.”

Fiscal Quarter Ended June 26, 2004 compared to Fiscal Quarter Ended June 28, 2003

Net sales were $156.0 million in the first quarter of fiscal 2005, an increase of $17.1 million, or 12.3%, from $138.9 million in the first quarter of fiscal 2004. Net sales at Vita were $17.4 million in the first quarter of fiscal 2005, an increase of $4.6 million, or 35.6%, from $12.8 million in the first quarter of fiscal 2004.

Regarding our three principal product categories:

•	VMS product net sales were $87.0 million in the first quarter of fiscal 2005, an increase of $0.5 million, or 0.6%, from $86.5 million in the first quarter of fiscal 2004. The increase was primarily attributable to new VMS product sales and sales growth at core customers, including Wal-Mart and Costco, as they continue to grow their share of the VMS FDMC retail market. However, their increase was offset by a decline in sales to other customers who were adversely impacted by their market share losses to core customers and the sale of Eckerd stores to CVS and Jean Coutu. In addition, several significant customers initiated label changes resulting in lower orders than the customary rate in order to sell through their old label inventory. We expect these customers will return to their customary order level in the third quarter of fiscal 2005.

•	OTC product net sales were $50.6 million in the first quarter of fiscal 2005, an increase of $10.9 million, or 27.6%, from $39.6 million in the first quarter of fiscal 2004. The increase was primarily attributable to loratadine sales and sales growth at core customers.

•	Contract manufacturing services net sales were $18.4 million in the first quarter of fiscal 2005, an increase of $5.6 million, or 43.7%, from $12.8 million in the first quarter of fiscal 2004. The increase was primarily attributable to expansion of our key contract manufacturing customer relationship with new products.

Cost of sales were $115.1 million, or 73.8% of net sales, in the first quarter of fiscal 2005, an increase of $13.1 million, or 12.9%, from $102.0 million, or 73.4% of net sales, in the first quarter of fiscal 2004. This increase is due primarily to the increase in net sales in the first quarter of fiscal 2005. The increase in cost of sales as a percentage of net sales is principally due to customer and product mix. During the first quarter ended June 26, 2004, we refined our aging based reserve estimation model by increasing the number of aging categories and revising the reserve estimation percentages applied to the aging categories. We believe that the refined estimation model results in a better estimate of potentially excess and obsolete inventory. The impact of this change resulted in lower cost of sales and higher gross profit of approximately $1.0 million for the quarter ended June 26, 2004.

Selling, general and administrative expenses, as defined above under “—General,” were $23.9 million in the first quarter of fiscal 2005, representing 15.3% of net sales, an increase of $1.0 million, or 4.2%, from $23.0 million in the first quarter of fiscal 2004, or 16.5% of net sales. The increase in selling, general and administrative expenses in the first quarter of fiscal 2005 was primarily driven by increased expenditures on advertising of new products, freight expenses in support of higher sales and consulting fees. The improvement in selling, general and administrative expenses as a percentage of net sales is the result of cost controls and the leveraging of fixed costs over an increased sales base.

Research and development expenses were $1.3 million in the first quarter of fiscal 2005, a decrease of $0.2 million, from $1.5 million in the first quarter of fiscal 2004. The decrease was primarily attributable to lower consulting fees and product testing expenses.

Amortization of other intangibles was $0.1 million in the first quarter of fiscal 2005, a decrease of $0.1 million, from $0.2 million in the first quarter of fiscal 2004. The decrease was primarily attributable to a lower remaining carrying amount of other intangible assets in the first quarter of fiscal 2005.

The recapitalization expenses of $85.4 million in the first quarter of fiscal 2005, consist primarily of compensation expenses related to the in-the-money value of stock options and other equity rights issued to some management personnel of $54.3 million, management bonuses of $1.0 million, and expenses we incurred in connection with our capital raising activities of $30.1 million.

Other operating expense was $0.4 million in the first quarter of both fiscal 2004 and fiscal 2005. During the quarter ended June 26, 2004, we incurred an increase in management fees of $0.7 million offset by the receipt of $0.7 million from the settlement of a supplier dispute compared with the quarter ended June 28, 2003.

Net interest expense was $8.4 million in the first quarter of fiscal 2005, an increase of $3.6 million, from $4.8 million in the first quarter of fiscal 2004, due primarily to the accelerated amortization of deferred financing charges related to our old credit facility that was repaid in connection with the recapitalization.

We recorded an income tax benefit of $10.8 million or a 13.8% tax rate for the first quarter of fiscal 2005, compared to a provision of $3.0 million or 42.5% tax rate for the first quarter of fiscal 2004. The effective tax rate for the first quarter of fiscal 2005 is substantially different from the statutory rate and the effective tax rate for the first quarter of fiscal 2004 primarily due to the recapitalization transaction costs incurred by us during the first quarter of fiscal 2005. The income tax benefit recorded in the first quarter of fiscal 2005 will be used to offset fiscal 2005 income tax expense. We expect to use any excess cash to pay down debt.

Net loss before preferred stock accretion was $67.8 million in the first quarter of fiscal 2005, as compared to net income of $4.1 million in the first quarter of fiscal 2004. The decrease is primarily as a result of the factors discussed above. Excluding the recapitalization expenses of $85.4 million, and the related tax impact of $13.5 million, net income would have been approximately $4.1 million in the first quarter of fiscal 2005.

Credit Agreement EBITDA was $19.7 million in the quarter ended June 26, 2004, as compared to the Credit Agreement EBITDA of $17.5 million for the quarter ended June 28, 2003. For the definition and calculation of the Credit Agreement EBITDA, see “—Liquidity and Capital Resources—Credit Agreement EBITDA”.

On August 6, 2004, Mr. Gerardo Perez resigned as Chief Operating Officer of Leiner. Mr. Perez will continue to advise us on strategic and operational matters as a consultant. For more information, see “Management—Employment Contracts and Severance Benefit Agreements.”

Fiscal Year Ended March 27, 2004 compared to Fiscal Year Ended March 29, 2003

Net sales were $661.0 million in fiscal 2004, an increase of $86.8 million, or 15.1%, from $574.3 million in fiscal 2003. Net sales at Vita were $59.1 million in fiscal 2004, an increase of $13.7 million, or 30.3%, from $45.4 million in fiscal 2003. VMS product net sales were $414.8 million in fiscal 2004, an increase of $30.2 million, or 7.8%, from $384.6 million in fiscal 2003. The increase was primarily attributable to new product VMS sales and sales growth at core customers, including Wal-Mart, Sam’s Club and Costco, as they continue to grow their share of the VMS FDMC market. OTC product net sales were $191.1 million in fiscal 2004, an increase of $41.7 million, or 27.9%, from $149.3 million in fiscal 2003. The increase was primarily attributable to expansion of the OTC product line, including the successful launch of loratadine, and sales growth at core customers, including Wal-Mart, Sam’s Club and Costco. Contract services net sales were $55.2 million in fiscal 2004, an increase of $14.9 million, or 36.9%, from $40.3 million in fiscal 2003. The increase was primarily attributable to expansion of our key contract manufacturing customer relationship.

Cost of sales were $486.6 million, or 73.6% of net sales, in fiscal 2004, an increase of $56.5 million, or 13.1%, from $430.1 million, or 74.9% of net sales, in fiscal 2003. This increase is due primarily to the increase in net sales in fiscal 2004. The decrease in cost of sales as a percentage of net sales is principally due to lower production costs resulting from efficiencies achieved in plant operations and lower raw material costs due to leveraging our purchasing power and our global sourcing strategy.

Selling, general and administrative expenses, as defined above under “—General,” were $97.5 million in fiscal 2004, representing 14.7% of net sales, an increase of $5.0 million, or 5.4%, from $92.5 million in fiscal 2003, or 16.1% of net sales. The increase in selling, general and administrative expenses in fiscal 2004 was primarily driven by increased expenditures on advertising of our brands, freight expenses in support of higher sales and consulting fees related to the Transactions. The improvement in selling, general and administrative expenses as a percentage of net sales is the result of cost controls implemented during our reengineering.

Research and development expenses were $5.7 million in fiscal 2004, an increase of $0.2 million, from $5.5 million in fiscal 2003. The increase was primarily related to higher expenditures for new product development.

Amortization of other intangibles was $0.4 million in fiscal 2004, a decrease of $1.2 million, from $1.6 million in fiscal 2003. The decrease was primarily attributable to a lower amount of other intangible assets in fiscal 2004.

Other operating expense was $1.5 million in fiscal 2004, which includes management fees, offset by other miscellaneous income. Other operating income was $77.7 million in fiscal 2003, consisting of antitrust lawsuit settlements related to our claims against the raw material supplier cartel, which were offset by legal, consulting fees and other costs, including management fees. See “—Prepackaged Reorganization in Fiscal Year 2002 and Reengineering.”

Net interest expense was $19.0 million in fiscal 2004, an increase of $0.1 million, from $18.8 million in fiscal 2003. Borrowings under our term loans and interest rates on the facility were lower in fiscal 2004 compared to fiscal 2003. This decrease was offset by higher interest expense attributable to new capitalized leases entered into in fiscal 2004.

The provision for income taxes was $11.3 million in fiscal 2004, compared to $15.6 million in fiscal 2003. Our effective tax rate of 23% for fiscal 2004 was higher than the 15% effective tax rate in fiscal 2003 due primarily to the substantial reduction in our valuation allowance in fiscal 2003 related to the utilization of net operating loss carryforwards and exclusion from our taxable income of cancellation of indebtedness income related to our reorganization. In fiscal 2004, our effective tax rate was less than the statutory tax rate primarily due to the reduction in our valuation allowance related to the tax deductions from compensation expense previously recorded from delayed delivery share awards and due to net operating loss carryovers utilized in Canada.

Net income before extraordinary item and cumulative effect of change in accounting principle was $39.1 million in fiscal 2004, as compared to $88.1 million in fiscal 2003. The decrease is primarily as a result of the factors discussed above. Excluding the antitrust settlement of $79.2 million in fiscal 2003, net income before extraordinary item and cumulative effect of change in accounting principle would have been approximately $9.0 million.

Fiscal Year Ended March 29, 2003 Compared to Fiscal Year Ended March 31, 2002

Net sales were $574.3 million in fiscal 2003, a decrease of $11.3 million, or 1.9%, from $585.6 million in fiscal 2002. Net sales attributable to Vita were $45.4 million in fiscal 2003, a decrease of $9.4 million, or 17.1%, from $54.7 million in fiscal 2002. VMS product sales were $384.6 million for fiscal 2003, a decrease of $18.5 million, or 4.6%, from $403.2 million in fiscal 2002. OTC product sales were $149.3 million in fiscal 2003, a decrease of $10.4 million, or 6.5%, from $159.7 million in fiscal 2002. The decrease in VMS and OTC product sales was primarily the result of customer and product rationalization as a result of our reengineering in fiscal 2002. Contract services sales were $40.3 million in fiscal year 2003, an increase of $17.6 million, or 77.4%, from $22.7 million in fiscal 2002. The increase was primarily attributable to expansion of our key contract manufacturing customer relationship.

Cost of sales were $430.1 million in fiscal 2003, a decrease of $37.0 million, or 7.9%, from $467.0 million in fiscal 2002. This is due primarily to the decrease in net sales in fiscal 2003. Cost of sales as a percentage of net sales decreased to 74.9% in fiscal 2003 from 79.8% in fiscal 2002, due to the reduction of less profitable products and customers as well as the efficiencies achieved in plant operations and lower raw material costs due to the leveraging of our purchasing power and our global sourcing strategy.

Selling, general and administrative expenses, as defined above under “—General,” were $92.5 million, or 16.1% of net sales, in fiscal 2003, a decrease of $20.7 million, or 18.3%, from $113.2 million, or 19.3% of net sales, in fiscal 2002. The reduction in selling, general and administrative expenses in fiscal 2003 was primarily a result of the reengineering, which included facility closures, headcount reductions and improved operational controls, as well as a reduction in consulting expenses in fiscal 2003 related to our reengineering as compared to fiscal 2002.

Research and development expenses were $5.5 million in fiscal 2003, a decrease of $0.7 million from $6.2 million in fiscal 2002. The decrease was primarily related to headcount and other cost reductions related to our reengineering.

Amortization of goodwill and other intangibles was $1.6 million in fiscal 2003 compared to $6.7 million in fiscal 2002. The decrease was primarily attributable to the discontinuation of goodwill amortization resulting from the adoption on April 1, 2002 of SFAS 142. In connection with the adoption of SFAS 142, we recorded an impairment charge of $10.5 million as a cumulative effect of change in accounting principle to reduce the carrying value of goodwill at Vita.

Restructuring charges reflected a credit of $0.2 million in fiscal 2003 compared to a charge of $4.4 million in fiscal 2002. The decrease in restructuring charges in fiscal 2003 was primarily the result of the completion of our reengineering.

Other operating income was $77.7 million in fiscal 2003 compared to $27.4 million in fiscal 2002. Other operating income amounts for fiscal 2003 and 2002 consist primarily of antitrust settlement awards.

Net interest expense was $18.8 million in fiscal 2003, a decrease of $16.2 million, from $35.0 million in fiscal 2002. The decrease was due primarily to the partial repayment of term loans with the antitrust settlement proceeds and the cancellation of our then outstanding senior subordinated notes pursuant to our plan of reorganization. The reduction is also due to lower prime rates applicable to our term loan.

The provision for income taxes for fiscal 2003 was $15.6 million compared to a benefit of $10.2 million in fiscal 2002. Our effective tax rate was 15% for fiscal 2003, which was less than the statutory rate due to the reduction in our valuation allowance related to the utilization of net operating loss carryforwards. Furthermore, we recorded a net operating loss carryback in fiscal 2002 which resulted in the tax benefit recorded.

Net income before extraordinary item and cumulative effect of change in accounting principle was $88.1 million, in fiscal 2003 compared to a loss of $9.5 million in fiscal 2002. Excluding the antitrust settlement, net income before extraordinary item and cumulative effect of change in accounting principle would have been approximately $9.0 million, in fiscal 2003.

Liquidity and Capital Resources

Our liquidity needs arise primarily from debt service on our substantial indebtedness and from the funding of our capital expenditures, ongoing operating costs and working capital.

Our primary sources of liquidity in fiscal 2004 were cash generated from operations and cash on hand. At June 26, 2004, we had working capital of $133.5 million, of which $6.5 million was cash and cash equivalents. We believe that we have sufficient funds (on hand and expected from future operations) and adequate financial resources available to meet our anticipated liquidity needs, including anticipated requirements for working capital, capital expenditures and debt service through at least September 2005.

Our current capital expenditure budget for fiscal year 2005 is approximately $18 million. Major planned capital expenditures in fiscal 2005 include primarily purchases of equipment to expand capacity at our existing facilities.

Prior to the Recapitalization and Related Transactions

Old Credit Facilities

The term loan A under our old credit facility originally matured on March 31, 2004 but was extended until March 31, 2005 with the payment of extension fees. The interest rate was the alternate base rate for U.S. dollar loans (4.00% at March 27, 2004) or the Canadian prime rate for Canadian dollar loans (4.00% at March 27, 2004) plus in each case 2.25% per annum, payable monthly in arrears. These rates increased by 1.00% per annum on March 29, 2004. As part of the Transactions, we repaid all outstanding amounts under pre-existing credit facilities and commitments under those facilities were terminated.

After the Recapitalization and Related Transactions

As a result of the recapitalization and related transactions, we are required to make significant debt service payments, including interest in future years.

The following financing transactions were entered into in connection with the recapitalization:

•	We entered into our new senior credit facility with several lenders on May 27, 2004. The new senior credit facility provides for aggregate maximum borrowings of $290.0 million under (i) the new facility providing for term B loan in an aggregate principal amount of $240.0 million and (ii) the revolving facility providing for up to $50.0 million in revolving loans (including standby and commercial letters of credit and swingline loans) outstanding at anytime.

•	On May 27, 2004, after the recapitalization, we assumed $150.0 million in notes.

•	The repayment of all outstanding amounts under our pre-existing senior credit facilities was made and commitments under those facilities were terminated.

As of June 26, 2004, we had outstanding debt of an aggregate amount of $409.6 million, consisting primarily of $240.0 million in principal amount under the new term loan B, $10.0 million under the revolving facility, $150.0 million under the notes and an aggregate amount of $9.6 million under our other debt facilities.

Principal and interest payments under the new term loan B and the revolving facility, together with principal and interest payments on the notes, represent significant liquidity requirements for us. We are required to repay the $240.0 million in term loan outstanding as of June 26, 2004 under the new senior credit facility by May 27, 2011 with scheduled principal payments of $1.8 million in fiscal 2005, $2.4 million in each of fiscal 2006 through fiscal 2011 and $223.8 million in fiscal 2012. All outstanding revolving credit borrowings under the new senior credit facility will become due on May 27, 2009. The principal payment schedule for the new senior credit facility will require aggregate payments over a 6 3/4-year period of $16.2 million, with the remaining principal due at maturity. We are also required to repay the $150.0 million of the notes in fiscal 2013.

Borrowings under the new senior credit facility bear interest at a rate per annum, at our option, at a margin above the base rate (the higher of federal funds effective rate plus 0.5% and the prime commercial lending rate of UBS AG) or the LIBOR rate (determined based on interest periods of one, two, three or six months, at our option), as the case may be plus an “applicable margin” that is itself based on our leverage ratio. As of June 26, 2004, our interest rates averaged 4.36% under the new senior credit facility. In addition to specified agent and up-front fees, the new senior credit facility requires a commitment fee of up to 0.5% per annum of the average daily unused portion of the revolving credit facility. The notes bear interest at a rate of 11% per annum.

Interest expense in fiscal 2005 is expected to be approximately $31.4 million, including approximately $5.4 million of non-cash amortization of deferred debt issuance costs.

At June 26, 2004, we had $30.3 million available under our revolving facility. In accordance with our debt agreements, the availability under the revolving facility has been reduced by the amount of standby letters of credit issued of approximately $9.7 million as of June 26, 2004. These letters of credit are used as security against our lease obligations and an outstanding note payable. These letters of credit expire at various dates through 2014 unless extended.

Based upon current levels of operations, anticipated cost-savings and expectations as to future growth, we believe that cash generated from operations, together with amounts available under our revolving facility will be adequate to permit us to meet our debt service obligations, capital expenditure program requirements, ongoing operating costs and working capital needs, although no assurance can be given in this regard. Our future financial and operating performance, ability to service or refinance our debt and ability to comply with the covenants and restrictions contained in debt agreements will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control and will be substantially dependent on the selling prices and demand for our products, raw material costs, and our ability to successfully implement our overall business and profitability strategies.

If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness, including the notes and our new senior credit facility, may limit our ability to pursue any of these alternatives. See “Risk factors—The indenture for the notes and our new senior credit facility impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.”

Covenant Restrictions

The new senior credit facility contains various restrictive covenants. It prohibits us from prepaying other indebtedness, including the notes, and it requires us to satisfy financial condition tests and to maintain specified financial ratios, such as a maximum total leverage ratio, minimum interest coverage ratio and limitation on capital expenditures. In addition, the new senior credit facility prohibits us from declaring or paying any dividends and prohibits us from making any payments with respect to the notes if we fail to perform our obligations under, or fail to meet the conditions of, the new senior credit facility or if payment creates a default under the new senior credit facility. As of the date of this prospectus, we are in compliance with the financial and other covenants of our indebtedness in all material respects.

The indenture governing the notes, among other things: (1) restricts our ability and the ability of our subsidiaries to incur additional indebtedness, issue shares of preferred stock, incur liens, pay dividends or make other specified restricted payments and enter into some transactions with affiliates; (2) prohibits specified restrictions on the ability of some of our subsidiaries to pay dividends or make some payments to us; and (3) places restrictions on our ability and the ability of our subsidiaries to merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. The indenture related to the notes and the new senior credit facility also contain various covenants that limit our discretion in the operation of our businesses. For more information, see “Description of material indebtedness—Senior Credit Facility,” “Description of the notes” and “Risk factors—Risks relating to the notes.”

The financial covenants in the new senior credit facility specify, among other things, the following requirements as of the last day of any test period during any period set forth in the table below:

Test Period	Consolidated Indebtedness to Credit Agreement EBITDA (1) Leverage Ratio
September 25, 2004 – June 25, 2005	5.25 to 1.00
September 24, 2005 – December 30, 2005	5.00 to 1.00
March 25, 2006 – June 24, 2006	4.75 to 1.00
September 30, 2006 – December 30, 2006	4.50 to 1.00
March 31, 2007	4.25 to 1.00
June 30, 2007 – September 29, 2007	4.00 to 1.00
December 29, 2007 – March 29, 2008	3.75 to 1.00
June 28, 2008	3.50 to 1.00
September 27, 2008 –December 27, 2008	3.25 to 1.00
March 28, 2009 and thereafter	3.00 to 1.00

Credit Agreement EBITDA (1) to Consolidated Interest Expense Ratio
September 25, 2004 – June 25, 2005	2.25 to 1.00
September 24, 2005 – December 30, 2006	2.50 to 1.00
March 31, 2007 –December 29, 2007	2.75 to 1.00
March 29, 2006 – June 28, 2008	3.00 to 1.00
September 27, 2008 – December 27, 2008	3.25 to 1.00
March 28, 2009 and thereafter	3.50 to 1.00

(1)	See “—Credit Agreement EBITDA” for more information regarding this term.

We are required to comply with the financial covenants in the new senior credit facility from the second quarter of the current fiscal year. Our ability to comply in future periods with the financial covenants in the new senior credit facility will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond our control and will be substantially dependent on the selling prices and demand for our products, raw material costs, and our ability to successfully implement our overall business and profitability strategies. If a violation of any of the covenants occurred, we would attempt to obtain a waiver or an amendment from our lenders, although no assurance can be given that we would be successful in this regard. The new senior credit facility and the indenture governing the notes have covenants as well as specified cross-default or cross-acceleration provisions; failure to comply with these covenants in any agreement could result in a violation of such agreement which could, in turn, lead to violations of other agreements pursuant to such cross-default or cross-acceleration provisions.

The new senior credit facility is collateralized by substantially all of our assets. Borrowings under the new senior credit facility are a key source of our liquidity. Our ability to borrow under the new senior credit facility is dependent on, among other things, our compliance with the financial ratio covenants referred to in the preceding paragraphs. Failure to comply with the financial ratio covenants would result in a violation of the new senior credit facility and, absent a waiver or amendment from the lenders under such agreement, permit the acceleration of all outstanding borrowings under the new senior credit facility.

Credit Agreement EBITDA

The table below sets forth EBITDA as defined in our new senior credit facility, which we refer to as “Credit Agreement EBITDA.” Credit Agreement EBITDA as presented below is a financial measure that is used in our new senior credit facility. Credit Agreement EBITDA is not a defined term under accounting principles generally accepted in the United States and should not be considered as an alternative to income from operations or net income (loss) as a measure of operating results or cash flows as a measure of liquidity. Credit Agreement EBITDA differs from the term “EBITDA” (earnings before interest expense, income tax expense, and depreciation and amortization) as it is commonly used. Credit Agreement EBITDA is calculated by adjusting net income (loss) to exclude interest expense, income tax expense, depreciation and amortization, expenses incurred in connection with the recapitalization, aggregate amount of all other non-cash items, proceeds from business interruption insurance, management fees, expenses made related to any permitted acquisition, fees and expenses in connection with the exchange of the notes, expenses incurred to the extent reimbursed by third parties pursuant to indemnification provisions, and non-cash charges that result in an accrual of a reserve for cash charges in any future period. In addition, Credit Agreement EBITDA also adjusts net income by all non-cash items increasing consolidated net income (other than accrual of revenue or recording of receivables). Our new senior credit facility requires us to comply with a specified debt to Credit Agreement EBITDA leverage ratio and a specified consolidated Credit Agreement EBITDA to interest expense ratio for specified periods. The specific ratios are set out under “Liquidity and Capital Resources” above.

The calculation of Credit Agreement EBITDA is set forth below (in thousands):

	Fiscal Quarter Ended
	June 28, 2003	June 26, 2004
Net income (loss)	$4,082	$(67,808)
Provision for (benefit from) income taxes	3,019	(10,830)
Interest expense, net	4,799	8,416
Depreciation and amortization	3,656	3,379
Recapitalization expenses (1)	1,569	85,376
Management fees	358	1,118

Credit Agreement EBITDA (2)	$17,483	$19,651

(1)	Represents consulting fees in contemplation of the recapitalization in quarter ended June 28, 2003. This expense was recorded under general and administrative expense line item in the accompanying statement of operations.
(2)	Credit Agreement EBITDA is calculated in accordance with the definitions contained in our new senior credit facility as described under “Credit Agreement EBITDA.”

Sources and Uses of Cash

Net cash provided by operating activities totaled $4.3 million and net cash used totaled $78.1 million in the first quarter of fiscal 2004 and fiscal 2005, respectively. The decrease in the first quarter fiscal 2005 was primarily the result of the recapitalization. Net cash provided by operating activities was $38.4 million in fiscal 2004, $88.2 million in fiscal 2003 and $31.3 million in fiscal 2002. The decrease in fiscal 2004 as compared to 2003 was primarily the result of antitrust settlement payments received in fiscal 2003.

Net cash used in investing activities totaled $1.4 million and $2.3 million in the first quarters of fiscal 2004 and fiscal 2005, respectively. The increase was primarily related to an increase in capital expenditures in the first quarter of fiscal 2005 as compared to the first quarter of fiscal 2004. Net cash used in investing activities during fiscal 2004 was $13.9 million, compared to $9.6 million in fiscal 2003 and net cash provided by investing activities was $0.2 million in fiscal 2002. The increase was primarily related to an increase in capital expenditures in 2004 as compared to fiscal 2003 and fiscal 2002.

Net cash used in financing activities was $2.7 million and net cash provided totaled $53.5 million in the first quarters of fiscal 2004 and fiscal 2005, respectively. Net cash used in the first quarter of fiscal 2004 included scheduled repayments under our pre-existing senior credit facilities. Net cash provided in the first quarter of fiscal 2005 was due primarily to the financing transactions and related indebtedness incurred in connection with the recapitalization, offset by repayments of existing indebtedness and, to a lesser extent, an increase in deferred financing charges related to the new senior credit facility and the notes. Net cash used in financing activities in fiscal 2004 was $9.8 million, compared to $82.9 million in fiscal 2003 and $37.8 million in fiscal 2002. The decrease in the cash used in financing activities in fiscal 2004 is due to the repayment of debt that took place in fiscal 2003 and 2002 as a result of the receipt of antitrust settlement payments.

Contractual Obligations

The following table represents information concerning our contractual obligations and commercial commitments as of June 26, 2004:

		Payments Due by Period
Contractual Obligations	Total	Less than 1 year		1 to 3 years	4 to 5 years	After 5 years
	(dollars in thousands)
New term loan B	$240,000	$1,800		$4,800	$4,800	$228,600
Revolving credit facility	10,000	—		—	10,000	—
Senior Subordinated Notes	150,000	—		—	—	150,000
Industrial Development Revenue Bond	4,600	500		1,000	1,000	2,100
Manitoba Industrial Opportunity Bond	1,938	969		969	—	—
Capitalized leases	3,081	1,642		1,377	62	—
Operating lease obligations	75,521	9,576	(1)	19,951	14,152	31,842

Total	$485,140	$14,487		$28,097	$30,014	$412,542

(1)	Represents nine months of obligations in fiscal year 2005.

Critical Accounting Policies and Estimates

Estimates

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. We review our estimates on an on-going basis, including those related to revenue recognition, sales returns and customer allowances, the allowance for doubtful accounts, inventories and related reserves, cash flows used to evaluate the recoverability of long-lived assets, some accrued liabilities, deferred tax assets and litigation. We base these estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates and assumptions by their nature involve risks and uncertainties, and may prove to be inaccurate. In the event that any of our estimates or assumptions are inaccurate in any material respect, it could have a material effect on our reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Revenue Recognition

We record revenue after all significant obligations have been met, collectibility is probable and title has passed, which is generally upon receipt of products by the customer. Determination of our meeting these criteria is based on our judgments regarding collectibility of invoiced amounts and the timing of delivery of products to the customers. Should changes in conditions cause management to determine that these criteria are not met for some future transactions, revenue recognition for any future reporting periods could be adversely affected. Provisions for sales returns and customer allowances, which are recorded as a reduction to revenues, are based upon historical experience and specific identification of an event necessitating an allowance and are recorded in the period the underlying revenue has been recognized. Estimates for sales returns and allowances are highly subjective and require a considerable amount of judgment.

Allowances for Uncollectible Accounts

We maintain reserves for potential credit losses, estimating the collectibility of customer receivables on an ongoing basis by periodically reviewing accounts outstanding over a period of time. We have recorded reserves for receivables deemed to be at risk for collection, as well as a general reserve based on historical collections experience. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current creditworthiness of each customer. Customer receivables are generally unsecured. If the financial conditions of our customers in the markets we serve were to deteriorate, resulting in an impairment of their ability to make required payments, additional allowances might be required which could adversely affect our operating results.

Inventories

We state our inventories at the lower of cost or market, with cost being determined by the first-in, first-out method. We provide reserves for potentially excess and obsolete inventory and inventory that has aged over a specified time period based on the difference between the cost of the inventory and its estimated market value. In estimating the reserve, we consider factors such as excess or slow moving inventories, product aging and expiration dating, current and future customer demand and market conditions. During the first quarter ended June 26, 2004, we refined our aging based reserve estimation model by increasing the number of aging categories and revising the reserve estimation percentages applied to the aging categories. We believe that the refined estimation model results in a better estimate of potentially excess and obsolete inventory. The impact of this change resulted in lower cost of sales and higher gross profit of approximately $1.0 million, and the net loss was lower by approximately $0.6 million for the quarter ended June 26, 2004.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method, at rates designed to distribute the cost of assets over their estimated service lives or for leasehold improvements, the shorter of their estimated service lives, or their remaining lease terms. Amortization of assets recorded under capital leases is included in depreciation expense. Repairs and maintenance costs are expensed as incurred.

Goodwill

Goodwill represents the excess of the purchase price over the fair values of the net assets of acquired entities. On April 1, 2002, we adopted SFAS 142 and we discontinued amortizing the remaining balances of goodwill as of the beginning of fiscal 2003. All remaining and future acquired goodwill is subject to an impairment test in the fourth quarter of each year.

Recoverability of Long-Lived Assets

We review long-lived assets and some intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability test is performed at the lowest level at which undiscounted net cash flows can be directly attributable to long-lived assets. The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments, related primarily to the future profitability and/or future value of the assets. Changes in our strategic plan and/or market conditions could significantly impact these judgments and could require adjustments to recorded asset balances.

Income Taxes

We provide for income taxes based on the estimated effective income tax rate for the complete fiscal year. The income tax provision (benefit) is computed on the pretax income (loss) of the consolidated entities located within each taxing jurisdiction based on current tax law. Deferred taxes result from the future tax consequences associated with temporary differences between the recorded amounts of the assets and liabilities for tax and financial accounting purposes. A valuation allowance for deferred tax assets is recorded to the extent we cannot determine, in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” that the ultimate realization of the net deferred tax assets is more likely than not. Realization of our deferred tax assets is principally dependent upon our achievement of future taxable income, the estimation of which requires significant management judgment. Our judgments regarding future profitability may change due to many factors, including future market conditions and our ability to successfully execute our business plans. These changes, if any, may require material adjustments to these deferred tax asset balances. We also record tax contingency reserves as appropriate for matters that are probable to occur and for which estimates are reasonably determinable.

Effect of Recently Issued Accounting Standards

There are no recently issued accounting standards that are expected to have a significant effect on us.

Inflation

Inflation generally affects us by increasing costs of raw materials, labor and equipment. We do not believe that inflation has had any material effect on our results of operations.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of changes in the value of market risk sensitive instruments caused by fluctuations in interest rates and foreign exchange rates. Changes in these factors could cause fluctuations in the results of our operations and cash flows. In the ordinary course of business, we are primarily exposed to foreign currency and interest rate risks. We do not use derivative financial instruments in connection with these market risks.

Foreign Exchange Rate Market Risk

We are subject to the risk of foreign currency exchange rate changes in the conversion from local currencies to the U.S. dollar of the reported financial position and operating results of our non-U.S. based subsidiary. Vita transacts business in the local currency, thereby creating exposures to changes in exchange rates. We do not currently have hedging or similar foreign currency contracts. While only a relatively small portion of our business is done in Canada, significant currency fluctuations could adversely impact foreign revenues. However, we do not expect any significant changes in foreign currency exposure in the near future.

Interest Rate Market Risk

We are exposed to changes in interest rates on our variable rate debt facilities. Our new senior credit facility is variable rate debt. On June 26, 2004, our total debt was $409.6 million, of which $254.6 million is variable rate debt and $155.0 million is fixed rate debt. Our total annual interest expense (excluding deferred financing charges), assuming interest rates as they were at June 26, 2004, would be approximately $28.2 million. A one percent increase in variable interest rates would increase our total annual interest expense by $2.5 million. Changes in interest rates do not have a direct impact on the interest expense relating to our remaining fixed rate debt.

BUSINESS

History

We are the ultimate successor to the vitamin product division of P. Leiner & Sons, America, Inc. The division, founded in 1973, was purchased in 1979 by management and Booker plc through Leiner. In May 1992, we were acquired by Leiner Health Products Group, Inc. (“Leiner Group”). Leiner Group was a holding company incorporated under the laws of the State of Delaware with no significant operations or assets other than the stock of Leiner, which it held through its sole direct subsidiary, PLI Holdings, Inc., itself a holding company.

In May 1992, Leiner Group acquired privately held XCEL Laboratories, Inc., a major U.S. private label OTC pharmaceuticals manufacturer and on March 8, 1993, XCEL Laboratories, Inc. was merged into Leiner.

In January 1997, we acquired Vita Health Company (1985) Ltd., one of the leading manufacturers of private label and branded vitamins, minerals and OTC pharmaceuticals in Canada. Vita Health Company (1985) Ltd. changed its name in 1998 to Vita Health Products Inc. (“Vita”).

In June 1997, Leiner Group completed a leveraged recapitalization transaction pursuant to which Leiner Group repurchased common stock from its existing shareholders, issued new shares of the recapitalized Leiner Group to North Castle Partners I, LLC., issued senior subordinated notes, and established a senior secured credit facility. Immediately upon consummation of the recapitalization, we assumed Leiner Group’s obligations under the subordinated notes and the senior credit facility.

In December 1999, we acquired substantially all of the assets of Granutec, Inc., a manufacturer and distributor of private label, OTC pharmaceutical drugs in the United States, and Vita acquired substantially all of the assets of Stanley Pharmaceuticals Ltd., a manufacturer and distributor of private label, OTC pharmaceutical drugs and vitamin supplement products in Canada, both of which were subsidiaries of Novopharm Limited of Ontario, Canada. We also acquired some related assets of Novopharm.

In April 2002, in conjunction with the Bankruptcy Court confirmation of our plan of reorganization under Chapter 11 of the US Bankruptcy Code, Leiner Group was merged into PLI Holdings, and PLI Holdings was then merged into Leiner, with Leiner as the surviving entity.

General

We are the leading manufacturer of store brand VMS products and the second largest supplier of store brand OTC pharmaceuticals in the U.S. FDMC retail market, as measured by U.S. retail sales in 2003. Most of our products are manufactured for our customers to sell as their own store brands. We have long-term relationships with leading FDMC retailers and focus on the fastest-growing of these retailers—the mass merchants and warehouse clubs. In addition to our primary VMS and OTC products, we provide contract manufacturing services to consumer products and pharmaceutical companies. We believe few competitors in the industry can provide our level of service, innovation, high quality and competitive pricing. In our view, the critical factor in the purchase decision of our customers is our reputation for high levels of customer service and for producing quality products that are safe, effective and manufactured to the highest industry standards. In the first quarter of fiscal year 2005, we generated net sales and net loss of $156.0 million and $67.8 million, respectively. In fiscal 2004, we generated net sales and net income of $661.0 million and $39.1 million, respectively.

We have the leading position in the estimated $1.5 billion VMS FDMC store brand market, as measured by U.S. retail sales in 2003, with an estimated 40% share. We estimate that we have a 45% share of the VMS store brand segment for Wal-Mart, Sam’s Club and Costco—three of the fastest-growing retailers in this market. We offer a wide breadth of products in VMS, including multi-vitamins, vitamins E and C, as well as minerals and supplements. We sell our VMS products under our customers’ store brands as well as our own brand, Your Life®. We have created value for our VMS customers for over 20 years by identifying promising new store brand products, utilizing our product development and manufacturing expertise to allow them to bring these products to market quickly, often ahead of their competitors, and providing sales and marketing support. In the first quarter of fiscal year 2005, we generated 55.8% of our net sales from VMS products.

We are the second largest supplier of OTC pharmaceuticals in the estimated $2.3 billion OTC FDMC store brand market, as measured by U.S. retail sales in 2003, with an estimated 17% share. Our products principally consist of analgesics, cough, cold and allergy medications and digestive aids. We sell our OTC pharmaceuticals under our customers’ store brands as well as our own brand, Pharmacist Formula®. Our current OTC products include the national brand equivalents of Advil® (ibuprofen), Aleve® (naproxen), Claritin® (loratadine), TUMS® (calcium antacid), Tylenol® (acetaminophen) and Zantac® (ranitidine). We have partnered with several pharmaceutical companies to manufacture and distribute OTC products. For example, we have signed a long-term agreement with Dr. Reddy’s Laboratories Limited (“Dr. Reddy’s Laboratories”) (NYSE: RDY), an emerging generic pharmaceutical company based in India, for the exclusive marketing rights in the United States for all Dr. Reddy’s Laboratories’ products that switch from prescription to OTC and rights to purchase some raw materials. Our relationship with Dr. Reddy’s Laboratories provides us with speed to market for new products and access to raw materials at lower costs. In the first quarter of fiscal year 2005, we generated 32.4% of our net sales from OTC products.

We also provide contract manufacturing services to consumer products and pharmaceutical companies. We utilize our existing facilities, production equipment and personnel to manufacture and package products for our customers. We have entered into a long-term contract to provide contract manufacturing services to a leading multi-vitamin national brand under which we produced over 2.2 billion pills in fiscal year 2004. For more information regarding this agreement, see “—Products—Contract Manufacturing Services.” We believe our contract manufacturing services business allows us to drive profitability by increasing capacity utilization and leveraging our fixed costs. We believe our expertise in the VMS and OTC FDMC markets and our focus on high quality products and low-cost manufacturing will allow us to expand our existing relationships and gain new relationships with consumer products and pharmaceutical companies. In the first quarter of fiscal year 2005, we generated 11.8% of our net sales from contract manufacturing services.

Industry Overview

Powerful macroeconomic factors and demographic trends are driving the growth of the VMS FDMC and OTC FDMC markets in the United States. We have made the following estimates regarding these markets. Over the last 10 years, the VMS FDMC and OTC FDMC markets have grown to approximately $4.0 billion and $9.8 billion, respectively, as measured by 2003 retail sales. Over the same time period, the VMS FDMC market has grown at a compound annual growth rate of approximately 8.6% and the OTC FDMC market has grown at a compound annual growth rate of approximately 4.5%. Within the VMS FDMC market and the OTC FDMC market, store brands have grown faster than national brands. Over the last 10 years, the VMS FDMC store brand market has grown at a compound annual growth rate of approximately 10.8% and the OTC FDMC store brand market has grown at a compound annual growth rate of approximately 8.6%. This growth is driven by several key dynamics as outlined below:

Drivers of VMS and OTC Market Growth

•	Aging Population and Increased Life Expectancy. Americans age 55 and older are the fastest-growing segment of the population. In addition, life expectancy is at an all-time high of approximately 80 years, resulting in longer retirement periods for aging baby boomers. Historically, Americans over the age of 55 have been the leading users of VMS products and have accounted for 47% of all healthcare spending, 57% of prescription drug spending and an estimated 61% of OTC spending.

•

Increasing Healthcare Costs.    Annual healthcare costs in the United States soared to over $1.2 trillion in 2001, with prescription drug costs, the fastest-growing component, rising to $141 billion. This phenomenon, coupled with an aging population and increased life expectancy, has resulted in new legislation and HMO reimbursement practices to enhance the availability of lower cost healthcare alternatives such as OTC drugs and generic drugs.

•	Increasing Use of Self-Care Techniques. Rising prescription drug costs, an aging population and scientific support for preventive healthcare are driving the trend towards self-care through the enhanced usage of comparatively inexpensive VMS and OTC products. With healthcare costs at an all- time high, we believe that Americans are more likely to self-diagnose and treat themselves for common illnesses before seeing a doctor.

Importance of Store Brand Products

•	VMS. An important component of our business is VMS store brand products, which, according to our estimates, have exhibited a higher growth rate than branded VMS products and have an approximate 33% market share of VMS products in the FDMC channels. Store brand VMS products enjoy a unique position of importance to both end-consumers and retailers. Value- and price-conscious consumers benefit from the ability to purchase store brand VMS products with identical or very similar product attributes as the brand name product but at lower prices. In addition, retailers can benefit from a higher margin of up to 50% to 70% for store brand VMS products compared to up to 20% to 40% for branded VMS products. Store brand VMS products have taken market share of some high volume, high sales VMS products such as vitamins E and C and supplements. Supplements, including Fish Oil, CoEnzyme Q10 and Glucosamine/Chondroitin complexes, has recently emerged as a growth category within VMS due to scientific research and positive media coverage regarding the efficacy of products in the category, which is generally underserved by branded manufacturers.

•	OTC. Patents representing approximately $53 billion of 2001 prescription drug sales are expected to expire between 2003 and 2008, as compared to approximately $33 billion from 1990 to 2002. Of the $53 billion of prescription drug sales, drugs that generated approximately $36 billion have been identified as potential OTC switch candidates. This wave of prescription to OTC switch candidates, combined with the increasing pressure from legislatures and managed care organizations to reduce healthcare costs, is expected to drive significant growth in the OTC market in the future. Our internal studies indicate that OTC store brand drugs can offer up to 70% savings to consumers over their branded prescription counterparts. Retailers benefit from OTC store brand products because they are generally more profitable and easier to market relative to comparable prescription brand name products. For example, retailers can benefit from higher gross margins for OTC store brand products of up to 50% to 70% compared to gross margins for branded OTC products of up to 20% to 25%. We believe that the lower cost of store brand OTC products coupled with the significant flow of prescription to OTC switch candidates will continue to drive growth in the OTC market.

Our Competitive Strengths

•	Leading Market Positions in Store Brand. We are the leading VMS store brand manufacturer and the second largest OTC store brand supplier in the United States. We provide products in all of the major VMS and OTC categories, with no individual category representing more than 15% of our net sales. Having achieved market leadership positions, we possess (1) sufficient scale and staff to attract and retain national retailers that require larger volume production and higher service levels, (2) the ability to purchase raw materials, which comprise our largest component of costs, at lower prices based on larger volumes, (3) scale that allows us to leverage fixed costs and (4) cross-selling opportunities for new OTC products. We believe our focus on the fastest-growing store brand segment of the VMS and OTC FDMC markets will help us maintain our leading market position.

•

High Quality, Low-Cost Manufacturing.    We are focused on manufacturing high quality products at a low cost. We believe our products are safe and effective and adhere to the most stringent industry standards. We provide high quality products to our customers through five FDA-approved facilities comprising 1.5 million square feet in the western and eastern United States. In these facilities, we manufactured or distributed more than 300 formulations packaged in more than 3,100 SKUs, and produced approximately 22 billion pills in fiscal 2004. We have continued to leverage our scale by increasing pill production by over 25% over the last four years. With incremental additions to production equipment and labor, we believe that we have the infrastructure in place to support additional future growth to produce more than 40 billion pills per year. Due to our scale, strong supplier relationships and global sourcing, we believe that we are able to procure raw materials at a low cost, which is significant as raw materials represent the largest component of our cost of sales.

•	Focus on Customer Service and Long-Term Relationships. By focusing on service, we have built strong, long-term customer relationships with the nation’s leading FDMC retailers and have targeted the fastest-growing retail segments in VMS and OTC—the mass merchants and warehouse clubs. The average tenure of our relationships with our 10 largest customers is over 20 years. We provide sales and marketing support designed to maximize our customers’ sales and profits and are the vitamin category manager for many of our largest customers. Since 1998, we have won 17 “Supplier of the Year” and comparable awards, including awards from Wal-Mart, Sam’s Club and Kroger. To drive profitability for our customers, we are committed to achieving high in-stock rates for our products, as evidenced by our on-time shipment performance of over 95% in fiscal 2004.

•	Store Brand Product Innovation. Our store brand product innovation has solidified our position as a leading manufacturer of store brand VMS and OTC products. Our new product development strategy enables us to identify promising new store brand VMS products such as (1) products sold in high volumes, (2) new products that have significant consumer acceptance in the natural and health food store channel or other retail channels and (3) products in underserved niche areas. In partnership with our customers, we utilize our VMS new product development and manufacturing expertise to allow our customers to bring these products to market quickly, often ahead of their competitors. We have also grown our OTC product sales by partnering with various pharmaceutical companies, enabling us to offer more OTC products to our customers. In fiscal 2004, we introduced a company record of more than $83 million of gross sales of new VMS and OTC products.

•	Strong Financial Performance and Cash Flow Generation. Our management team has successfully developed an operating model that over the past three fiscal years has generated strong financial performance and cash flow. Our focus on our leading retailer relationships, coupled with growth in key product lines and rationalization of under-performing product lines, has resulted in steady sales growth and improving gross profit margins, which have grown from 20.2% in fiscal 2002 to 26.4% in fiscal 2004. We have reduced our selling, general and administrative expenses as a percentage of net sales by 4.6% over the same period through increased operating efficiencies from facility consolidations and headcount reductions, as well as leveraging fixed costs over an increased sales base.

•	Experienced Management Team. We are led by a management team that has substantial industry experience and is dedicated to continually improving our operations and profitability. Our senior management team has an average of 28 years of experience in the industry. Our senior management team has been responsible for developing and executing our strategy and driving growth in the sales and profitability of the business. Following the recapitalization, our management owns equity in Holdings, including delayed delivery share awards, constituting 6.6% of the equity of Holdings. This ownership percentage does not include an anticipated option and restricted stock pool of our new parent company.

Our Business Strategy

We are focused on maintaining our leadership positions in the VMS and OTC FDMC store brand markets. We are seeking to grow our business profitably through the following strategic objectives:

•	Introduce New VMS Products. We have a strong record of introducing new VMS products. By concentrating on the store brand market, we are able to utilize both national brand and alternative channel product development to identify new VMS products. We plan to continue to introduce these products in partnership with our customers by using our VMS manufacturing expertise, our key distribution channels and our low-cost focus. We have a significant pipeline of new VMS products and intend to continue to bring these to market rapidly, as we believe our ability to be first to market with new store brand products is important to our customers.

•	Expand Our OTC Product Line. Since 1999, we have leveraged our high quality manufacturing facilities and leading retailer relationships to establish ourselves as a market leader in national brand equivalent OTC products, such as Aleve® (naproxen), Zantac® (ranitidine) and, most recently, Claritin® (loratadine). Of patents expiring between 2003 and 2008, drugs that generated approximately $36 billion of aggregate prescription drug sales in 2001 have been identified as potential OTC switch candidates. We intend to take advantage of this opportunity by expanding existing relationships and forming new relationships with generic pharmaceutical companies that are developing products with OTC switch potential and with suppliers of active pharmaceutical ingredients for such products. Our long-term purchasing and exclusive marketing agreement with Dr. Reddy’s Laboratories should provide critical access to upcoming growth opportunities in prescription to OTC switch products.

•	Grow Contract Manufacturing Services. We intend to grow our contract manufacturing services by expanding business with our existing customers and developing new customers by offering a high quality, low-cost focused alternative through our existing pharmaceutical grade manufacturing facilities. We believe that we can utilize our expertise in developing and manufacturing store brand VMS products to expand our current relationships and gain new relationships for VMS contract manufacturing services. In addition, we intend to leverage our OTC manufacturing expertise to provide contract manufacturing services to pharmaceutical companies. We believe we have a significant opportunity to partner with pharmaceutical companies as they continue to focus on product development and marketing and explore opportunities to outsource to high quality, low-cost manufacturers.

•	Continue to Improve Margins and Efficiently Manage Working Capital Requirements. We expect to continue to improve our operating margins by improving gross margins and managing the growth of operating expenses by, among other things, lowering costs of raw materials and leveraging our fixed costs. Additionally, we expect to continue to efficiently manage the working capital requirements necessary to grow our business.

Products

The following table sets forth the net sales of our VMS, OTC and contract manufacturing services products from fiscal year 2000 through fiscal year 2004 and for the fiscal quarters ended June 28, 2003 and June 26, 2004:

	Fiscal Years Ended					Fiscal Quarter Ended
	March 31, 2000	March 31, 2001	March 31, 2002	March 29, 2003	March 27, 2004	June 28, 2003	June 26, 2004
	(dollars in thousands)
VMS products	$542.0	$411.2	$403.2	$384.7	$414.7	$86.5	$87.0
OTC products	105.2	183.0	159.7	149.3	191.1	39.6	50.6
Contract manufacturing services / other	15.1	6.4	22.7	40.3	55.2	12.8	18.4

Total	$662.3	$600.6	$585.6	$574.3	$661.0	$138.9	$156.0

VMS Products.    We offer a wide breadth of VMS products, including more than 250 products in approximately 2,500 SKUs in the United States. Our products are sold in tablet and capsule forms, and in varying sizes with different potencies, flavors and coatings. Our vitamin products include national brand equivalents that compare to the dietary ingredients in Caltrate®, Centrum® and One-A-Day®, vitamin products such as vitamins E and C and folic acid, minerals such as calcium, supplements such as glucosamine, Fish Oil, Co-Q10 and herbal products. We sell VMS products primarily under our customers’ store names and estimate that store brands accounted for approximately 93% of our fiscal year 2004 VMS gross sales in the United States. In addition, our own brand, Your Life®, is the largest VMS brand provided to the U.S. military. For the first fiscal quarter 2005 and the fiscal years 2004 and 2003, our VMS business comprised approximately 56%, 63% and 67% of net sales, respectively.

OTC Products.    We market more than 50 different OTC pharmaceutical products in approximately 600 different SKUs, including those products comparable to most major national brands in the analgesic, cough and cold remedy and digestive aid categories. Our current OTC products include national brand equivalents of Advil® (ibuprofen), Aleve® (naproxen), Claritin® (loratadine), TUMS® (calcium antacid), Tylenol® (acetaminophen) and Zantac® (ranitidine). We sell our OTC pharmaceuticals under our customers’ store brands as well as our own brand, Pharmacist Formula®. We have signed an agreement with Dr. Reddy’s Laboratories for the exclusive U.S. marketing rights for all Dr. Reddy’s Laboratories’ products that switch from prescription to OTC to take advantage of the anticipated wave of prescription drug patent expirations in the future. For the first fiscal quarter 2005 and the fiscal years 2004 and 2003, our OTC products comprised approximately 32%, 29% and 26% of net sales, respectively.

Contract Manufacturing Services.    We provide contract manufacturing and packaging services to consumer products and pharmaceutical companies. We utilize our existing facilities, production equipment and personnel to manufacture and package products for our customers, generally under long- term contracts. For the first fiscal quarter 2005 and the fiscal years 2004 and 2003, the contract services segment comprised approximately 12%, 8% and 7% of net sales, respectively.

Subject to a long-term exclusive agreement, we supply Bayer HealthCare LLC (“Bayer”) with some vitamin and mineral supplements under the One-A-Day® brand name. Since 2000, the business with Bayer has grown significantly, fueled by the introduction of new products and Bayer consumer advertising. New product concepts are developed in conjunction with Bayer’s Consumer Care input, and are then formulated, tested, and ultimately manufactured by us. New products have driven the business, led by One-A-Day WeightSmart™ and the recent introduction of One-A-Day CarbSmart™.

Geographical Business Units

We operate under two separate geographical units, one in the United States and one in Canada. Our U.S. business consists of our U.S. operating subsidiaries, principally Leiner Health Products, LLC. Our Canadian business consists of Vita. Our U.S. operations consist of our corporate headquarters as well as five FDA-approved facilities, which manufacture, package and distribute VMS and OTC solid dosage forms. For the first fiscal quarter 2005 and the fiscal years 2004 and 2003, our U.S. operations generated approximately 88.8%, 91.1% and 92.1% of our net sales, respectively.

Vita is one of the leading manufacturers of store brand VMS and OTC products in Canada. Vita produced approximately 130 different types of VMS products in approximately 1,100 different SKUs and approximately 90 different types of OTC products in approximately 540 different SKUs. Vita is located in Winnipeg, Manitoba, where it maintains manufacturing, packaging and distribution facilities. For the first fiscal quarter 2005 and the fiscal years 2004 and 2003, Vita comprised approximately 11.2%, 8.9% and 7.9% of our net sales, respectively.

Customers

Our VMS and OTC store brand products are sold in all 50 states through over 40,000 outlets. These include nine of the 10 largest food retailers, seven of the 10 largest drug chains, eight of the 10 largest mass merchants and the top three warehouse clubs in the United States. In addition, we are the number one VMS supplier to U.S. military outlets worldwide. Our top two U.S. customers accounted for approximately 42% and 19% for the first fiscal quarter 2005 and 44% and 18% of our fiscal year 2004 U.S. gross sales. However, our largest customer has two distinct retail divisions that, if viewed as separate entities, would constitute 26% and 16% for the first fiscal quarter 2005 and 24% and 20%, respectively, of our fiscal year 2004 U.S. gross sales. Each of our other major customers accounted for less than 10% of our gross sales in fiscal 2004. Our top ten customers in the United States, in the aggregate, accounted for approximately 91% of fiscal 2004 U.S. gross sales.

Sales and Marketing

Through our sales force and account marketing managers, we provide retailers with sales and marketing support designed to maximize their sales and profits, including integrated schedules of merchandising programs, advertising and promotions.

Sales.    We have a sales force of 26 professionals in the United States who regularly call on our customers to develop an in-depth understanding of each customer’s competitive environment and opportunities. Our sales force is intended to enable us to establish close relationships with our customers. Our sales department consists of account managers organized into regional divisions. Each regional sales manager has broad authority in negotiating with and supporting the retail customers in the territory. The sales executives utilize financial costing models in order to understand the profitability of specific sales contracts. We have attracted and retained sales executives who have been trained at many of the leading pharmaceutical and consumer products companies. We believe our sales force constitutes a competitive advantage over companies that have less extensive sales forces and therefore rely more heavily on brokers.

Marketing Support.    We provide retailers with comprehensive marketing support designed to maximize their sales and profits. Our marketing activities are organized into three operating groups: (1) account marketing, which provides category management and marketing services to retailers, (2) brand marketing, which focuses on supporting our branded products and (3) new product development, which develops new products and new product differentiation strategies. We are the vitamin category manager for many leading retailers. In this capacity, we dedicate analysts to review our retailers’ sales performance against a variety of criteria and consider optimal product mix allocation, promotion planning and effectiveness, and new product sales opportunities. In some cases, we advise the retailer on its entire category sales, which allows us to directly impact overall strategy and tactics to achieve mutually agreed upon goals.

Manufacturing and Distribution

Our active manufacturing and distribution facilities consist of approximately 1.7 million square feet of owned or leased plant and office facilities in six locations, in three U.S. states and one Canadian province.

We are the largest manufacturer of store brand VMS products in the FDMC market in the United States and are currently capable of packaging over 35 billion doses annually in the United States. In April 1994, we were the first major vitamin product manufacturer to be certified as being in compliance with USP’s vitamin manufacturing standards, which became effective in January 1995. Our U.S. facilities have been audited by an independent quality assurance laboratory and received the laboratory’s highest rating. All of our U.S. manufacturing facilities also have been audited by the FDA and have been found to be in compliance with the FDA’s “current Good Manufacturing Practices for Finished Pharmaceuticals” (“cGMP”).

We have four U.S. manufacturing facilities, which are located in Garden Grove, California, Valencia, California, Wilson, North Carolina and Fort Mill, South Carolina. The primary manufacturing facilities for the vitamin products and OTC pharmaceuticals are our Garden Grove plant, our Wilson plant and our Fort Mill facility. We operate two packaging and distribution facilities in the United States, which are located in Carson, California and Fort Mill, South Carolina. Vita currently manufactures tablets and packages its products in its Manitoba facilities.

Upon receipt by us, raw materials are sampled and tested in our laboratories and compared against stringent product specifications. After the bulk materials are tested and released, they are available to the manufacturing department where they are weighed, mixed and (in the case of tableting) compressed. Finished bulk products are then packaged or filled into a wide variety of bottle counts and labels. We perform comprehensive quality control procedures from the receipt of raw materials to the release of the packaged product, including extended stability and dissolution tests on the finished products. All of our vitamin and OTC pharmaceutical products are manufactured according to cGMP and all of our vitamin products are manufactured according to USP standards. In addition, our manufacturing activities include packaging bulk products purchased from some suppliers.

In order to ensure accurate tracking of inventory, all inventory items are controlled at the lot number/ bin location level. We also engage in an active cycle count program in all locations to ensure inventory accuracy. Our reporting accuracy in our first fiscal quarter 2005 and in fiscal year 2004 was approximately 99%. In addition, all lot level inventories are controlled by expiration date for proper stock rotation, on a first-in, first-out basis.

In order to better meet the needs of our customers, we also offer a vendor managed inventory (“VMI”) system. Our VMI system is designed to maintain our customers’ finished goods inventory at predetermined levels consistently and dependably. Customer orders through VMI accounted for 84% of our gross U.S. sales in fiscal year 2004. We electronically receive sales data generated by scanning equipment at our customers’ cashier stations and warehouses.

Using this data, we monitor and automatically restock customer inventory as needed. In essence, we initiate our own purchase orders for VMI customers, operating on the customers’ behalf according to mutually agreed operating practices. Electronic data, which includes POS sales, warehouse withdrawals, inventory on-hand/on-order, forecast and out of stocks, are analyzed weekly to calculate the appropriate replenishment quantities.

Raw Materials

We purchase globally from third party suppliers of raw materials. We have multiple suppliers for most of our raw materials. For one of our top 10 raw materials, we purchase only from a single source. Two suppliers provided approximately 18% and 21% of the materials we purchased during the first fiscal quarter 2005 and fiscal year 2004, respectively, excluding purchases by Vita, our Canadian business. No other single supplier accounts for more than 10% of our material purchases.

Competition

The markets for our products are highly competitive. We compete on the basis of customer service, product quality, range of products offered, pricing and marketing support. In the VMS FDMC market, we believe that our major U.S. competitors are NBTY, Inc., Pharmavite LLC, Weider Nutrition International, Inc. and Perrigo Company. In the OTC FDMC market, we believe our major U.S. competitor is Perrigo Company.

In the United States, we sell approximately 90% of our VMS products to FDMC retailers. We do not currently participate significantly in or sell to other channels such as health food stores, direct mail and direct sales and, therefore, may face competition from such alternative channels if more customers utilize these channels of distribution to obtain VMS products.

Properties

We own or lease manufacturing, packaging, distribution and office properties having an aggregate floor space of approximately 1.7 million square feet. The table that follows provides summary information regarding principal properties owned or leased by us:

Property Location	Type of Facility	Approx Sq. Ft	Leased/ Owned	Date of Lease Expiration
Fort Mill, SC	Manufacturing, Packaging, Distribution	680,000	Leased	8/31/2013
Carson, CA	HQ, Sales, Packaging, Distribution	488,600	Leased	3/31/2014
Winnipeg, Manitoba	Manufacturing, Packaging	185,000	Owned	N/A
	Distribution	34,500	Leased	8/31/2006
Garden Grove, CA	Manufacturing	165,000	Leased	12/31/2011
Wilson, NC	Manufacturing	125,000	Owned	N/A
Valencia, CA	Manufacturing	52,500	Leased	8/31/2012

Employees

As of August 1, 2004, we had 2,243 full-time employees. Of these employees, 341 were engaged in executive or administrative capacities and 1,902 were engaged in manufacturing, packaging or distribution. In addition, we employ 492 temporary workers. Our large number of temporary workers gives us significant flexibility to adjust staffing levels in response to seasonal fluctuations in demand. Approximately 17.5% of our employees are represented by a collective bargaining agreement for Vita. We consider our relations with our employees to be good.

Intellectual Property

We regard our trademarks and other intellectual property rights as valuable assets and believe they are important in the marketing of our products. Among our most significant trademarks are Your Life® and Pharmacist Formula®. We have registered these and other material trademarks in the United States and some foreign countries. We intend to maintain the foreign and domestic registrations of our trademarks so long as they remain valuable to our business. Generally, registered trademarks have perpetual life provided they are renewed on a timely basis and continue to be used properly as trademarks. Our business is not dependent to a material degree on our patents, copyrights or trade secrets. We have no licenses to intellectual property that, if lost, would have a material adverse effect on our business.

Government Regulation

The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by one or more United States and Canadian federal agencies, including the FDA, the FTC, the CPC, Health Canada and also by various agencies of the states, provinces and localities in which our products are sold. In particular, the FDA, pursuant to the Federal Food, Drug, and Cosmetic Act (“FDCA”), regulates the formulation, manufacturing, packaging, labeling, distribution and sale of dietary supplements, including vitamins, minerals and herbs, and of OTC drugs, while the FTC has jurisdiction to regulate advertising of these products.

The FDCA has been amended several times with respect to dietary supplements, in particular by the Dietary Supplement Health and Education Act of 1994 (“DSHEA”). DSHEA established a new framework governing the composition and labeling of dietary supplements. With respect to composition, DSHEA defined “dietary supplements” as vitamins, minerals, herbs, other botanicals, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, constituents, extracts or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were on the market before October 15,

1994 may be used in dietary supplements without notifying the FDA. However, a “new” dietary ingredient (i.e., a dietary ingredient that was “not marketed in the United States before October 15, 1994”) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food” without the food being “chemically altered.” A new dietary ingredient notification must provide the FDA evidence of a “history of use or other evidence of safety” establishing that use of the dietary ingredient under the conditions suggested in the labeling “will reasonably be expected to be safe.” A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that we may want to market, and the FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients.

DSHEA permits “statements of nutritional support” to be included in labeling for dietary supplements without FDA pre-approval. Such statements may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being (but may not state that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease unless such claim has been reviewed and approved by the FDA). A company that uses a statement of nutritional support in labeling must possess evidence substantiating that the statement is truthful and not misleading. In some circumstances it is necessary to disclose on the label that the FDA has not “evaluated” the statement, to disclose the product is not intended to diagnose, treat, cure or prevent a disease, and to notify the FDA about our use of the statement within 30 days of marketing the product. However, there can be no assurance that the FDA will not determine that a particular statement of nutritional support that a company wants to use is an unacceptable drug claim or an unauthorized version of a “health claim.” Such a determination might prevent a company from using the claim.

In addition, DSHEA provides that some so-called “third party literature,” e.g., a reprint of a peer reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used “in connection with the sale of a dietary supplement to consumers” without the literature being subject to regulation as labeling. Such literature must not be false or misleading; the literature may not “promote” a particular manufacturer or brand of dietary supplement; and a balanced view of the available scientific information on the subject matter must be presented and must not have appended to it any other information. There can be no assurance, however, that all third party literature that we would like to disseminate in connection with our products will satisfy each of these requirements, and failure to satisfy all requirements could prevent use of the literature or subject the product involved to regulation as an unapproved drug.

Recently, the FDA, as authorized by DSHEA, proposed Good Manufacturing Practices (“GMPs”) specifically for dietary supplements. These new GMP regulations, if finalized, would be more detailed than the GMPs that currently apply to dietary supplements and may, among other things, require dietary supplements to be prepared, packaged and held in compliance with some rules, and might require quality control provisions similar to those in the GMP regulations for drugs. There can be no assurance that, if the FDA adopts GMP regulations for dietary supplements, we will be able to comply with the new rules without incurring substantial expenses.

OTC Pharmaceuticals.    The majority of our OTC pharmaceuticals are regulated under the OTC Monograph System and are subject to some FDA regulations. Under the OTC Monograph System, selected OTC drugs are generally recognized as safe and effective and do not require the submission and approval of an NDA or ANDA prior to marketing. The FDA OTC Monograph System includes well-known ingredients and specifies requirements for permitted indications, required warnings and precautions, allowable combinations of ingredients and dosage levels. Drug products marketed under the OTC Monograph System must conform to specific quality and labeling requirements; however, these products generally may be developed under fewer restrictive conditions than those products that require the filing of an NDA or ANDA. It is, in general, less costly to develop and bring to market a product produced under the OTC Monograph System. From time to time, adequate information may become available to the FDA regarding some drug products that will allow the reclassification of those products as generally recognized as safe and effective and not misbranded and, therefore, no longer requiring the approval of an NDA or ANDA prior to marketing. For this reason, there may be increased competition and lower profitability related to a particular product should it be reclassified to the OTC Monograph System. In addition, regulations may change from time to time, requiring formulation, packaging or labeling changes for some products.

We also market products that have switched from prescription to OTC status. These prescription to OTC switch products require approval by the FDA through its NDA or ANDA process before they can be commercialized. Based on current FDA regulations, all chemistry, manufacturing and control issues, bioequivalency and labeling related to these products are defined by the information included in the NDA or ANDA. The ANDA process generally reduces the time and expense related to FDA approval compared to the NDA process. For approval, we must demonstrate that the product is essentially the same as a product that has previously been approved by the FDA and is on the market and that our manufacturing process and other requirements meet FDA standards. This approval process may require that bioequivalence and/or efficacy studies be performed using a small number of subjects in a controlled clinical environment. Approval time is generally eighteen months to four years from the date of submission of the application. Changes to a product with an ANDA are governed by specific FDA regulations and guidelines that define when proposed changes, if approved by the FDA, can be implemented.

The Drug Price Competition and Patent Term Restoration Act of 1984 (the Hatch-Waxman Amendments to the Federal Food, Drug, and Cosmetic Act) can grant a three-year period of marketing exclusivity to a company that obtains FDA approval of a prescription to OTC switch product when the company has conducted new clinical investigations essential to the OTC approval. Unless we establish relationships with the companies having exclusive marketing rights, our ability to market prescription to OTC switch products and offer our customers products comparable to the national brand products would be delayed until the expiration of the three-year exclusivity granted to the company initiating the switch. There can be no assurance that, in the event that we apply for FDA approvals, we will obtain the approvals to market prescription to OTC switch products or, alternatively, that we will be able to obtain these products from other manufacturers.

The FDA Modernization Act of 1997 and the Best Pharmaceuticals for Children Act of 2002 amended the law regarding market exclusivity. In general, this legislation may grant an additional six months of exclusivity if the innovator conducted pediatric studies on the product. This policy will, in some instances, defer sales by us of some products.

The law regarding exclusivity and stays of approvals for ANDA applications changed in late 2003. Consequently, the old law will apply to some ANDA applications filed or licensed by us and other companies and the new law will apply to other ANDAs. Because the two laws have some differing provisions, they will be discussed separately where necessary for clarity.

Under both versions of the law, if we are first to file our ANDA and meet some requirements, the FDA may grant a 180-day exclusivity for that product as to subsequently-filed ANDAs. During the ANDA approval process, patent certification is required and may result in legal action by the product innovator. The legal action generally would not result in material damages but could result in us being prevented from introducing the product if we are not successful in the legal action. We would, however, incur the cost of defending the legal action, and that action could have the effect of triggering a statutorily mandated delay in the FDA approval of the drug application for a period of up to 30 months, subject to court action lengthening or shortening the stay period. Under the old law (as amended retroactively by the new law) if there is a court decision in a patent litigation case related to the drug product that is favorable to us, the 180-day exclusivity period may commence on the date of the decision even though a petition for certiorari may be filed and the final decision is not entered until sometime later. We may, however, decide not to assume the risk of marketing an approved product prior to the final decision on review of the certiorari petition of the favorable opinion of an appellate court.

If we are not first to file an ANDA, the FDA may grant 180-day exclusivity to another company, thereby effectively delaying the launch of our product. Under the old law, if exclusivity is granted to us, there can be no assurance that the beginning of the exclusivity period will coincide with our ability to market the product, as FDA regulations potentially allowed the triggering of the exclusivity period by events that were outside of our control. Under the new law, our 180-day exclusivity period will be triggered only by our own commercial marketing of the ANDA drug. On the other hand, we could lose our 180-day exclusivity period if we do not commence marketing before some “forfeiture events” occur. These “forfeiture events” include the later of (1) the expiration of 75 days after the ANDA is granted or the expiration of 30 months after it is filed, whichever is earlier, or (2) 75 days after some court actions with respect to patents for which we have “lawfully maintained” paragraph IV certifications, or after the withdrawal of such patents from the Orange Book. The new law provides for other specified forfeiture events as well.

We are also subject to the requirements of the Comprehensive Methamphetamine Control Act of 1996, a law designed to allow the DEA to monitor transactions involving chemicals that may be used illegally in the production of methamphetamine. The Comprehensive Methamphetamine Control Act of 1996 amended the Controlled Substances Act to establish specified registration, recordkeeping and reporting requirements for manufacturers and distributors of OTC cold, allergy, asthma and diet medicines that contain ephedrine, pseudoephedrine or PPA. While some of our OTC pharmaceutical products contain pseudoephedrine, our products contain neither ephedrine, a chemical compound that is distinct from pseudoephedrine, nor PPA. Pseudoephedrine is a common ingredient in decongestant products manufactured by us and other pharmaceutical companies. We have discontinued all products containing PPA. We believe that we and our products are in compliance with all applicable DEA requirements.

Manufacturing and Packaging.    All facilities where foods (including dietary supplements) and pharmaceuticals are manufactured, packed, warehoused, or sold must comply with the FDA manufacturing standards applicable to that type of product. The FDA performs periodic audits to ensure that our facilities remain in compliance with the cGMP regulations. The failure of a facility to be in compliance may lead to a breach of representations made to store brand customers or to regulatory action against the products made in that facility, including seizure, injunction or recall. Our facilities are in compliance in all material respects with the cGMPs and other applicable requirements for each facility.

CPSC.    The CPSC has authority, under the Poison Prevention Packaging Act, to designate those products, including vitamin products and OTC pharmaceuticals, that require child resistant closures to help reduce the incidence of poisonings. The CPSC has adopted regulations requiring numerous OTC pharmaceuticals and iron-containing dietary supplements to have such closures, and has adopted rules on the testing of such closures by both children and adults. We, working with our packaging suppliers, believe that we are in compliance with all CPSC requirements.

FTC.    The FTC exercises primary jurisdiction over the advertising and other promotional practices of food and OTC pharmaceuticals marketers, and has concurrent jurisdiction with the FDA over the advertising and promotional practices of marketers of dietary supplements. The FTC has historically applied a different standard to health-related claims than the FDA; the FTC has applied a “substantiation standard,” which is less restrictive than the standard under the Nutritional Labeling Education Act (“NLEA”). The FTC NLEA enforcement policy uses FDA regulations as a baseline (and safe harbor) and permits (1) nutrient content descriptions that are reasonable synonyms of FDA-permitted terms, and (2) qualified health claims not approved by FDA where adequate substantiation exists for the qualified or limited claims.

State Regulation.    All states regulate foods and drugs under local laws that parallel federal statutes. Because the NLEA gave the states the authority to enforce many labeling prohibitions of the Federal Food, Drug, and Cosmetic Act after notification to the FDA, we, and other dietary supplement manufacturers, may be subject to increasing state scrutiny for NLEA compliance, as well as increasing FDA review. We are also subject to California Proposition 65 (the Safe Drinking Water and Toxic Enforcement Act of 1986) and state consumer health and safety regulations, which could have a potential impact on our business if any of our products were ever found not in compliance. We are not engaged in any enforcement or other regulatory actions and are not aware of any products that are not in compliance with California Proposition 65 and other similar state regulations.

USP.    The USP is a non-governmental, voluntary standard-setting organization. Its drug monographs and standards are incorporated by reference into the FDCA as the standards that must be met for the listed drugs, unless compliance with those standards is specifically disclaimed. USP standards exist for most OTC pharmaceuticals. The FDA would typically require USP compliance as part of cGMP compliance and with respect to ANDA drugs.

The USP has adopted standards for vitamin and mineral dietary supplements that are codified in the USP Monographs and the USP Manufacturing Practices. These standards cover composition (nutrient ingredient potency and combinations), disintegration, dissolution, manufacturing practices and testing requirements. While USP standards for vitamin and mineral dietary supplements are voluntary, and not incorporated into federal law, our customers may demand that products supplied to them meet these standards. Label claims of compliance with the USP may expose a company to FDA scrutiny for those claims. In addition, the FDA may in the future require compliance, or such a requirement may be included in new dietary supplement legislation. All of our products labeled USP meet the USP standards.

Canadian Regulation.    In Canada, our products are subject to federal and provincial law, particularly federal drug legislation. Government regulation under the Canadian Act and the regulations thereunder require regulatory approvals of such products through a DIN, DIN-HM or NPN by Health Canada. All substances sold for ingestion by humans are regulated either as a food or drug under the Canadian Act. In addition, some of our products are subject to government regulation under the CDSA. The Canadian Act and the CDSA are enforced by Health Canada and other authorities.

On January 1, 2004, the Natural Health Products Regulations made under the Canadian Act came into force, requiring all natural health products, including vitamin and mineral supplements, to have a Natural Health Product license. The Canadian government has provided a transition period of a minimum of six months for applications for Natural Health Product licenses to be submitted.

The Canadian Act governs the processing, formulation, packaging, labeling, advertising and sale of our products and regulates what may be represented in Canada on labels and in promotional material, in respect of the properties of the various products. The Canadian Act also provides that any drugs sold in Canada must have a label affixed thereto that shows specified information, such as its proper scientific or common name, the name and address of the manufacturer, its lot number, adequate directions for use, a quantitative list of its medical ingredients and its expiration date. In addition, no person may sell a drug unless it has been assigned a DIN, DIN-HM or NPN, which are obtained through an application to Health Canada. Regulations under the Canadian Act require all manufacturers to pay annual fees for their DINs. Health Canada approval for the sale of our products may be subject to significant delays.

The CDSA governs the manufacture and sale of controlled substances as defined in the CDSA. The CDSA contains requirements for licenses of the factory, approved security, a qualified person in charge of the factory and detailed record keeping in connection with the manufacturing of controlled substances.

Regulations under the Canadian Act set out mandatory and rigorous procedures, practices and standards for manufacturers. Health Canada performs inspections of companies in the industry to ensure compliance with the Canadian Act and the CDSA. For each of our products, the development process, the manufacturing procedures, the use of equipment, and laboratory practices and premises must comply with Good Manufacturing Practices and Establishment Licensing regulations under the Canadian Act.

Our VMS and herbal products that are being marketed with drug claims or that contain drug substances require regulatory approval in the form of a DIN-HM or NPN issued by Health Canada. Approvals are based on formulation and evidence of safety and efficacy.

Environmental Matters

We are subject to various United States and Canadian federal, state, provincial and local environmental laws and regulations. The costs of complying with such laws and regulations have not had, and are not expected to have, a material adverse effect on the business.

Legal Proceedings

We are from time to time engaged in litigation. We regularly review all pending litigation matters in which we are involved and establish reserves deemed appropriate by management for these litigation matters. However, some of these matters are material and an adverse outcome in these matters could have a material adverse effect on our financial condition or results of operations. Through our insurers and outside counsel, we are vigorously defending each of these claims. We maintain insurance against product liability claims, but it is possible that our insurance coverage will not continue to be available on terms acceptable to us or that such coverage will not be adequate for liability actually incurred.

Product Liability

There are currently nine pending individual product liability complaints filed against us and/or our customers alleging damages sustained from ingestion of PPA, a substance that previously was an ingredient in some of our diet aid and cold remedy products. These complaints were filed between August 9, 2001 and November 4, 2003 in both state and federal courts in Pennsylvania, New York, Arkansas, Texas and Louisiana. The complaints include allegations such as death, subaarachnoid hemorrhage, aneurysm, intracranial hemorrhage, debilitating neurological injuries and headaches. We previously manufactured products that contained PPA, but removed that ingredient from all of our product formulations promptly after the FDA revised its opinion regarding PPA in November 2000. Three of the nine PPA claims involve products that were neither manufactured nor distributed by us.

A supplier of chocolate laxatives to us, which also manufactures its own national brand laxatives, has been served with many product liability complaints. The complaints allege a variety of injuries including bowel impaction, dependence and colon issues. Pursuant to our supply agreement, the supplier has asked us for indemnification for 46 individual complaints and one class action complaint.

On March 11, 2002, Sarah Althoff and other plaintiffs filed a complaint against 40 defendants, including us, in the Superior Court of the State of California, County of Los Angeles, alleging business practice violations in connection with the manufacture, labeling and sale of kava kava products. Discovery is currently being conducted in this case. On January 24, 2003, Erin Ganir and other plaintiffs filed a product liability complaint against 105 other defendants, including us, in the Superior Court of the State of California, County of San Francisco, alleging wrongful death and other personal injuries in connection with fraud in the manufacturing, sale and distribution of kava kava. Discovery is currently being conducted in this case. We no longer sell products containing kava kava.

On April 2, 2002, Phyllis DiCenzo filed a complaint against us and one of our customers in the Court of Common Pleas of Trumbull, Ohio, alleging that she was injured by metal particles that were negligently included in the container of powdered multi-vitamin product she opened. We received this product in individually sealed containers from our indemnifying supplier, whose insurer is defending the action.

On January 29, 2002, Eiko Winters filed a complaint against six other defendants, including us, alleging wrongful death of a relative due to ingestion of MSM. Discovery is currently being conducted in this case.

In addition, on February 6, 2004, the FDA issued a regulation prohibiting the sale of dietary supplements containing ephedra. We and some of our predecessors have sold products containing ephedra. Although claims have been filed against other manufacturers and distributors of products containing ephedra, no claims have been filed against us to date, but such claims may be filed against us in the future. In addition, we briefly manufactured products containing bitter orange, an ephedra alternative.

For a discussion of the risks associated with our product liability claims, see “Risk factors—The unfavorable resolution of pending product liability claims or of any additional product liability claims in the future could have a material adverse effect on our financial position or results of operations” and “—We have limited long-term human consumption experience for some products. If adverse reactions from long-term consumption of these products occur, we could be subject to product liability claims.”

Since June 2004, we no longer have product liability coverage for new claims related to the use of PPA. See “Risk factors—Rising insurance costs and changes in the availability of insurance could have a material adverse effect on our financial position or results of operations.”

On June 17, 2004, Sandra Knight filed a complaint in the Parish of Avoyelles in the State of Louisiana against one of our suppliers, one of our customers and us regarding women’s laxative tablets. The plaintiff alleges injury resulting from ingestion of tablets she alleges were expired when packaged. We filed discovery requests along with our denial.

Paula Malo filed a complaint against a retailer and an entity from which we purchased substantially all of its assets. The plaintiff alleged injury as a result of misdispensation of acetylsalicylic acid (aspirin) instead of acetaminophen with codeine. The plaintiff is attempting to add us as a defendant.

Employment Law

On April 18, 2003, John Sullivan filed a complaint alleging retaliatory firing in the California Supreme Court. All claims in this case were dismissed on March 23, 2004. The plaintiff has announced the intent to appeal, but no appeal has been filed to date.

Breach of Contract

We filed a complaint against AerChem Inc., Weber Distribution Warehouses Inc. and Namar Company, in the Supreme Court of the State of California, County of Orange. The complaint involves our former suppliers’ breach of contract and negligence in the mislabeling of raw materials that were shipped to us. Due to the defendants’ mislabeling, we processed bulk tablets containing titanium dioxide instead of zinc oxide, resulting in destruction of some raw materials. Our testing methods detected the error and shipment was averted, but we estimate that we lost potential profits. This matter was recently settled and we were paid a settlement amount.

Intellectual Property

The packaging of some of our branded products identifies nationally branded products with which our products are comparable. In addition, the formulations for our store brand products are comparable to the national brands with which we compete. We have received letters from other companies alleging that our trademarks, trade dress and/or patents have infringed their intellectual property. We design our packaging and manufacture products to avoid infringing the intellectual property rights of other companies.

In October 2003, Rexall Sundown Inc. filed a complaint against Weider Nutrition International, Inc. and us in the U.S. District Court, Western District of Wisconsin alleging patent infringement of Rexall’s tablet manufacturing method patent. All claims have been dismissed, but we are seeking reimbursement of our attorneys’ fees and expenses.

In December 2003, Bausch & Lomb Incorporated filed a complaint against us in the U.S. District Court, Western District of New York, alleging that our manufacture of ProtectaVision™ products infringed Bausch & Lomb’s patent for its PreserVision® products. We entered into a settlement agreement on February 2004, which provides that we will no longer sell ProtectaVision™ products after July 2004.

On September 5, 2003, we filed a complaint for declaratory judgment against Cytodyne Technologies, Inc. in the U.S. District Court, Central District of California. Our complaint was filed in response to a letter from Cytodyne alleging that our manufacture of Slimadrine® infringed Cytodyne’s patent, trademark and tradedress regarding their Xenadrine® product. We have entered into a settlement agreement with one Cytodyne entity, but are awaiting approval of the bankruptcy court regarding settlement with the two remaining Cytodyne entities that filed for Chapter 11 bankruptcy protection in October 2003.

We purchase soy isoflavones from a supplier that is involved in litigation with a competing soy supplier regarding conflicting method and use patents owned by or licensed to the two suppliers. One of our competitors has been named as a defendant. We manufacture three (3) products that contain soy isoflavones.

From time to time, we are involved in other various legal proceedings arising in the ordinary course of our business operations, such as personal injury claims, employment matters, intellectual property and contractual disputes.

MANAGEMENT

Directors and Executive Officers

The following is a list of our directors, executive officers and key employees as of August 15, 2004:

Name	Age	Position
Robert M. Kaminski	54	Chief Executive Officer and Vice Chairman of the Board of Directors
Gale K. Bensussen	57	President and Director
Robert K. Reynolds	47	Executive Vice President and Chief Financial Officer
Kevin J. Lanigan	57	Executive Vice President and Corporate General Manager
Robert J. La Ferriere	55	Executive Vice President, Sales & Marketing
Charles F. Baird, Jr.	51	Chairman of the Board of Directors
G.V. Prasad	43	Director
Peter J. Shabecoff	42	Director
Benjamin B. James	47	Director
David C. Dominik	48	Director
Prescott H. Ashe	37	Director
Jonathan O. Grad	30	Director

Robert M. Kaminski, Chief Executive Officer and Vice Chairman of the Board of Directors, has been the Chief Executive Officer of Leiner since May 1992, and a Director of Leiner since June 1992. In July, 1996, Mr. Kaminski was appointed Vice Chairman of Leiner. From 1988 to 1992, Mr. Kaminski was Chief Operating Officer of Leiner and from 1982 to 1988, he was Vice President–Sales. Mr. Kaminski joined Leiner in June, 1978 from Procter & Gamble, where he was in Sales Management.

Gale K. Bensussen, President and Director, has been a Director of Leiner since June 1992 and President of Leiner since May 1992. Mr. Bensussen was Senior Vice President–Marketing and Corporate Development of Leiner from May 1991 to May 1992. From July 1988 to May 1991, Mr. Bensussen was Senior Vice President–Sales and Marketing of Leiner. Mr. Bensussen joined Leiner in 1974.

Robert K. Reynolds, Executive Vice President and Chief Financial Officer, has been the Executive Vice President and Chief Financial Officer of Leiner since January 2002. He was Chief Executive Officer and Co-Founder of Luxul Corp, a wireless communications company, from 2000 to 2001, Chief Operating Officer and Chief Financial Officer of Weider Nutrition International, Inc., a sports nutrition and VMS manufacturer, from 1990 to 1999.

Kevin J. Lanigan, Executive Vice President and Corporate General Manager, has been Executive Vice President and Corporate General Manager since April 2000. During his 31 years with Leiner, Mr. Lanigan held positions of Executive Vice President and Chief Operations Officer from 1992 to 2000, Senior Vice President–Operations Planning from 1986 to 1992 and Vice President–Operations from 1979 to 1986. Prior to joining Leiner, Mr. Lanigan held various engineering positions in the aerospace industry.

Robert J. La Ferriere, Executive Vice President, Sales & Marketing, has been Executive Vice President, Sales and Marketing since April 2000. He became Senior Vice President–Marketing of Leiner in February 1997 and was a consultant to Leiner from 1996 to 1997. Mr. La Ferriere was President and Chief Executive Officer of Slim Fast Foods from 1992 to 1996. From 1984 until 1990, Mr. La Ferriere was first Vice President, then Senior Vice President–Purchasing, at Thrifty Drug and Discount Stores.

Charles F. Baird, Jr., Chairman, has been a Director since October 1997 and Chairman since June 1998. Mr. Baird is a Managing Director and Founder of North Castle Partners, L.L.C. He has spent more than 25 years as an investor and partner to CEOs with emphasis on the emerging healthy living and aging marketplace. Prior to founding North Castle, Mr. Baird served as managing director of AEA Investors, Inc. where he was involved in initiating, negotiating, financing, monitoring and exiting principal investments. From 1978 to 1989, Mr. Baird worked at Bain & Company, where as an executive vice president and North American Management Committee member, he was involved in developing strategy and implementing profit improvement initiatives for companies. From 1975 to 1977, Mr. Baird worked in mergers and acquisitions at the First Boston Corporation. He received an A.B. from Harvard College and an M.B.A. from Harvard Business School.

G.V. Prasad, Director, has been a Director since June 2003. Since 2001, Mr. Prasad has served as Executive Vice Chairman and Chief Executive Officer of Dr. Reddy’s Laboratories Limited. From 1990 to 2001, Mr. Prasad was Managing Director of Cheminor Drugs Ltd., which merged with Dr. Reddy’s Laboratories Limited. Prior to that he was the founding director of Benzex Labs, which manufactured Active Pharmaceutical Ingredients. He currently serves as member of the boards of Diana Hotels Limited, Nipuna Services Ltd., Vijaya Productions Ltd., Diana Projects and Engineers Ltd. and Green Park Hotels and Resorts Ltd. Mr. Prasad has a bachelors degree in Chemical Engineering from Illinois Institute of Technology, Chicago, and a masters degree in Industrial Administration from Purdue University.

Peter J. Shabecoff, Director, has been a Director since April 2001, and a Managing Director of North Castle Partners, L.L.C. since 1999. Prior to joining North Castle, Mr. Shabecoff was an attorney in the New York and Paris offices of Debevoise & Plimpton, where he focused on representing financial sponsors. From 1985 to 1987, Mr. Shabecoff was a consultant on environmental and resource policy at ICF Incorporated. Mr. Shabecoff also sits on the board of directors of Naked Juice Company. He received a B.A. from Wesleyan University, a J.D. from Harvard Law School and a masters degree in public policy from the Kennedy School of Government at Harvard University.

Benjamin B. James, Director, has been a Director of Leiner since April 2001, and a Managing Director of North Castle Partners, L.L.C. since 1998. Mr. James began working with private companies when he joined Equitable Capital Management Company in 1987. After four years at Equitable Capital, he and a business associate formed the Private Finance Group at PPM America, an investment management company in Chicago. Mr. James also sits on the boards of directors of Equinox Holdings, Inc. and Enzymatic Therapy, Inc. Mr. James received a B.S. in economics from the University of Wisconsin–Madison and an M.B.A. with honors from the Graduate School of Business at Boston University.

David C. Dominik, Director, has been a Director of Leiner since May 2004. Since 2000, he has been a Managing Director of Golden Gate Capital. Prior to joining Golden Gate Capital, Mr. Dominik was a Managing Director at Bain Capital from 1990 to 2000. Prior to joining Bain Capital, Mr. Dominik was a general partner of Zero Stage Capital, a venture capital firm focused on early-stage companies. Previously, Mr. Dominik was a venture capital investor and assistant to the Chairman of Genzyme Corporation, a biotechnology firm, and a consultant at Bain & Company. Mr. Dominik received his J.D. from Harvard Law School and his Bachelor of Arts from Harvard College. He is currently a director of Therma-Wave, Inc., Integrated Circuit Systems, Inc. and several private companies.

Prescott H. Ashe, Director, has been a Director of Leiner since May 2004. Since 2000, he has been a Managing Director of Golden Gate Capital. Prior to joining Golden Gate Capital, Mr. Ashe was an investment professional at Bain Capital, which he initially joined in 1991. Prior to Bain Capital, Mr. Ashe was a consultant at Bain & Company. Mr. Ashe received his J.D. from Stanford Law School and his Bachelor of Science in Business Administration from the University of California at Berkeley. He is currently a director of several private companies.

Jonathan O. Grad, Director, has been a Director of Leiner since May 2004. Since 2002, he has been a Principal at Golden Gate Capital. Prior to joining Golden Gate Capital in 2001, Mr. Grad was a private equity investment professional at both Kohlberg Kravis Roberts & Co. and Morgan Stanley Capital Partners. Mr. Grad received his Bachelor of Arts from Princeton University.

Each of our directors following the transactions serve pursuant to the terms of a stockholders agreement. See “Certain relationships and related party transactions—Stockholders Agreement.”

There are no family relationships among any of our executive officers and directors.

Executive Compensation

The following table sets out the compensation for our Chief Executive Officer and our other four most highly compensated officers, or the “Named Executive Officers”:

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Other Annual Compensation	Common Shares Underlying Options (#)	All Other Compensation
Robert M. Kaminski	2004	$475,000	$684,000	—	—	—
Chief Executive Officer

Gale K. Bensussen	2004	325,000	468,000	—	—	—
President

Robert K. Reynolds	2004	325,000	768,000	—	5,000	—
Chief Financial Officer

Gerardo Perez(2)	2004	325,000	455,000	—	5,000	—
Chief Operating Officer

Kevin J. Lanigan	2004	265,000	418,000	—	—	—
Executive Vice President/Corporate General Manager

(1)	During fiscal 2004, Messrs. Kaminski, Bensussen, Reynolds, Perez and Lanigan received a special mid-year bonus payment for achieving a mid-year target in the amount of $118,750, $81,250, $81,250, $81,250 and $66,250, respectively.

(2)	On August 6, 2004, Mr. Perez resigned as chief operating officer. Mr. Perez will continue to advise us on strategic and operational matters as a consultant. For more information, see “—Employment Contracts and Severance Benefit Agreements.”

Option Grants in Fiscal Year 2004

The following table sets out the options granted in 2004 for the Named Executive Officers. All outstanding options were either exchanged for new delayed delivery share awards or cashed out in connection with the recapitalization. For more information regarding this exchange, see “Certain relationships and related party transactions—Management Equity Arrangements.”

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Common Share Options Granted	Percentage of Total Options Granted to Employees in Financial Year	Exercise Price ($)	Expiration Date	5%($)	10%($)
Robert M. Kaminski Chief Executive Officer	—	—	—	—	—	—

Gale K. Bensussen President	—	—	—	—	—	—

Robert K. Reynolds Chief Financial Officer	5,000	13.5%	$225	06/2014	$707,506	$1,792,960

Gerardo Perez(1) Chief Operating Officer	5,000	13.5%	$225	06/2014	$707,506	$1,792,960

Kevin J. Lanigan Executive Vice President/Corporate General Manager	—	—	—	—	—	—

(1)	On August 6, 2004, Mr. Perez resigned as chief operating officer. Mr. Perez will continue to advise us on strategic and operational matters as a consultant. For more information, see “—Employment Contracts and Severance Benefits Agreements.”

Aggregate Options Exercised in Fiscal Year 2004

No options were exercised in fiscal year 2004 by the Named Executive Officers.

Compensation of Directors

Currently, we do not pay any compensation for service as director on our Board of Directors. However, all directors are reimbursed for travel expenses incurred in connection with the rendering of services as a director. Directors who are not our employees may in the future receive fees in exchange for their service as directors.

Compensation Committee Interlocks and Insider Participation

Our Board of Directors had a compensation committee composed of Messrs. Baird and Shabecoff and Mr. Bruce Gorchow during fiscal 2004. During fiscal 2004, all members of the Board of Directors participated in the deliberations concerning compensation of our executive officers, except that neither Mr. Kaminski nor Mr. Bensussen participated in any discussions regarding their own compensation. Mr. Kaminski served in fiscal 2004 as a director of Enzymatic Therapy, Inc. (“Enzymatic”) and a member of the compensation committee of that board. Randy J. Rose, the chief executive officer of Enzymatic, served as a member of our board of directors in fiscal 2004. Currently, our compensation committee is composed of Messrs. Ashe, Baird, Dominik and Shabecoff.

Employment Contracts and Severance Benefit Agreements

Messrs. Kaminski, Bensussen and Lanigan do not have employment agreements with us. However, we have entered into a Severance Benefit Agreement with each of these executives. We have entered into employment agreements with Mr. Perez and Mr. Reynolds.

Subsequent to the recapitalization, Mr. Perez elected to resign from Leiner in his role as Chief Operating Officer. In connection with Mr. Perez’s resignation, we restructured the responsibilities of some of our senior managers. Mr. Perez’s employment was terminated effective August 6, 2004. Under the terms of his employment agreement and his severance release agreement, Mr. Perez is entitled to receive 24 months of salary continuation, a payment equal to his 2003 target bonus, is bound by customary restrictive covenants, including non-competition, non-solicitation and confidentiality provisions, for the same 24 month period, and released Leiner from any and all claims that he may have against us. In connection with his severance, we will record a charge of approximately $1.2 million in the second fiscal quarter 2005. Mr. Perez will also continue to hold any delayed delivery stock that he held as of August 6, 2004 in accordance with the terms of his award agreement. In addition, we entered into a one-year consulting agreement with Mr. Perez (which may be extended for up to two additional years), under which he will provide us advice and support on strategic and operational matters. Pursuant to the consulting agreement, Mr. Perez will provide consulting services for a minimum of 13 days per month and earn $1,400 per day.

Pursuant to the Severance Benefit Agreements with each of Messrs. Kaminski, Bensussen and Lanigan, if the executive terminates his employment for “good reason” (as defined in the agreements) or his employment is terminated by us without “cause” (as defined in the agreements), each such executive will be entitled to the following severance benefits: (1) the severance payment set forth opposite to such executive’s name on the table set forth below, (2) out placement assistance at our expense and (3) such rights under our applicable plans or programs (including any stock options or incentive plans), as may be determined pursuant to the terms of such plans or programs. In the event any such executive is discharged for cause, or if the executive voluntarily resigns without good reason, all payments of base salary and performance bonus, as well as all of such executive’s benefits, shall immediately cease, except for any accrued and unpaid salary, bonuses and benefits.

Executive	Severance Benefit Payment
Robert M. Kaminski	$2,000,000 in cash, payable in four equal quarterly installments

Gale K. Bensussen	$1,500,000 in cash, payable in four equal quarterly installments

Kevin J. Lanigan	a lump-sum payment equal to three times the sum of one year’s base salary, plus any annual individual performance bonus or targeted commission, both as in effect at the time of the termination

The employment agreement for Mr. Reynolds sets forth an annual base salary of $325,000, which may be adjusted by the Board of Directors in its sole and absolute discretion. In addition, Mr. Reynolds may receive an annual bonus of 50% of his base salary, which shall be payable based on the achievement of specified performance targets set by the Board of Directors. The employment agreement for Mr. Reynolds contemplates initial employment terms ending on January 28, 2005 and provides for automatic renewal for periods of one year unless either party gives 60-days prior written notice of non-extension. In the event the executive is terminated for any reason, the executive will receive any accrued and unpaid salary and bonus. In the event the executive is terminated by us without cause (as defined in such executive’s employment agreement) or if we give the executive a non-extension notice, such executive shall be entitled to: (1) 24 months of continued regular salary, and (2) a one-time payment in an amount equal to the actual bonus paid to such executive for the year immediately preceding the date of termination of such executive’s employment. In order to be eligible for such severance payment, the executive must execute a full release of claims against us. The employment agreement for Mr. Reynolds contains non-competition, non-solicitation and confidentiality provisions.

New Stock Incentive Plan

We expect our new parent company to adopt a new stock incentive plan following the completion of the recapitalization. It is expected that a portion of the equity of our new parent company will be reserved for issuance upon the exercise of options and restricted stock under this plan. It is expected that the management stock options will generally vest based on the completion of a specified period of service with us.

PRINCIPAL STOCKHOLDERS

Upon consummation of the Transactions, the issuer became a wholly owned subsidiary of Holdings, whose stockholders include the Golden Gate Investors, the North Castle Investors and members of management.

The following table sets forth information regarding beneficial ownership of Holdings as of June 1, 2004 by: (i) each person or entity known to us to own more than 5% of any class of Holdings’ outstanding securities; and (ii) each known member of Holdings’ board of directors, each of our named executive officers and all members of the board of directors and executive officers as a group. To our knowledge, each of such security holders will have sole voting and investment power as to the shares shown unless otherwise noted. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

The ownership percentages set forth in the following table do not include an anticipated option and restricted stock pool of Holdings. For additional information regarding our ownership following the recapitalization, see “The transactions” and “Certain relationships and related party transactions—The Transactions.”

Securities Beneficially Owned(1)
Name	Series A Preferred Stock
	Number of Shares		Percentage of Class
Principal Stockholders:
GGC Investment Fund II, L.P. and Related Entities (2)	1,315,000	(9)	49.59%
North Castle Partners III-A, L.P.(3)	1,265,000		47.70%

Directors and Executive Officers:
Robert M. Kaminski(4)	—		—
Gale K. Bensussen(4)	—		—
Kevin J. Lanigan(4)	8,750		*
Robert K. Reynolds(4)	—		—
Gerardo Perez(4)(5)	—		—
Robert J. La Ferriere(4)	—		—
Charles F. Baird, Jr.(6)(7)	50,000		1.89%
G.V. Prasad(4)	—		—
Peter J. Shabecoff(6)	—		—
Benjamin B. James(6)	—		—
David C. Dominik(8)	—		—
Prescott H. Ashe(8)	—		—
Jonathan O. Grad(8)	—		—
All directors and executive officers as a group (13 persons)	58,750		2.22%

*	Less than one percent of the class.
(1)	Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.
(2)	The address is 1 Embarcadero Center, 33rd Floor, San Francisco, California 94111.
(3)	The address is 183 Putnam Avenue, Greenwich, Connecticut 06831.
(4)	The address is c/o Leiner Health Products Inc., 901 East 233rd Street, Carson, California 90745.
(5)	On August 6, 2004, Mr. Perez resigned as our chief operating officer. Mr. Perez will continue to advise us on strategic and operational matters as a consultant. For more information, see “Management—Employment Contracts and Severance Benefit Agreements.”
(6)	The address is c/o North Castle Partners III-A, L.P., 183 Putnam Avenue, Greenwich, Connecticut 06831. Messrs. Baird, Shabecoff and James are Managing Directors of North Castle Partners, L.L.C., which is the manager of North Castle Partners III-A, L.P. By virtue of their status, Messrs. Baird, Shabecoff and James may be deemed to have or share voting and investment power with respect to the shares in which North Castle Partners, L.L.C. and North Castle Partners III-A, L.P. have direct or indirect beneficial ownership but each disclaim the beneficial ownership of the shares held directly or indirectly by such entities except to the extent of his proportionate ownership interests therein.

(7)	Includes 50,000 shares of Series A Preferred Stock held of record by North Castle GP III-A, L.L.C., which is general partner of the general partner of North Castle Partners III-A, L.P. and of which Mr. Baird is the managing member. By virtue of his status as the managing member of North Castle GP III-A, L.L.C., Mr. Baird may be deemed to have voting and investment power with respect to the 50,000 shares of Series A Preferred Stock held of record by North Castle GP III-A, L.L.C.
(8)	The address is c/o GGC Investment Fund II, L.P., 1 Embarcadero Center, 33rd Floor, San Francisco, California 94111. Messrs. Dominik and Ashe are Managing Directors and Mr. Grad is a Principal of Golden Gate Capital which is the general partner of the GGC Investment Fund II, L.P. Messrs Dominik, Ashe and Grad each disclaim the beneficial ownership of the shares held by such entities except to the extent of his proportionate ownership interests therein.
(9)	Consists of: (i) 402,196 shares of series A preferred stock owned by CCG Investment Fund, L.P., (ii) 20,218 shares of series A preferred stock owned by CCG Associates — QP, LLC, (iii) 1,880 shares of series A preferred stock owned by CCG Associates — AI, LLC, (iv) 5,388 shares of series A preferred stock owned by CCG Investment Fund — AI, L.P., (v) 20,318 shares of series A preferred stock owned by CCG AV, LLC-Series C, (vi) 15,650 shares of series A preferred stock owned by CCG AV, LLC-Series F, (vii) 827,335 shares of series A preferred stock owned by Golden Gate Capital Investment Fund II, L.P. and (viii) 22,015 shares of series A preferred stock owned by Golden Gate Capital Associates II-QP, LLC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Transactions

Stockholders Agreement

As part of the transactions, Holdings, the North Castle Investors, the Golden Gate Investors and our management stockholders entered into a stockholders agreement. We refer to the North Castle Investors, the Golden Gate Investors, the management stockholders party to the stockholders agreement and their permitted transferees collectively as the “Stockholders.” The stockholders agreement contains the following provisions:

•	Board of Directors. The stockholders agreement sets the size of Holdings’ board of directors and our board of directors at nine members each and requires all parties to the agreement to vote their shares and take all steps within their power to elect three nominees selected by the North Castle Investors, three nominees selected by the Golden Gate Investors and two nominees who are members of management and one nominee that is an outside director, in each case selected jointly by the North Castle Investors and the Golden Gate Investors. The North Castle Investors and the Golden Gate Investors each will have these rights for so long as it meets the definition of a Major Investor. As defined in the stockholders agreement, a Major Investor (i) owns at least 40% of the shares held as of the date of the agreement and (ii) has not transferred to any single person more than 50% of the greater of the shares held by it on the date of the agreement or at the time of the transfer, in which case such transferee will succeed to such rights for so long as it holds 20% of the common stock outstanding on the date of the agreement. As of the date of the stockholders agreement, the directors nominated by North Castle will be Messrs. Baird, James and Shabecoff and the directors nominated by Golden Gate will be Messrs. Ashe, Dominik and Grad. The management directors will be Mr. Kaminski and Mr. Bensussen for so long as they serve as Chief Executive Officer and President, respectively. Mr. Prasad will be the outside director.

•	Approval of Significant Transactions. The Golden Gate Investors and North Castle Investors, so long as they remain Major Investors, possess approval rights over some significant transactions that may be pursued by Holdings, including mergers or sales by Holdings or any subsidiary.

•	Transfer Restrictions. Without the consent of each of the Major Investors, until the earlier of the fifth anniversary of the stockholders agreement and six months after the consummation of a public offering, Stockholders may not transfer shares, other than in transfers permitted by the stockholders agreement. Any such permitted transferees will agree in writing to be bound by the provisions of the stockholders agreement.

•	Participation Rights. Pursuant to the stockholders agreement, any Stockholder is granted “tag-along” rights, which entitle them to participate in some sales by the Major Investors.

•	Take-Along Sale of Capital Stock. Subject to exceptions, if one or more Major Investors prior to a public offering, approves a sale of more than 50% of Holdings’ capital stock to an non-affiliated third party and any Major Investor that has not initiated such sale approves such transfer, each of the Stockholders may be required to sell a pro rata share of capital stock. Prior to a public offering and during the period beginning on the third anniversary and ending on the fifth anniversary of the stockholders agreement, either Major Investor may effect a take-along sale without obtaining the approval of the other Major Investor if specified performance criteria are met. After the fifth anniversary of the stockholders agreement, either Major Investor may effect a take-along sale without obtaining the approval of the other Major Investor and without meeting any performance criteria.

•	Piggyback Registration Rights. The Stockholders are entitled to request the inclusion of their securities in any registration statement at Holdings’ expense whenever it proposes to register any equity securities.

•	Demand Registration. Under the stockholders agreement, any Major Investor has the right after the first anniversary of the consummation of a public offering, subject to some exceptions, to require Holdings to register any or all of their registrable securities under the Securities Act.

•	Holdback Agreement for Demand Registrations. Each Stockholder, if required by the managing underwriter in an underwritten offering, agrees not to sell or offer for public sale or distribution, any of such Stockholder’s capital stock within 15 days prior to or 180 days after the effective date of any demand registration, except as part of such registration.

•	Preemptive Rights. The Stockholders Agreement contains customary preemptive rights in favor of each Major Investor.

•	Indemnification. In connection with all registrations pursuant to the stockholders agreement, Holdings has agreed to indemnify the Stockholders participating in such registrations, the officers and directors of such Stockholders and each person that controls such Stockholder against liabilities relating to the registration, including liabilities under the Securities Act.

•	Affiliate Transactions. Holdings has agreed not to engage in any transaction or series of related transactions (other than the consulting agreement and related transactions) with any of the Major Investors or any of their respective affiliates unless (i) such transaction or series of related transactions are on terms and conditions no less favorable than would be obtainable by Holdings in an arm’s-length transaction and its chief financial officer delivers to the Board of Directors a certificate to such effect and (ii) if the transaction or series of related transactions involve an amount greater than $1 million, a majority of the members of the Board of Directors who are not officers, employees or managing members of Holdings or the applicable Major Investor of any of its affiliates have approved such transactions in writing.

Consulting Agreement

In connection with the transactions, we and Holdings entered into a consulting agreement with Leiner Health Products, LLC, a wholly owned subsidiary, North Castle Partners, L.L.C., an affiliate of the North Castle Investors, and GGC Administration, LLC, an affiliate of the Golden Gate Investors (“GGC Administration”). Pursuant to the consulting agreement, North Castle Partners, L.L.C. and GGC Administration will be compensated for the financial, investment banking, management advisory and other services performed in connection with the recapitalization and for future financial, investment banking, management advisory and other services they perform on our behalf.

In consideration for their services in connection with the recapitalization, Holdings, Leiner and Leiner Health Products, LLC paid $6,190,000 to each of North Castle Partners, L.L.C. and GGC Administration. Leiner or Leiner Health Products, LLC reimbursed North Castle Partners, L.L.C. for all reasonable fees, costs and out-of-pocket expenses incurred by North Castle Partners, L.L.C. and its affiliates in connection with the formation of NCP III-A and the offering and distribution of interests therein, up to $1,200,000.

As compensation for their continuing services, Holdings, Leiner and Leiner Health Products, LLC will pay $1,315,000 in arrears annually to each of North Castle Partners and GGC Administration as long as Holdings, Leiner and Leiner Health Products, LLC meet a performance target, which we expect to meet in fiscal 2005. We have also agreed to reimburse North Castle Partners and GGC Administration for their reasonable travel, other out-of-pocket expenses and administrative costs and expenses, including legal and accounting fees, and to pay additional transactions fees to them in the event Holdings, Leiner or any of its subsidiaries completes any acquisition (whether by merger, consolidation, reorganization, recapitalization, sale of assets, sale of stock or otherwise) financed by new equity or debt, a transaction involving a change of control, as defined in the consulting agreement, or sale, transfer or other disposition of all or substantially all of the assets of Holdings, Leiner or Leiner Health Products, LLC.

Recapitalization Agreement and Plan of Merger

On April 15, 2004, Mergeco entered into a recapitalization agreement and plan of merger with Leiner. The recapitalization was effected by merging Mergeco with and into Leiner. In connection with the recapitalization the Golden Gate Investors made a $131.5 million cash equity investment in Mergeco and the North Castle Investors made a $131.5 million equity investment in Mergeco, $126.5 million of which was a new cash investment by NCP III-A and $5.0 million of which was a rollover of existing Leiner equity by an affiliate of NCP III-A. Pursuant to the recapitalization agreement, as well as other contribution agreements, some members of our management rolled over $2.2 million of Leiner equity. Immediately after the merger, the holders of Leiner stock exchanged their stock for voting preferred stock of Holdings. In addition, some members of management exchanged existing Leiner equity rights for new equity rights in Holdings, which when combined with the equity rollover, represents an aggregate management rollover of $18.8 million. Holders of all of Leiner’s equity and equity rights received, an aggregate of approximately $475 million in cash in exchange for their equity interests, approximately $286 million of which was paid to other investment funds affiliated with North Castle Partners, L.L.C. Such holders of Leiner capital stock and equity interests will receive any amounts remaining in the $6.5 million escrow fund after such escrow is released.

Merger consideration to be paid to members of our senior management is described below under “—Management Equity Arrangements.”

The recapitalization agreement and plan of merger contains customary representations and warranties and customary covenants of the parties thereto. In addition, the completion of the recapitalization was conditioned upon the satisfaction or waiver of specified conditions. The recapitalization agreement and plan of merger does not provide for indemnification for losses relating to specified events, circumstances and matters, except as provided in the escrow agreement described below. See “—Escrow Agreement.”

Upon the closing of the recapitalization and the related transactions, all of the capital stock of Leiner is owned by Holdings, which is owned by the North Castle Investors, the Golden Gate Investors and some members of management.

Escrow Agreement

As part of the Transactions, the Golden Gate Investors, the North Castle Investors, North Castle Partners, L.L.C., Leiner, Mergeco and an escrow agent entered into an escrow agreement. Pursuant to the recapitalization agreement and plan of merger, Mergeco deposited $6.5 million in cash in an escrow account to be held and disposed of as provided in the escrow agreement. The escrow funds will be used to pay specified product liability claims and tax claims as provided for in the escrow agreement. Any amounts remaining in the escrow account will be paid to the selling Leiner equityholders on a pro rata basis on the later of December 31, 2006 and other dates specified in the escrow agreement with respect to the contingent liabilities.

Management Equity Arrangements

In connection with the recapitalization, Messrs. Kaminski, Bensussen, Lanigan and La Ferriere received $1.2 million, $2.5 million, $4.1 million and $0.3 million, respectively, in cash in exchange for some or all of their existing Leiner common stock. Mr. Lanigan also received $0.9 million of voting preferred stock of Holdings in connection with his rollover of existing Leiner common stock.

Each of Messrs. Kaminski, Bensussen, Reynolds, Perez, Lanigan and La Ferriere held options under our previous stock incentive plan, which were terminated in connection with the recapitalization. Some outstanding options to purchase shares of common stock held by Messrs. Kaminski, Bensussen, Reynolds, Perez, Lanigan and La Ferriere were exchanged for a number of new delayed delivery shares equal to the quotient determined by dividing (1) the excess of the per share merger consideration payable to holders of common stock in the merger over the exercise price per share by (2) the per share cash purchase price paid by those investors purchasing Leiner common stock in connection with the recapitalization. In connection with the recapitalization, each of Messrs. Kaminski, Bensussen, Reynolds, Perez, Lanigan and La Ferriere received new awards of an aggregate of approximately 29,320, 27,233, 14,358, 710, 19,431 and 3,850 shares of delayed delivery common and preferred stock of Holdings, respectively, assuming a new common stock fair market value of $100. In addition, each of Messrs. Kaminski, Bensussen, Reynolds, Perez and La Ferriere received an amount equal to approximately $1.9 million, $0.4 million, $1.5 million, $2.9 million and $1.4 million, respectively, in connection with the cash out of their options that were not exchanged for new delayed delivery share awards.

Messrs. Kaminski, Bensussen and Lanigan held delayed delivery share awards under our former stock incentive plan, which was terminated in connection with the recapitalization. In connection with the recapitalization, each of Messrs. Kaminski and Bensussen received an aggregate of approximately $6.9 million and $5.3 million, respectively, in connection with the cash out of his delayed delivery share awards. Mr. Lanigan rolled over his delayed delivery share awards for a new award of shares of delayed delivery common and preferred stock of Holdings. In connection with the recapitalization, Mr. Lanigan received an aggregate of approximately 14,023 new delayed delivery share awards.

Messrs. Kaminski, Bensussen and Lanigan each received $0.2 million in exchange for the cancellation of their existing warrants in connection with the recapitalization.

Transaction Bonuses

In connection with the transactions, we paid Messrs. Reynolds, Lanigan and La Ferriere special one-time bonuses in the amount of $200,000, $200,000 and $50,000, respectively.

Company Loans

Some of our directors and executive officers had outstanding loans with the company, with an aggregate outstanding balance of $141,615 as of May 27, 2004. All of these loans were repaid at the closing of the recapitalization.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Senior Credit Facility

Immediately after giving effect to the transactions, Leiner is the borrower under a new senior credit facility with UBS AG, Stamford Branch, as administrative agent and collateral agent, UBS Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book-runners, Morgan Stanley Senior Funding, Inc., as syndication agent, Credit Suisse First Boston, acting through its Cayman Islands branch, as documentation agent, and a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the expected material terms of the new senior credit facility. As the final terms of the new senior credit facility have not been agreed upon, the final terms may differ from those set forth herein and any such differences may be significant.

The new senior credit facility provides for an original aggregate principal amount of up to $290.0 million. The new senior credit facility will provide for:

•	a term loan B facility in an aggregate principal amount of $240.0 million; and

•	a non-amortizing revolving credit facility in an aggregate principal amount of $50.0 million (a portion of this facility will be available as a letter of credit subfacility), of which $5.0 million was drawn on the closing of the Transactions and an additional $5.0 million was drawn subsequently.

We borrowed approximately $240.0 million under the term loan B facility to provide a portion of the proceeds required to consummate the Transactions, and to pay fees, commissions and expenses in connection therewith. The revolving credit facility will also be used for working capital and general corporate needs.

Incremental Increases

Leiner shall have the right to request that the term loan B facility be increased in an amount of up to $50.0 million (which increase may be effected by means of a new tranche of term loans), provided specified conditions are met. Each lender under the term loan B facility will have a first right to participate in each incremental increase on a pro rata basis but no lender will be required to commit to any incremental increase.

Guarantees and Collateral

The new senior credit facility is fully and unconditionally guaranteed on a joint and several basis by Leiner and all of its existing and future direct and indirect domestic subsidiaries.

The new senior credit facility and any hedging obligations relating to the new senior credit facility to which a lender or an affiliate of a lender is a counterparty is secured by:

•	perfected first priority pledges of all of the equity interests of Leiner and each of Leiner’s direct and indirect domestic subsidiaries and 65% of the equity interests in first-tier foreign subsidiaries; and

•	perfected first priority security interests in and mortgages on all tangible and intangible assets (including, without limitation, accounts receivable, inventory, equipment, general intangibles, intercompany notes, insurance policies, investment property, intellectual property, material real property, cash and proceeds of the foregoing) of Leiner and the guarantors, wherever located, now or hereafter owned, subject to such exceptions as are agreed.

Interests and Fees

All borrowings under the new senior credit facility bear interest at a rate per annum, at our option, at a margin above the base rate (the higher of the federal funds effective rate plus 0.50% and the prime commercial lending rate of UBS AG) or the LIBOR rate (determined based on interest periods of one, two, three or six months, at our option). Our margin for the term loan B facility is 2.00% with respect to base rate loans and 3.00% with respect to LIBOR rate loans, while the margin for loans under the revolving credit facility is 1.75% with respect to base rate loans and 2.75% with respect to LIBOR rate loans. Overdue principal shall bear interest at a rate which is 2.00% in excess of the rate otherwise applicable thereto. Additionally, we will pay customary administrative fees and expenses and commitment fees of 0.50% per annum on the unused portion of the revolving credit facility. As of June 26, 2004 our interest rates averaged 4.36% under the new senior credit facility.

Repayment; Prepayments

The term loan B facility matures seven years after the closing of the Transactions and amortizes in quarterly installments in aggregate annual amounts of 1.00% of the original aggregate principal amount of the term loan B facility for the first six years and three quarters, with the balance at maturity.

The revolving credit facility matures on the date that is five years after the closing of the Transactions.

Optional prepayments are permitted in whole or in part, with prior notice but without premium or penalty (except LIBOR breakage costs) and including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments. Prepayments will be applied to scheduled amortization on the term loan B facility on a pro rata basis.

The new senior credit facility is required to be prepaid with the net proceeds of specified asset sales, the net proceeds of the issuance of debt or specified preferred stock, a portion of the net proceeds of qualified issuances of common equity and a portion of excess cash flow. Prepayments shall be applied to scheduled amortization on the term loan B facility on a pro rata basis, and after the term loan B facility is repaid in full, applied to permanently reduce commitments under the revolving credit facility.

Material Covenants

The new senior credit facility requires us to meet specified financial tests, including without limitation, a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditure levels. In addition, the new senior credit facility contains representations and warranties and affirmative and negative covenants which, among other things, limit the incurrence of additional indebtedness, guarantees, investments, distributions, transaction with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, prepayment of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. For more information regarding the financial covenants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Covenant Restrictions” and “—Credit Agreement EBITDA.”

Events of Default

The new senior credit facility contains customary events of default (subject to grace periods and materiality qualifiers and other exceptions), including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults, loss of lien on collateral, invalidity of guarantees, specified bankruptcy and insolvency events, some ERISA events, judgments and change of ownership or control.

Industrial Development Revenue Bond Loan

The Industrial Development Revenue Bond Loan in the original aggregate principal amount of $8.1 million is an obligation of Leiner Health Products, LLC, our subsidiary, and is due and payable in annual installments of

$500,000, with the remaining outstanding principal amount due and payable on May 1, 2014. Interest on the IRB Loan (1.35% as of June 26, 2004) is variable and fluctuates on a weekly basis. As of June 26, 2004, $4.6 million aggregate principal amount was outstanding on the IRB Loan. The IRB Loan is secured by a letter of credit under our existing credit facility, which we intend to replace or secure with a new letter of credit under the new senior credit facility. Under some circumstances, the interest rate on the bonds may be converted to a fixed rate for the remainder of the term. On or prior to the date that the bonds are converted to a fixed rate, bondholders may elect to have their bonds or a portion thereof, in denominations of $100,000 and integral multiples of $5,000, in excess thereof, purchased at a price equal to par plus accrued interest upon seven days’ notice to the trustee. In the event a portion of the bonds are tendered for purchase, the bondholder must retain bonds in the denomination of at least $100,000. When any bonds shall have been delivered to the trustee for purchase, the remarketing agent shall use its best efforts to remarket such bonds at par plus accrued interest. In the event that sufficient funds are not available to the trustee to purchase tendered bonds, we are required to provide funds for such purchase, including funds drawn under the letter of credit securing the IRB Loan. Upon conversion to a fixed interest rate, the bondholders’ tender option will terminate.

Industrial Opportunities Program Loan

During fiscal 2000, Vita entered into a loan agreement with the Manitoba Industrial Opportunities Program to fund the expansion and upgrading of our manufacturing facility in Canada. The loan is secured principally by a pledge of some real property at our Manitoba manufacturing facility and equipment purchased with the proceeds of the loan. As of June 26, 2004, we received approximately $1,938,000 in advances on the loan. Interest on the loan may be waived contingent upon our compliance with specified obligations, including meeting specified financial ratios. Principal repayments are scheduled to be made in two equal payments of 50% of the final loan amount. The first payment is to be made on September 30, 2004 and the second on September 30, 2005.

DESCRIPTION OF THE NOTES

As used below in this “Description of the Notes” section, the “Issuer” means Leiner Health Products Inc., a Delaware corporation, and its successors, but not any of its subsidiaries. The Issuer issued the outstanding notes (the “Notes”) under an Indenture, dated as of May 27, 2004 (the “Indenture”), among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain a copy of the Indenture from the Issuer at its address set forth elsewhere in this prospectus.

Any Notes that remain outstanding after the completion of the exchange offer, together with the Exchange Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

The following is a summary of the material terms and provisions of the Notes. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. Unless otherwise required by the context, references in the description of the notes include the Notes issued to the initial purchasers in a private transaction that was not subject to registration requirements of and the Exchange Notes, which have been registered under the Securities Act. You can find definitions of some terms used in this description under the heading “—Definitions.”

Principal, Maturity and Interest

The Notes mature on June 1, 2012. The Notes bear interest at the rate shown on the cover page of this prospectus, payable on June 1 and December 1 of each year, commencing on December 1, 2004, to Holders of record at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

An aggregate principal amount of Notes equal to $150.0 million is being issued in this offering. The Issuer may issue additional Notes having identical terms and conditions to the Notes being issued in this offering, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount (the “Additional Notes”), subject to compliance with the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.” Any Additional Notes will be part of the same issue as the Notes being issued in this offering and will be treated as one class with the Notes being issued in this offering, including for purposes of voting, redemptions and offers to purchase. For purposes of this “Description of the Notes,” except for the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness,” references to the Notes include Additional Notes, if any.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Subordination of Notes

The payment of all Obligations by the Issuer on or relating to the Notes will be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt of the Issuer, including all Obligations with respect to the Credit Facilities, whether outstanding on the Issue Date or incurred after that date.

The holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt before the Holders of Notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes (other than in Permitted Junior Securities) in the event of any distribution to creditors of the Issuer:

•	in a total or partial liquidation, dissolution or winding up of the Issuer;

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its assets;

•	in an assignment for the benefit of creditors; or

•	in any marshalling of the Issuer’s assets and liabilities.

In addition, the Issuer may not make any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes or acquire any Notes for cash or assets or otherwise (other than, in either case, in Permitted Junior Securities), if:

•	a payment default on any Senior Debt occurs and is continuing; or

•	any other default occurs and is continuing on any Designated Senior Debt that permits holders of such Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of such Designated Senior Debt.

Payments on and distributions with respect to any Obligations on or with respect to the Notes may and shall be resumed:

•	in the case of a payment default, upon the date on which all payment defaults are cured or waived; and

•	in case of a nonpayment default, the earliest of (1) the date on which all such nonpayment defaults are cured or waived, (2) 179 days after the date on which the applicable Payment Blockage Notice is received or (3) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action or any breach of any financial covenants for a period ending after the date of delivery of the initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing will constitute a new default for this purpose.

Notwithstanding anything to the contrary, payments and distributions made from the trust established pursuant to the provisions described under “—Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” will be permitted and will not be subordinated so long as the payments into the trust were made in accordance with the requirements described under “—Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” and did not violate the subordination provisions when they were made.

The Issuer must promptly notify the Representative of the Designated Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of the Issuer, Holders of the Notes may recover less ratably than creditors of the Issuer who are holders of Senior Debt. See “Risk Factors—Risks Associated with the Offering—Your right to receive payment on the notes and guarantees is subordinated to our and the guarantors’ senior debt.”

As of June 26, 2004, the Issuer and the Guarantor Subsidiaries had approximately $257.6 million aggregate principal amount of Senior Debt and $30.3 million of availability under the Credit Agreement, net of outstanding letters of credit of $9.7 million.

Subordination of Guarantees

Each Guarantee will be subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt.

Note Guarantees

The Issuer’s obligations under the Notes and the Indenture will be jointly and severally guaranteed (the “Note Guarantees”) by each Restricted Subsidiary (other than any Foreign Subsidiary).

Not all of our Subsidiaries will guarantee the Notes. Unrestricted Subsidiaries and Foreign Subsidiaries will not be Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, these non-Guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. For the fiscal year ended March 27, 2004, our non-Guarantor Subsidiaries represented approximately 8.9% of our net sales and 8.9% of our net income, held 11.8% of our consolidated assets and had $32.4 million of liabilities (including trade payables) to which the Notes would have been structurally subordinated. For the fiscal quarter ended June 26, 2004, our non-Guarantor Subsidiaries represented approximately 11.2% of our net sales, held 10.6% of our consolidated assets and had $14.3 million of liabilities (including trade payables) to which the Notes would have been structurally subordinated. For the first quarter ended June 26, 2004, we had $68.9 million net loss and the non-Guarantor Subsidiaries had $1.1 million net income.

As of the date of the Indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries,” the Issuer will be permitted to designate any of its Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be that:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee and its obligations under the Indenture and the Registration Rights Agreement; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

The obligations of each Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

A Guarantor shall be released from its obligations under its Note Guarantee and its obligations under the Indenture and the Registration Rights Agreement:

(1)	in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of Equity Interests of such Guarantor then held by the Issuer and the Restricted Subsidiaries such that the Guarantor ceases to be a Subsidiary;

(2)	if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

(3)	in the event of a Covenant Defeasance or Legal Defeasance.

Optional Redemption

The Notes may be redeemed, in whole or in part, at any time prior to June 1, 2008, at the option of the Issuer, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date.

At any time or from time to time on or after June 1, 2008, the Issuer, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning June 1 of the years indicated:

Year	Optional Redemption Price
2008	105.50%
2009	102.75%
2010 and thereafter	100.00%

Redemption with Proceeds from Equity Offerings

At any time prior to June 1, 2007, the Issuer may redeem at its option on any one or more occasions up to 40% of the aggregate principal amount of the Notes issued under the Indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 111% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 60% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described under “—Optional Redemption—Redemption with Proceeds from Equity Offerings,” selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

The Issuer may acquire notes by means other than a redemption, whether by tender offer, open market purchase, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Change of Control

Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuer purchase that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the Holders a notice:

(1)	describing the transaction or transactions that constitute the Change of Control;

(2)	offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

(3)	describing the procedures that Holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

The agreements governing our outstanding Senior Debt currently prohibit us from purchasing any Notes, and also provide that some change of control events with respect to us would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of our senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain the prohibition. If the Issuer does not obtain a consent or repay the borrowings, the Issuer will remain prohibited from purchasing Notes. In that case, our failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Debt. In these circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable to the transaction giving rise to the Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or if a notice of redemption has been given pursuant to the Indenture under the caption “Optional Redemption.” A Change of Control Offer may be made in advance of a Change of Control, conditioned upon the Change of Control, if a definitive agreement relating to such Change of Control is entered into at or prior to the time of making the Change of Control Offer.

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under the definition of “Change of Control” and “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in some circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase Notes.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitations on Additional Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Guarantor may incur additional Indebtedness (including Acquired Indebtedness) and any Restricted Subsidiary may incur Acquired Indebtedness, in each case, if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.25 to 1.00 (the “Coverage Ratio Exception”).

Notwithstanding the above, each of the following shall be permitted (the “Permitted Indebtedness”):

(1)	Indebtedness of the Issuer and any Restricted Subsidiary under the Credit Facilities in an aggregate amount at any time outstanding not to exceed $290.0 million, less, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Facilities in accordance with the covenant described under “—Limitations on Asset Sales” to the extent a permanent repayment and/or commitment reduction is required pursuant to the second clause (1) thereof as a result of such application;

(2)	the Notes issued on the Issue Date and the Note Guarantees and the Exchange Notes and the Note Guarantees in respect thereof to be issued pursuant to the Registration Rights Agreement;

(3)	Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (including Indebtedness of Leiner Health Products Inc. and its Subsidiaries) after giving effect to the intended use of proceeds of the Notes (other than Indebtedness referred to in clause (1), (2) or (5));

(4)	Indebtedness under Hedging Obligations for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation;

(5)	Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6)	Indebtedness in respect of payment, bid, appeal, performance or surety or other similar bonds, completion guarantees, export or import indemnities or similar instruments issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such payment, bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(7)	Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(8)	Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding the greater of (i) $25.0 million or (ii) 5.0% of Consolidated Tangible Assets;

(9)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(10)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11)	indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Issuer or any Restricted Subsidiary shall not be permitted under this clause (11) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (11) shall at no time exceed the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(12)	Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $5.0 million at any time outstanding;

(13)	Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $20.0 million at any time outstanding; and

(14)	Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clauses (2) or (3) above or this clause (14).

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) above, and may later reclassify any item of Indebtedness described in clauses (1) through (14) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on any Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Limitations on Layering Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or suffer to exist any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) senior in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary and subordinated in right of payment to any other Indebtedness of the Issuer or of such Restricted Subsidiary, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Restricted Subsidiary solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitations on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1)	a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2)	the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3)	the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3), (4), (5), (6), (7), (8), (9), (10) or (11) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a)	50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter during which the Issue Date occurs to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b)

100% of the aggregate net cash proceeds received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than (A) any such proceeds which are used to redeem

Notes in accordance with the second paragraph under “—Optional Redemption—Redemption with Proceeds from Equity Offerings,” or (B) any such proceeds or assets received from a Subsidiary of the Issuer, plus

(c)	the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(d)	the sum of (1) 100% of the aggregate amount received in cash and the Fair Market Value of property and marketable securities received by means of (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries after the Issue Date and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries after the Issue Date or (B) the sale (other than to the Issuer or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary, and (2) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, or the merger or consolidation of an Unrestricted Subsidiary with and into the Issuer or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such merger, consolidation or transfer of assets; provided, however, that the amount under this clause (d) shall not exceed the amount by which such Investments reduced the Restricted Payments Basket.

The foregoing provisions will not prohibit:

(1)	the payment by the Issuer or any Restricted Subsidiary of any dividend or other distribution within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2)	the redemption of any Equity Interests of the Issuer in exchange for, or out of the proceeds of the issuance and sale within 30 days of, Qualified Equity Interests;

(3)	the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the issuance and sale within 30 days of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the incurrence within 30 days of, Refinancing Indebtedness permitted to be incurred under the “Limitations on Additional Indebtedness” covenant and the other terms of the Indenture or (c) upon a Change of Control or in connection with an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if the Issuer shall have complied with the covenants described under “—Change of Control” and “—Limitations on Asset Sales” and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Indebtedness;

(4)	the redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer held by officers, directors, employees or consultants or former officers, directors, employees or consultants (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $2.0 million during any calendar year (with unused amounts being available to be used in succeeding calendar years subject to a maximum of $5.0 million in any calendar year (without giving effect to clauses (B) and (C),)) plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Issue Date of Qualified Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to officers, directors or employees, plus (C) the net cash proceeds of any “key-man” life insurance policies;

(5)	repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represents a portion of the exercise price thereof; or

(6)	the declaration and payment of regularly scheduled or accrued dividends to the holders of any class or series of Disqualified Equity Interests of the Issuer issued on or after the date of the Indenture; provided that at the time of such issuance and after giving pro forma effect thereto, the Issuer would have been able to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Ratio Exception described below under the caption “—Limitation on Additional Indebtedness”;

(7)	any payments made by the Issuer (including any payments made by the Issuer to any direct or indirect parent company of the Issuer) in connection with the Transactions;

(8)	Investments that are made with Excluded Contributions;

(9)	cash payments, advances, loans or expense reimbursements made to any direct or indirect parent corporation of the Issuer to permit the payment by such entity of (i) general operating expenses, accounting, legal, corporate reporting and administrative expenses incurred in the ordinary course of its business not to exceed $1.0 million in any fiscal year ($2.0 million after the consummation of a Public Equity Offering) and (ii) any taxes, duties or similar governmental fees to the extent such tax obligations are directly attributable to its ownership of the Issuer and its Restricted Subsidiaries, including Permitted Tax Payments;

(10)	the repurchase, redemption or other acquisition for value of Equity Interests of the Issuer or dividends or distributions to any direct or indirect parent company of the Issuer to permit it to repurchase, redeem or acquire such parent company’s Equity Interests representing fractional shares of such Equity Interests in connection with a merger, consolidation, amalgamation or other combination involving the Issuer or any direct or indirect parent company of the Issuer, and

(11)	additional Restricted Payments in an amount not to exceed $15.0 million.

provided that (a) in the case of any Restricted Payment pursuant to clause (3), (4), (6) or (11) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests that are used to make a payment pursuant to clause (2), (3) or (4)(B) above shall increase the Restricted Payments Basket.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distributions on or in respect of its Equity Interests;

(b)	make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c)	transfer any of its assets to the Issuer or any other Restricted Subsidiary; except for:

(1)	encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(2)	encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees;

(3)	non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4)	encumbrances or restrictions existing under agreements existing on the date of the Indenture (including, without limitation, the Credit Facilities) as in effect on that date;

(5)	restrictions relating to any Lien permitted under the Indenture imposed by the holder of such Lien;

(6)	restrictions imposed under any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

(7)	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(8)	any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary (x) than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date and (y) with respect to any Indebtedness incurred pursuant to clause (13) of the definition of Permitted Indebtedness, than those imposed pursuant to the Credit Agreement as in effect on the Issue Date (which may result in encumbrances upon a Restricted Subsidiary so long as such encumbrances or restrictions are not materially more restrictive taken as a whole than the comparable restriction that is applicable to the Issuer);

(9)	customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(10)	Purchase Money Indebtedness incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired;

(11)	restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(12)	encumbrances or restrictions contained in Indebtedness of Foreign Subsidiaries permitted to be incurred under the Indenture; provided that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and do not, in the good faith judgment of the Board of Directors of the Issuer, materially impair the Issuer’s ability to make payment on the Notes when due; and

(13)	any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2)	the Issuer delivers to the Trustee:

(a)	with respect to any Affiliate Transaction involving aggregate value in excess of $5.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Board of Directors approving in good faith such Affiliate Transaction; and

(b)	with respect to any Affiliate Transaction involving aggregate value of $7.5 million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to the Board of Directors of the Issuer.

The foregoing restrictions shall not apply to:

(1)	transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries or entities that become Restricted Subsidiaries as a result of such transaction; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2)	reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors in good faith;

(3)	the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes to be used by such Person to pay taxes, and which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis (“Permitted Tax Payments”);

(4)	loans and advances permitted by clause (3) of the definition of “Permitted Investments”;

(5)	(a) the Consulting Agreement and (b) payments of Consulting Fees pursuant to the Consulting Agreement;

(6)	Restricted Payments made in accordance with the covenant described under “—Limitations on Restricted Payments” and Permitted Investments;

(7)	(x) any agreement in effect on the Issue Date and disclosed in this prospectus, as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders or the Issuer in any material respect than such agreement as it was in effect on the Issue Date or (y) any transaction pursuant to any agreement referred to in the immediately preceding clause (x);

(8)	any transaction with a Person which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person; provided that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such Person; and

(9)	(a) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests or (b) the issuance or sale of any Qualified Equity Interests.

Limitations on Liens

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom (other than Permitted Liens), unless contemporaneously therewith:

(1)	in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2)	in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1)	the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests included in such Asset Sale; and

(2)	at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents.

For purposes of clause (2), the following shall be deemed to be cash:

(a)	the amount (without duplication) of any liabilities (other than contingent liabilities or Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(b)	the amount of any securities, notes or other obligations received from such transferee that are within 90 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(c)	the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii); and

(d)	any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received since the date of the Indenture pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (i) $20.0 million and (ii) 5.0% of Consolidated Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to clause (b) above in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1)	repay Senior Debt or Guarantor Senior Debt, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

(2)	repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

(3)	(A) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in the Permitted Business or the making of capital improvements to assets used in a Permitted Business, (B) acquire Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B).

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1)	the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2)	the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3)	if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4)	upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

In the event of the transfer of substantially all (but not all) of the assets of the Issuer and Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under “—Limitations on Mergers, Consolidations, Etc.,” the successor shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so transferred for purposes of this covenant, and the successor shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitations on Asset Sales” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Limitations on Asset Sales” provisions of the Indenture by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries

The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)	no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2)	the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “—Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;

(3)	is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under the covenant described under “—Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described under “—Limitations on Liens,” the Issuer shall be in default of the applicable covenant.

The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1)	no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2)	all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

Limitation on Preferred Stock of Non-Guarantor Restricted Subsidiaries

The Issuer will not permit any Restricted Subsidiary that is not a Guarantor to issue any Preferred Stock (except to the Issuer or to a Wholly-Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) to hold any such Preferred Stock.

Limitations on Mergers, Consolidations, Etc.

The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person (other than a merger with an Affiliate solely for the purpose of and with the effect of changing the Issuer’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

(1)	either:

(a)	the Issuer will be the surviving or continuing Person; or

(b)	the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement; provided that if the Person is a partnership or limited liability company, a corporation wholly owned by such Person organized or existing under the laws of the United States of America, any state of the United States of America or the District of Columbia that does not and will not have any material assets or operations becomes a co-issuer of the notes pursuant to a supplemental indenture substantially in the form set forth in the Indenture;

(2)	immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

(3)	immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Except as provided in the fifth paragraph under the caption “—Note Guarantees,” no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

(1)	either:

(a)	such Guarantor will be the surviving or continuing Person; or

(b)	the Person formed by or surviving any such consolidation or merger is another Guarantor or assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture and the Registration Rights Agreement; or

(c)	in connection with the sale or disposition of a Guarantor by means of a merger, the net proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture; and

(2)	immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary. This “Limitations on Mergers, Consolidations, Etc.” covenant shall not apply to the merger in connection with the Transactions.

Additional Note Guarantees

If, after the Issue Date, (a) any Subsidiary (including any newly formed, or newly acquired Subsidiary) guarantees any Indebtedness under any Credit Facility (other than any Subsidiary designated an Unrestricted Subsidiary and other than any Foreign Subsidiary that guarantees Indebtedness of only other Foreign Subsidiaries under any such Credit Facility) or (b) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall promptly (and in any event within 30 days thereafter) cause such Restricted Subsidiary to:

(1)	execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

(2)	deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Conduct of Business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and

Retrieval System (or any successor system), within the time periods that would be applicable to the Issuer if it were subject to Section 13(a) or 15(d) of the Exchange Act:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

In addition, following the consummation of the Exchange Offer, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything to the contrary, the Issuer will be deemed to have complied with its obligations in the preceding two paragraphs following the filing of the Exchange Offer Registration Statement and prior to the effectiveness thereof if the Exchange Offer Registration Statement includes the information specified in clause (1) above at the times it would otherwise be required to file such Forms.

In addition, the Issuer shall use its reasonable best efforts to (1) issue a quarterly public press release detailing summary financial performance for each fiscal quarter and (2) participate in quarterly conference calls to discuss the results of operations for each such fiscal quarter with Holders, in each case prior to the time financial statements for such fiscal quarter or fiscal year end, as the case may be, are required to be filed with the SEC.

Events of Default

Each of the following is an “Event of Default”:

(1)	failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(2)	failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(3)	failure by the Issuer to comply with any of its agreements or covenants described above under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” or in respect of its obligations to make a Change of Control Offer as described under “—Change of Control” (whether or not such compliance is prohibited by the subordination provisions of the Indenture);

(4)	failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5)	default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a)	is caused by a failure to pay at final maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof,

(b)	results in the acceleration of such Indebtedness prior to its express final maturity or

(c)	results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $15.0 million or more;

(6)	one or more judgments or orders that exceed $15.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of such judgment becoming final and non-appealable;

(7)	the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a)	commences a voluntary case,

(b)	consents to the entry of an order for relief against it in an involuntary case,

(c)	consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d)	makes a general assignment for the benefit of its creditors;

(8)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b)	appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(c)	orders the liquidation of the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days; or

(9)	any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable (a) if there is no Indebtedness outstanding under any Credit Facility at such time, immediately and (b) if otherwise, upon the earlier of (x) the final maturity (after giving effect to any applicable grace period or extensions thereof) or an acceleration of any Indebtedness under any Credit Facility prior to the express final stated maturity thereof and (y) five business days after the Representative under each Credit Facility receives the acceleration declaration, but, in the case of this clause (b) only, if such Event of Default is then continuing; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under some circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(1)	has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(2)	has been offered indemnity satisfactory to it in its reasonable judgment; and

(3)	has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “—Events of Default” section).

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to

(1)	rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

(2)	the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)	the rights, powers, trust, duties, and immunities of the Trustee, and the Issuer’s obligation in connection therewith, and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, some Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes,

(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

(a)	the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b)	since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4)	no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

(5)	the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit),

(6)	the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7)	the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then our obligations and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either

(1)	all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2)	(a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable, will become due and payable, or may be called for redemption, within one year or have been called for redemption pursuant to the provisions described under “—Optional Redemption,” and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in trust sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(b)	the Issuer has paid all sums payable by it under the Indenture, and

(c)	the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes.

Amendment, Supplement and Waiver

Subject to some exceptions, the Indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding; provided that without the consent of each Holder affected, no amendment or waiver may:

(1)	reduce, or change the maturity, of the principal of any Note;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)

reduce any premium payable upon optional redemption of the Notes or change the date on which any Notes are subject to redemption (other than provisions relating to the purchase of Notes described above under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);

(4)	make any Note payable in money or currency other than that stated in the Notes;

(5)	modify or change any provision of the Indenture or the related definitions affecting the subordination of the Notes or any Note Guarantee in a manner that adversely affects the Holders;

(6)	reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(7)	waive a default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(8)	impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefore or to institute suit for the enforcement of any payment on the Notes;

(9)	release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

(10)	make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Issuer and the Trustee may amend the Indenture, the Note Guarantees or the Notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture), to make any change that does not materially adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act; to conform the text of the Indenture or the Notes to any provision of this Description of Notes; or to provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture on the date of the Indenture.

No amendment of, or supplement or waiver to, the Indenture shall adversely affect the rights of any holder of Senior Debt or Guarantor Senior Debt under the subordination provisions of the Indenture, without the consent of such holder or, in accordance with the terms of such Senior Debt or Guarantor Senior Debt, the consent of the agent or representative of such holder or the requisite holders of such Senior Debt or Guarantor Senior Debt.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains some limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in some cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to some exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

The Indenture, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Definitions

Set forth below is a summary of some of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under “—Certain Covenants—Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1.0% of the then outstanding principal amount of the Notes; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note at June 1, 2008 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all remaining required interest payments due on the Note through June 1, 2008 (excluding accrued but unpaid interest), computed using a semi-annual discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the Note.

“asset” means any asset or property.

“Asset Acquisition” means

(1)	an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2)	the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means (i) any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business or (ii) the issuance of Equity Interests in any of the Issuer’s Restricted Subsidiaries (other than director qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or Restricted Subsidiary) to a Person other than the Issuer or a Restricted Subsidiary or the minority stockholders of a Restricted Subsidiary on a pro rata basis. For purposes of this definition, the term “Asset Sale” shall not include:

(1)	transfers of cash or Cash Equivalents;

(2)	transfers between or among the Issuer, the Guarantors and Wholly-Owned Restricted Subsidiaries that are not Guarantors;

(3)	transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

(4)	Permitted Investments and Restricted Payments permitted under the covenant described under “—Certain Covenants—Limitations on Restricted Payments”;

(5)	the creation of or realization on any Lien permitted under the Indenture;

(6)	transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(7)	the sale of products, services or accounts receivable in the ordinary course of business;

(8)	sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of Issuer and the Restricted Subsidiaries; and

(9)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(10)	any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $1.0 million.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing within 360 days of the date of acquisition thereof;

(2)	demand and time deposits and certificates of deposit or acceptances, maturing within 360 days of the date of acquisition thereof, of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million;

(3)	commercial paper maturing no more than 360 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-2 by S&P or at least P-2 by Moody’s;

(4)	repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above;

(5)	in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(6)	in the case of any Foreign Subsidiary, demand or time deposit accounts used in the ordinary course of business with reputable commercial banks located in the jurisdiction of organization of such Foreign Subsidiary; and

(7)	investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (6) above.

“Change of Control” means the occurrence of any of the following events:

(1)	prior to a Public Equity Offering after the Issue Date, the Permitted Holders cease to own directly or indirectly, or to have the power directly or indirectly to vote or direct the voting of, Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer;

(2)	following a Public Equity Offering after the Issue Date, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, except that in no event shall the parties to the Stockholders’ Agreement be deemed a “group” solely by virtue of being parties to the Stockholders’ Agreement), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 35% of the voting power of the total outstanding Voting Stock of the Issuer; provided, however, that such event shall not be deemed to be a Change of Control so long as the Permitted Holders own Voting Stock representing in the aggregate a greater percentage of the total voting power of the Voting Stock of the Issuer than such other person or group;

(3)	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer; or

(4)	(a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Issuer consolidates or merges with or into another Person or any Person consolidates or merges with or into the Issuer, in either case under this clause (4)(b), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Issuer immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of

(1)	Consolidated Net Income, plus

(2)	in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a)	Consolidated Income Tax Expense,

(b)	Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c)	Consolidated Depreciation Expense,

(d)	Consolidated Interest Expense,

(e)	Consulting Fees paid or accrued during such period in an amount not to exceed $2.63 million in any fiscal year, and

(f)	all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

in each case determined on a consolidated basis in accordance with GAAP, minus

(3)	the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period (other than the reversal of a prior accrual or reserve for cash items previously excluded from Consolidated Cash Flow).

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)	the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period;

(2)	any Asset Sale (without giving effect to the $1.0 million threshold provided in the definition thereof) or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period; and

(3)

for any Four-Quarter Period that includes any period of time prior to the consummation of the offering, pro forma effect shall be given for such period to the Transactions and the other adjustments that were added to pro forma EBITDA to calculate Adjusted pro forma EBITDA calculated under GAAP as set forth in “Prospectus summary—Summary historical and pro forma consolidated financial data,” all as calculated in good faith by a responsible financial or accounting officer of the Issuer, as if they had occurred on the first day of such Four-Quarter Period.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3)	notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1)	imputed interest on Capitalized Lease Obligations,

(2)	commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3)	the net costs associated with Hedging Obligations,

(4)	amortization of debt issuance costs, debt discount or premium and other financing fees and expenses (excluding amortization of or write-off of debt issuance costs with respect to the Transactions),

(5)	the interest portion of any deferred payment obligations,

(6)	all other non-cash interest expense,

(7)	capitalized interest,

(8)	the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(9)	all interest payable with respect to discontinued operations, and

(10)	all interest on any Indebtedness described in clause (7) or (8) of the definition of Indebtedness.

Consolidated Interest Expense shall be calculated excluding unrealized gains and losses with respect to Hedging Obligations.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and prior to preferred stock dividends but after giving effect to dividends on Disqualified Equity Interests paid pursuant to clause (6) of the second paragraph of the “Limitations on Restricted Payments” covenant; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1)	the net income of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent of cash amounts that have actually been received by the Issuer or any of its Restricted Subsidiaries during such period from such Person;

(2)	except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3)	the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period (except to the extent of the amount of dividends or distributions that have been paid to the Issuer or one or more Restricted Subsidiaries not subject to any such restrictions during the relevant period);

(4)	for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5)	other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale (without giving effect to the $1.0 million threshold provided in the definition thereof) by the Issuer or any Restricted Subsidiary;

(6)	gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7)	unrealized gains and losses with respect to Hedging Obligations;

(8)	the cumulative effect of any change in accounting principles; and

(9)	any non-cash goodwill or other asset impairment charges incurred subsequent to the date of the Indenture, including charges resulting from the application of SFAS 142;

(10)	the net loss of any Person other than a Restricted Subsidiary;

(11)	non-cash compensation charges, including any such charges resulting from stock options, restricted stock grants or other equity incentive programs;

(12)	any non-recurring costs and expenses incurred in connection with the Transactions;

(13)	any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Issuer or any Restricted Subsidiary during such period.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under “—Certain Covenants—Limitations on Restricted

Payments” or decreased the amount of Investments outstanding pursuant to clause (12) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Tangible Assets” means, at any date of determination, the total amount of assets after deducting therefrom the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of us and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consulting Agreement” means the Consulting Agreement to be dated as of the Issue Date by and among the Issuer, Leiner Health Products, LLC, North Castle Partners, L.L.C. and GGC Administration, LLC, without giving effect to any amendment thereto or waiver thereof unless such amendment or waiver is not materially adverse to Holders of Notes.

“Consulting Fees” means payments to North Castle Partners, L.L.C. or GGC Administration, LLC or their respective assignees pursuant to the Consulting Agreement.

“Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.”

“Credit Agreement” means the Credit Agreement dated the Issue Date by and among the Issuer, as Borrower, UBS AG, Stamford Branch, as administrative agent, UBS Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, Morgan Stanley Senior Funding, Inc. as syndication agent, and the other lenders named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time.

“Credit Facilities” means one or more (i) debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, term loans or letters of credit, or (ii) indentures relating to debt securities sold to institutional investors and, in each case, as such agreements may be amended, refinanced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Senior Debt” means (1) Senior Debt and Guarantor Senior Debt under or in respect of the Credit Facilities and (2) any other Indebtedness constituting Senior Debt or Guarantor Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt.”

“Designation” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” respectively, and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” respectively.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means the net cash proceeds or marketable securities received by the Issuer and its Restricted Subsidiaries from:

(1)	contributions to its equity capital; and

(2)	the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any Subsidiary) of Qualified Equity Interests,

in each case designated within 60 days of receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers’ Certificate, the cash proceeds of which are excluded from clause 3(b) of the covenant described under “Certain Covenants—Limitations on Restricted Payments.”

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, with respect to any amounts in excess of $5.0 million, as such price is determined in good faith by the Board of Directors of the Issuer or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantor Senior Debt” means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1)	all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2)	all Hedging Obligations in respect of the Credit Facilities;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(1)	any Indebtedness of such Guarantor to the Issuer or any of its Subsidiaries;

(2)	Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Issuer or any of its other Subsidiaries (including, without limitation, amounts owed for compensation);

(3)	obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

(4)	Indebtedness represented by Disqualified Equity Interests;

(5)	any liability for taxes owed or owing by such Guarantor;

(6)	that portion of any Indebtedness incurred in violation of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers’ certificate of such Guarantor to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

(7)	Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

(8)	any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

“Guarantors” means each Restricted Subsidiary of the Issuer on the Issue Date (other than any Foreign Subsidiary), and each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“Holdings” means LHP Holding Corp., a Delaware corporation.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1)	all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5)	the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6)	all Capitalized Lease Obligations of such Person;

(7)	all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8)	all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9)	to the extent not otherwise included in this definition, all net amounts owing under any Hedging Obligations with respect to Indebtedness of such Person; and

(10)	all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.

“interest” means, with respect to the Notes, interest and Additional Interest, if any, on the Notes.

“Investments” of any Person means:

(1)	all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person (for purposes of clarification, and not in limitation, payments made in respect of capitalized research and development costs shall not be deemed Investments);

(2)	all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3)	all other items that would be classified as investments on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

(4)	the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.” If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“Issue Date” means the date on which the Notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1)	brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

(2)	provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)	amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary and other than under a Credit Facility) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4)	payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5)	appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1)	as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Credit Agreement or Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note Guarantee” means the guarantee by each Guarantor of the Issuer’s payment obligations under the Indenture and the Notes, executed pursuant to the Indenture.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in this prospectus and businesses that are reasonably related thereto or reasonable extensions thereof.

“Permitted Holders” means (i) Golden Gate Private Equity, Inc., (ii) North Castle Partners, L.L.C. and (iii) any Related Party of a Person referred to in clauses (i) and (ii).

“Permitted Investment” means:

(1)	Investments by the Issuer or any Restricted Subsidiary of the Issuer in any Person that is or will become immediately after such Investment a Guarantor or a Wholly Owned Restricted Subsidiary of the Issuer or that will merge or consolidate into the Issuer or a Guarantor or a Wholly Owned Restricted Subsidiary of the Issuer;

(2)	Investments in the Issuer by any Restricted Subsidiary of the Issuer or Investments in any Restricted Subsidiary of the Issuer by another Restricted Subsidiary of the Issuer; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Issuer’s obligations under the Notes and the Indenture or, if applicable, to such Guarantors’ obligations under its Guarantee;

(3)	loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer not in excess of $2.0 million at any one time outstanding;

(4)	Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”;

(5)	cash and Cash Equivalents;

(6)	receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7)	Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency, reorganization, workout or recapitalization of such trade creditors or customers or in connection with settlement or compromise of obligations;

(8)	Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Certain Covenants—Limitations on Asset Sales”;

(9)	lease, utility and other similar deposits in the ordinary course of business;

(10)	Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

(11)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(12)	Investments existing on the date of the Indenture (including Investments of Leiner Health Products Inc. and its Subsidiaries);

(13)	Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(14)	guarantees otherwise permitted to be incurred under the Indenture; and

(15)	other Investments in an aggregate amount not to exceed $15.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value); provided, however, that if an Investment pursuant to this clause (15) is made in any Person that is not a Guarantor or a Wholly-Owned Restricted Subsidiary of the Issuer at the date of the making of the Investment and such Person becomes a Guarantor or a Wholly-Owned Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1), above, and shall cease to have been made pursuant to this clause (15).

The amount of Investments outstanding at any time pursuant to clause (15) above shall be deemed to be reduced:

(a)	upon the disposition or repayment of or return on any Investment made pursuant to clause (15) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income); and

(b)	upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (15) above.

“Permitted Junior Securities” means:

(1)	Equity Interests in the Issuer or any Guarantor; or

(2)	debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to (a) all Senior Debt and Guarantor Senior Debt and (b) any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt and Guarantor Senior Debt under the Indenture.

“Permitted Liens” means the following types of Liens:

(1)	Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves, if any, as may be required pursuant to GAAP;

(2)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not more than 90 days delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or insurance, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5)	judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6)	easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(7)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(9)	bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10)	leases, subleases, licenses or sublicenses granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(11)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12)	Liens securing all of the Notes and Liens securing any Note Guarantee;

(13)	Liens securing Senior Debt or Guarantor Senior Debt;

(14)	Liens existing on the Issue Date (including Liens of Leiner Health Products Inc. and its Subsidiaries);

(15)	Liens in favor of the Issuer or a Guarantor;

(16)	Liens securing Indebtedness under the Credit Facilities;

(17)	Liens securing Purchase Money Indebtedness; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

(18)	Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(19)	Liens on assets (including Equity Interests) of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(20)	Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries;

(21)	Liens to secure Refinancing Indebtedness permitted to be incurred under the Indenture; provided that such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23)	Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer with respect to obligations that do not exceed $2.0 million at any one time outstanding;

(24)	Liens securing Hedging Obligations permitted by clause (4) of the definition of “Permitted Indebtedness,” that relate to Indebtedness otherwise permitted to be incurred pursuant to the Indenture;

(25)	judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired; and

(26)	Liens permitted under the Credit Agreement as in effect on the Issue Date.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Public Equity Offering” means an underwritten public offering of Qualified Equity Interests of the Issuer generating gross proceeds of at least $50.0 million in the aggregate since the Issue Date, pursuant to an effective registration statement filed under the Securities Act.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of design, installation, construction or improvement thereof; (whether through the direct acquisition of such assets or the acquisition of Capital Stock of any Person owning such assets); provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 120 days after such acquisition or lease of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning; provided that this definition shall not apply for purposes of “—Optional Redemption.”

“Redesignation” has the meaning given to such term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds of which are used, within 90 days of such issuance or receipt of such proceeds, to redeem or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1)	the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2)	the obligor of Refinancing Indebtedness does not include any Person (other than the Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3)	if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness, and if the Refinanced Indebtedness was pari passu with the Notes or the Note Guarantees, as the case may be, then the Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, the Notes or the Note Guarantees, as the case may be;

(4)	the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes; and

(5)	the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes.

“Registration Rights Agreement” means (i) the Registration Rights Agreement dated as of the Issue Date among the Issuer, the Guarantors and the initial purchasers of the Notes issued on the Issue Date and (ii) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Issue Date.

“Related Party” means (i) any investment fund controlled by, or under common control with, such Person, and any officer, director or employee of such Person or any entity controlled by, or under common control with such Person, (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers, directors and employees referred to in clause (a)(i) above, and (iii) any trust, corporation or partnership or other entity, of which 80% in interest is held by beneficiaries, stockholders, partners or owners who are one or more of the persons described in clause (a)(i) or (ii) above.

“Representative” means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” means any of the following:

(1)	the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and prorata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2)	the redemption of any Equity Interests of the Issuer, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3)	any Restricted Investment; or

(4)	any payment or redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness (other than any Subordinated Indebtedness owed to and held by the Issuer or any Restricted Subsidiary).

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Issuer, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

Without limiting the generality of the foregoing, “Senior Debt” shall include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1)	all monetary obligations of every nature under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2)	all Hedging Obligations in respect of the Credit Facilities;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(1)	any Indebtedness of the Issuer to a direct or indirect parent company of the Issuer or any of its Subsidiaries;

(2)	Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Issuer or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

(3)	obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

(4)	Indebtedness represented by Disqualified Equity Interests;

(5)	any liability for taxes owed or owing by the Issuer;

(6)	that portion of any Indebtedness incurred in violation of the “Limitations on Additional Indebtedness” covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an Officers’ Certificate of the Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

(7)	Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Issuer; and

(8)	any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Issuer.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “—Events of Default” has occurred and is continuing, or which are being released from their Guarantees (in the case of clause (9) of the provisions described under “—Amendment, Supplement and Waiver”), would constitute a Significant Subsidiary under clause (1) of this definition.

“Stockholders’ Agreement” means the stockholders’ agreement dated on or about the Issue Date among Holdings and its stockholders.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Note Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least three business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 1, 2008; provided, however, that if the period from such redemption date to June 1, 2008 is less than one year, the weekly average yield on actually traded United States treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

Book-Entry, Delivery and Form of Securities

The Notes will be represented by one or more global notes (the “Global Notes”) in definitive form. The Global Notes will be deposited on the Issue Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). The Global Notes will be subject to some restrictions on transfer and will bear the legend regarding these restrictions set forth under the heading “Notice to Investors.” DTC will maintain the Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

DTC has advised the Issuer as follows:

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchaser), banks and trust companies, clearing corporations and other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

The laws of some states require that some persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder of outstanding Notes represented by such Global Notes under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. None of the Issuer, the Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer, any Guarantor and the Trustee may treat the persons in whose names any Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer, any Guarantor nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest). The Issuer believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

Subject to conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for Notes in definitive form. Upon any such issuance, the Trustee is required to register such Notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such Notes would be issued in fully registered form and would be subject to the legal requirements described in this prospectus under the caption “Notice to Investors.” In addition, if (1) the Depositary notifies the Issuer in writing that DTC is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days or (2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related Notes.

Neither the Issuer, any Guarantor nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Issuer, any Guarantor and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following general discussion addresses material United States federal income tax and, in the case of non-United States holders, estate tax considerations relating to the participation in the exchange offer . This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable treasury regulations promulgated or proposed under the Code, judicial authority and current administrative rulings and practice. All of these authorities may change without notice, possibly on a retroactive basis. This summary deals only with holders that hold the outstanding notes and the exchange notes as capital assets within the meaning of Section 1221 of the Code. In addition, this discussion is limited to holders who purchased the outstanding notes for cash at original issuance at their initial issue price. It does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks and other financial institutions; expatriates; tax-exempt organizations; insurance companies; traders or dealers in securities or currencies; custodians, nominees or similar financial intermediaries holding the outstanding notes or the exchange notes for others; or persons that hold the outstanding notes or the exchange notes as a position in a hedging transaction, straddle or conversion transaction for tax purposes. This summary does not discuss the tax consequences of any conversion of currency into or out of the United States dollar as such a conversion relates to the purchase, ownership or disposition of the outstanding notes or the exchange notes. In addition, this discussion does not address the potential application of the alternative minimum tax.

We have not sought any ruling from the Internal Revenue Service (IRS) with respect to the statements made and the conclusions reached in the following summary. There can be no assurance that the IRS will agree with such statements and conclusions.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Offer

The exchange of the outstanding notes for otherwise identical securities registered under the Securities Act pursuant to the exchange offer will generally not constitute a taxable exchange for United States federal income tax purposes. See “Exchange offer.” As a result, (1) a holder will not recognize taxable gain or loss as a result of exchanging such holder’s outstanding notes; (2) the holding period of the exchange notes received pursuant to the exchange offer will include the holding period of the outstanding notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received pursuant to the exchange offer will be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before the exchange.

United States Holders

As used herein, “United States holder” means a beneficial owner of an outstanding note or exchange note that is for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) that is created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, (1) if one or more United States persons (as defined in Section 7701(a) (30) of the Code) have the authority to control all substantial decisions of the trust and a court within the United States is able to exercise primary supervision over the administration of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations, to be treated as a United States person.

If a partnership or other entity taxable as a partnership holds outstanding notes or exchange notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding outstanding notes or exchange notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the outstanding notes or the exchange notes.

A non-United States holder is a beneficial owner of an outstanding note or exchange note that is a nonresident alien individual or a corporation, trust or estate that is not a United States holder. Special rules may apply to some non-United States holders, such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies” and in some circumstances, individuals that are expatriates. Such non-United States holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payment of Interest on Exchange Notes

Stated interest on an exchange note generally will be includible in the income of a United States holder as ordinary income at the time such interest is received or accrued, in accordance with the holder’s regular method of accounting for United States federal income tax purposes.

Sale or Other Taxable Disposition of Exchange Notes

Unless a non-recognition provision applies, a United States holder generally will recognize capital gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of an exchange note in an amount equal to the difference between:

•	the amount of cash proceeds and the fair market value of any property received on the sale, exchange, redemption, retirement or other taxable disposition, except to the extent such amount is attributable to accrued but untaxed interest income, which is taxable as ordinary income (as described above); and

•	such holder’s adjusted tax basis in the exchange note.

A United States holder’s adjusted tax basis in an exchange note generally will equal the amount paid by such holder for the outstanding note (as described in “Exchange Offer” above). Such capital gain or loss will be long-term if the United States holder’s holding period is more than one year and will be short-term if the holding period is one year or less. Long-term capital gains recognized by individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses by individuals and corporations is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to some noncorporate United States holders with respect to payments of principal, premium and interest on an exchange note, and to payments of the proceeds of the sale of an exchange note. The receipt of such payments may be subject to “backup withholding” under some circumstances. Backup withholding generally applies only if the holder is not otherwise exempt and the holder:

•	fails to furnish its taxpayer identification number, which, for an individual, is ordinarily his or her social security number, within a reasonable time after the request for it;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that it has failed to report properly interest or dividends; or

•	fails, under specified circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is the correct number and that the holder is not subject to backup withholding.

Any amounts withheld under the backup withholding rules from a payment to a United States holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

Payment of Interest on Exchange Notes

Subject to the discussion of backup withholding below, generally, interest income of a non-United States holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate or any lower rate that may be prescribed by an income tax treaty between the United States and the holder’s country of residence. However, interest paid on an exchange note to a non-United States holder will qualify for the portfolio interest exemption and, therefore, will not be subject to United States federal income tax or withholding tax if such interest income is not effectively connected with a United States trade or business of the non-United States holder, and the non-United States holder:

•	does not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation related to us, actually or constructively through stock ownership;

•	is not a bank which acquired the outstanding note or the exchange note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

either (1) provides to us or our agent an appropriate W-8 series Form or a suitable substitute form signed under penalties of perjury that includes its name and address and certifies as to the holder’s non-United States status; or (2) we receive (a) a withholding certificate from an intermediary payee (such as a withholding foreign partnership, qualified intermediary or U.S. branch of a non-United States bank or of a non-United States insurance company), and such intermediary obtains appropriate certification with respect to the holder’s non-United States status and, if required, provides a copy of such certification to us or (b) if the payee is a securities clearing organization, bank or other financial institution that holds securities for its customers in the ordinary course, a statement signed under penalties of perjury that the institution has received a withholding certificate from the beneficial owner (or that it has received a similar statement from another financial institution), listing the name and address of the beneficial owner and attaching a copy of the beneficial owner’s withholding certificate.

A non-United States holder that does not qualify for the “portfolio interest exemption” with respect to income that is not effectively connected with a U.S. trade or business, may nevertheless be entitled to an exemption from, or reduction on the rate of, the United States withholding tax on the interest if such holder:

•	resides in a jurisdiction which has a favorable income tax treaty with the United States, satisfies the conditions for the application of such treaty; and

•	provides to us or our agent the appropriate series W-8 Form or a suitable substitute form.

Except to the extent that an applicable treaty otherwise provides, a non-United States holder generally will be taxed in the same manner as a United States holder with respect to interest if the interest is effectively connected with a United States trade or business of the non-United States holder. Effectively connected interest received by a corporate non-United States holder may also, under some circumstances, be subject to an additional branch profits tax at a 30 percent rate or, if applicable, a lower treaty rate. Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding if the non-United States holder delivers an appropriate and properly executed W-8 series Form to us or our agent. The certification requirements described above may require a non-United States holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States taxpayer identification number.

Sale or Other Taxable Disposition of Exchange Notes

Subject to the discussion of backup withholding below, a non-United States holder of an exchange note will generally not be subject to United States’ federal income tax or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the exchange note, unless:

•	the gain is effectively connected with a United States trade or business of the non-United States holder; or

•	in the case of a non-United States holder who is an individual, the holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met.

If a non-United States holder’s gain is effectively connected with a United States trade or business of the non-United States holder, such holder generally will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if it were a U.S. person. If such a non-United States holder is a corporation, such holder may also, under some circumstances, be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate). If a non-United States holder is subject to the 183-day rule described above, such holder generally will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the exchange note) exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

In general, payments of interest made by us and other payors to a non-United States holder will not be subject to backup withholding if the holder is exempt from withholding tax on interest as described above. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments.

Payment of the proceeds from the sale or other disposition (including a redemption) of exchange notes effected at a United States office of a broker is generally subject to both United States backup withholding and information reporting, unless the holder certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

In general, payment of the proceeds from the sale or other disposition (including a redemption) of exchange notes effected at a foreign office of a non-United States broker will not be subject to information reporting or backup withholding, unless the non-United States broker has certain types of relationships with the United States, or a “United States related person.” In the case of the payment of proceeds from the sale or other disposition of the exchange notes to or through a non-United States office of a broker that is either a United States person or a United States related person, United States Treasury regulations require information reporting (but generally not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a United States person or the owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-United States holder will be allowed as a refund or credit against such non-United States holder’s federal income tax liability, provided that the required information is provided to the IRS.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the United States Treasury Regulations) and (2) interest on that note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States (within the meaning of the Code and the United States Treasury Regulations). Legislation enacted in 2001 provides for reductions in the rate of U.S. federal estate tax through 2009 and the elimination of the tax entirely for the year 2010. Under the legislation, the estate tax would be fully reinstated, as in effect prior to the reductions, for 2011 and thereafter.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes and exchange notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions or ERISA or the Code (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA or of any similar laws) of such plans, accounts and arrangements (each, a “plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA plan”) and prohibit certain transactions involving the assets of an ERISA plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA plan or the management or disposition of the assets of such an ERISA plan, or who renders investment advice for a fee or other compensation to such an ERISA plan, is generally considered to be a fiduciary of the ERISA plan.

In considering an investment in the notes and exchange notes of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar laws relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA plan with respect to which we or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, separate accounts, PTCE 91-38, respecting bank collective investment funds and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes and exchange notes should not be purchased or held by any person investing “plan assets” of any plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable similar laws.

Representation

Accordingly, by acceptance of a note or an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any plan or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable similar laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such transactions and whether an exemption would be applicable.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to the outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

The validity of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois (a limited liability partnership that includes professional corporations). Some partners and employees of Kirkland & Ellis LLP, directly and through a partnership (the partners of which are partners and employees of Kirkland & Ellis LLP), are limited partners in some of the Golden Gate Investors that own equity securities of LHP Holding Corp. In addition, some partners and employees of Kirkland & Ellis LLP are partners in a partnership that directly own equity securities of LHP Holding Corp.

EXPERTS

The consolidated financial statements of Leiner Health Products Inc. at March 29, 2003 and March 27, 2004, and for each of the three years in the period ended March 27, 2004, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are not currently subject to the informational requirements of the Securities Exchange Act of 1934. We do not currently file reports, proxy and other information with the SEC. Until our registration statement filed in connection with the exchange offer described herein for the notes has been declared effective, we will not file periodic reports with the SEC. We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the SEC, unless the SEC will not accept such a filing, following the consummation of the exchange offer: (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a Management’s Discussion and Analysis of Financial Condition and Results of Operations and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. All reports, proxy and other information we will file with the SEC will be available on the SEC’s web site at http://www.sec.gov. In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of March 29, 2003 and March 27, 2004	F-3
Consolidated Statements of Operations for the years ended March 31, 2002, March 29, 2003 and March 27, 2004	F-4
Consolidated Statements of Redeemable Preferred Stock and Shareholders’ Equity (Deficit) for the years ended March 31, 2002, March 29, 2003 and March 27, 2004	F-5
Consolidated Statements of Cash Flows for the years ended March 31, 2002, March 29, 2003 and March 27, 2004	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of March 27, 2004 and June 26, 2004	F-37
Condensed Consolidated Statements of Operations for the three months ended June 28, 2003 and June 26, 2004	F-38
Condensed Consolidated Statements of Cash Flows for the three months ended June 28, 2003 and June 26, 2004	F-39
Notes to Condensed Consolidated Financial Statements	F-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Leiner Health Products Inc.

We have audited the accompanying consolidated balance sheets of Leiner Health Products Inc. as of March 29, 2003 and March 27, 2004, and the related consolidated statements of operations, redeemable preferred stock and shareholders’ equity (deficit), and cash flows for each of the three years in the period ended March 27, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Leiner Health Products Inc. at March 29, 2003 and March 27, 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 27, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2—Goodwill, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles Assets, effective April 1, 2002.

/S/     ERNST & YOUNG LLP

Orange County, California

April 19, 2004

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

	March 29, 2003	March 27, 2004
ASSETS
Current assets:
Cash and cash equivalents	$17,547	$33,824
Accounts receivable, net of allowances of $3,308 and $2,970 at March 29, 2003 and March 27, 2004, respectively	56,707	77,984
Inventories	132,785	144,479
Prepaid expenses and other current assets	10,066	13,585

Total current assets	217,105	269,872
Property, plant and equipment, net	53,807	56,267
Goodwill	51,786	52,083
Other noncurrent assets	14,831	9,505

Total assets	$337,529	$387,727

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$73,745	$91,162
Accrued compensation and benefits	17,268	14,514
Customer allowances payable	10,817	8,896
Other accrued expenses	5,041	7,223
Current portion of long-term debt	7,884	14,286

Total current liabilities	114,755	136,081
Long-term debt	166,746	156,720
Other noncurrent liabilities	4,762	3,724

Total liabilities	286,263	296,525

Commitments and contingencies (Notes 10 and 11)

Series A redeemable preferred stock, $0.01 par value;
Authorized, issued and outstanding shares—200,000, liquidation preference—$65,000	28,083	40,188

Shareholders’ equity:
Series B junior convertible preferred stock, $0.01 par value;
Authorized, issued and outstanding shares—7,500, liquidation preference—$7,500	6,616	6,616
Series C junior preferred stock, $0.01 par value;
Authorized, issued and outstanding shares—7,000, liquidation preference—$7,000	6,178	6,178
Common stock, $0.01 par value; 2,275,000 shares authorized, 1,139,394 issued and outstanding	11	11
Capital in excess of par value	21,841	21,841
Retained earnings (accumulated deficit)	(10,692)	16,259
Accumulated other comprehensive income (loss)	(771)	109

Total shareholders’ equity	23,183	51,014

Total liabilities, redeemable preferred stock and shareholders’ equity	$337,529	$387,727

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)

	Year Ended
	March 31, 2002	March 29, 2003	March 27, 2004
Net sales	$585,625	$574,281	$661,045
Cost of sales	467,047	430,090	486,554

Gross profit	118,578	144,191	174,491
Marketing, selling and distribution expenses	54,110	48,600	56,448
General and administrative expenses	59,119	43,931	41,041
Research and development expenses	6,223	5,487	5,670
Amortization of goodwill and other intangibles	6,682	1,585	447
Restructuring charges	4,440	(245)	—
Other operating expense (income)	(27,446)	(77,708)	1,528

Operating income	15,450	122,541	69,357
Loss from investment in joint venture	274	—	—
Interest expense, net	34,951	18,809	18,954

Income (loss) before income taxes	(19,775)	103,732	50,403
Provision for (benefit from) income taxes	(10,248)	15,587	11,347

Income (loss) before extraordinary item and cumulative effect of change in accounting principle	(9,527)	88,145	39,056
Extraordinary gain, net	—	68,106	—
Cumulative effect of change in accounting principle, net	—	(10,521)	—

Net income (loss)	(9,527)	145,730	39,056
Accretion on preferred stock	—	(8,083)	(12,105)

Net income (loss) attributable to common shareholders	$(9,527)	$137,647	$26,951

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND

SHAREHOLDERS’ EQUITY (DEFICIT)

(dollars in thousands)

	Preferred Stock								Capital in Excess of Par Value	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity (Deficit)
	Series A Redeemable		Series B Junior Convertible		Series C Junior		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at March 31, 2001	—	$—	—	$—	—	$—	1,000	$1	$21,851	$(138,812)	$(974)	$(117,934)
Net loss	—	—	—	—	—	—	—	—	—	(9,527)	—	(9,527)
Translation adjustment	—	—	—	—	—	—	—	—	—	—	(188)	(188)

Comprehensive loss												(9,715)

Balance at March 31, 2002	—	—	—	—	—	—	1,000	1	21,851	(148,339)	(1,162)	(127,649)
Net income	—	—	—	—	—	—	—	—	—	145,730	—	145,730
Translation adjustment	—	—	—	—	—	—	—	—	—	—	391	391

Comprehensive income												146,121
Financial restructuring (Note 1)	—	—	7,500	6,616	7,000	6,178	1,138,394	10	(10)	—	—	12,794
Issuance of Series A redeemable preferred stock	200,000	20,000	—	—	—	—	—	—	—	—	—	—
Accretion on preferred stock	—	8,083	—	—	—	—	—	—	—	(8,083)	—	(8,083)

Balance at March 29, 2003	200,000	28,083	7,500	6,616	7,000	6,178	1,139,394	11	21,841	(10,692)	(771)	23,183
Net income	—	—	—	—	—	—	—	—	—	39,056	—	39,056
Translation adjustment	—	—	—	—	—	—	—	—	—	—	880	880

Comprehensive income												39,936
Accretion on preferred stock	—	12,105	—	—	—	—	—	—	—	(12,105)	—	(12,105)

Balance at March 27, 2004	200,000	$40,188	7,500	$6,616	7,000	$6,178	1,139,394	$11	$21,841	$16,259	$109	$51,014

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended
	March 31, 2002	March 29, 2003	March 27, 2004
Operating activities
Net income (loss)	$(9,527)	$145,730	$39,056
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	18,312	13,920	12,690
Amortization	10,841	5,731	1,978
Amortization of deferred financing charges	2,111	6,057	8,037
Provision for doubtful accounts	9,403	2,013	4,087
Provision for excess and obsolete inventory	31,207	11,489	5,746
Cumulative effect of change in accounting principle	—	10,521	—
Deferred income taxes	(119)	(5,976)	(3,488)
Extraordinary gain, net	—	(68,106)	—
(Gain) loss on disposal of assets	1,839	(105)	40
Translation adjustment	188	(280)	(880)
Changes in operating assets and liabilities:
Accounts receivable	2,670	(13,596)	(24,739)
Inventories	(16,073)	(25,747)	(15,913)
Accounts payable	(20,169)	(658)	16,760
Accrued compensation and benefits	(3,905)	4,607	(2,865)
Customer allowances payable	2,947	(2,135)	(2,035)
Other accrued expenses	2,240	(4,992)	1,992
Other	(617)	9,717	(2,018)

Net cash provided by operating activities	31,348	88,190	38,448

Investing activities
Additions to property, plant and equipment	(1,325)	(5,648)	(10,413)
(Increase) decrease in other noncurrent assets	1,534	(3,981)	(3,444)

Net cash provided by (used in) investing activities	209	(9,629)	(13,857)

Financing activities
Payments under bank revolving credit facility	(14,437)	—	—
Payments under bank term credit facility	(23,257)	(80,528)	(6,604)
Retirement of senior subordinated debt	—	(17,930)	—
Net payments on other long-term debt	(97)	(1,239)	(1,456)
Increase in deferred financing charges	—	(3,154)	(1,774)
Issuance of Series A redeemable preferred stock	—	20,000	—

Net cash used in financing activities	(37,791)	(82,851)	(9,834)
Effect of exchange rate changes	(318)	601	1,520

Net increase (decrease) in cash and cash equivalents	(6,552)	(3,689)	16,277
Cash and cash equivalents at beginning of year	27,788	21,236	17,547

Cash and cash equivalents at end of year	$21,236	$17,547	$33,824

See accompanying notes to consolidated financial statements.

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 27, 2004

1.    Formation and Operations

General

Leiner Health Products Inc. (“Leiner” or the “Company”) is primarily involved in the manufacture and distribution of vitamins, over-the-counter drugs and other health products to mass market retailers and through other channels, primarily in the United States and Canada. At March 31, 2002, the Company was a wholly owned subsidiary of PLI Holdings Inc. (“PLI Holdings”), which operated solely as a holding company and which was itself a wholly owned subsidiary of Leiner Health Products Group Inc. (“Leiner Group”) with Leiner Group being the majority shareholder.

On April 15, 2002, in conjunction with the Bankruptcy Court confirmation of the Company’s Plan of Reorganization under Chapter 11 of the US Bankruptcy Code, Leiner Group was merged into PLI Holdings, and PLI Holdings was merged into the Company, with the Company as the surviving entity. As a result, the consolidated financial statements for all periods presented have been restated to combine the operations of Leiner Group, PLI Holdings, and the Company.

At March 27, 2004, the Company’s majority shareholder is an affiliate of North Castle Partners, L.L.C. (“North Castle”).

Financial Structure

In fiscal 1998, the Company entered into an Amended and Restated Credit Agreement (the “Old Credit Facility”) with certain banks and other financial institutions (the “Senior Lenders”). The Old Credit Facility contained a number of covenants that significantly restricted the operations of the Company. In addition, the Company was required to comply with specified financial ratios and tests, including minimum net worth requirements, maximum leverage ratios, minimum fixed charge coverage ratios and minimum EBITDA to cash interest expense ratios. During the period from December 31, 2000 to April 19, 2002, the Company was not in compliance with certain of these financial covenants. Such covenant violations constituted events of default under the terms of the Old Credit Facility. During that period, the Company operated under a series of default waivers and forbearance agreements with the Senior Lenders and lock-up agreements with the holders of its Senior Subordinated Notes.

On February 28, 2002, the Company complied with the requirements of these agreements and filed a Disclosure Statement and Plan of Reorganization under Chapter 11 of the US Bankruptcy Code. The Company sought and obtained approval from the Bankruptcy Court to pay in full, in the ordinary course of business, the pre-petition claims of its trade creditors, customers and employees. On April 15, 2002, the Bankruptcy Court confirmed the Company’s Plan of Reorganization. The Company consummated its Plan of Reorganization and emerged from court protection on April 19, 2002. In connection with the financial restructuring contemplated in the Plan of Reorganization, the Old Credit Facility was replaced by the Second Amended and Restated Credit Agreement (the “Credit Facility”) and the Senior Subordinated Notes were retired.

Under the Plan of Reorganization, amounts outstanding under the Old Credit Facility were restructured under the Credit Facility as two term loans, a $194,440,000 Term A loan and a $48,151,000 Term B loan. The loans were established on a pro rata basis between the US and Canadian facilities based on the debt levels under the Old Credit Facility. The US portions for the Term A and the Term B loans were $174,070,000 and $43,398,000, respectively, for a total of $217,468,000. The Canadian portions for the Term A and the Term B loans were $20,370,000 and $4,753,000, respectively, for a total of $25,123,000. Such U.S. Dollar equivalents have been calculated using an exchange rate of $1.5963 Cdn: $1 US as of April 15, 2002. A restructuring fee

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

equal to 1% of the outstanding principal amount on the closing of the restructuring and continuation fees equal to 1% of the total outstanding principal senior debt payable were paid on the first anniversary of the restructuring and 0.75% of the total outstanding principal senior debt payable annually commencing on the second anniversary of the restructuring will be paid.

The Senior Lenders were also issued 7,500 shares of Series B Junior Convertible Preferred Stock of the Company, which is convertible into an aggregate of 3% of the fully diluted equity of the Company as of April 15, 2002.

On November 19, 2001, the Company entered into forbearance and lock-up agreements with the holders of approximately 80% of its Subordinated Notes. Under the terms of the lock-up agreements, which were also contained in the Plan of Reorganization confirmed by the Bankruptcy Court on April 15, 2002, the Subordinated Notes were canceled in exchange for a pro rata share of $15,000,000 in cash and 7,000 shares of Series C Junior Preferred Stock of the Company. As a result of the cancellation of the Senior Subordinated Notes, the Company realized a net extraordinary gain of $68,106,000, net of income tax of $167,000 in fiscal 2003.

As part of the Plan of Reorganization, certain existing shareholders of the Company invested $20,000,000 in exchange for 200,000 shares of Series A Redeemable Preferred Stock of the Company.

The terms of the Credit Facility and preferred stock can be found in Notes 4 and 5.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year

Effective fiscal 2003, the Company changed its reporting period to a fifty-two/fifty-three week fiscal year. The Company’s fiscal year end will fall on the last Saturday of March each year. Adoption of the change in fiscal year 2003 did not have a material impact on the Company’s consolidated financial statements. Fiscal years 2002, 2003 and 2004 are comprised of 52-week periods.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made in preparing the consolidated financial statements include valuation allowances for accounts receivable, inventories and deferred tax assets, cash flows used to evaluate the recoverability of long-lived assets, and certain accrued liabilities.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

Fair Values of Financial Instruments

Fair values of cash and cash equivalents approximate cost due to the short period of time to maturity. Fair values of the Company’s debt instruments have been determined based on borrowing rates currently available to the Company for loans with similar terms or maturity. The table below provides information about the fair value of the Company’s debt obligations under the Credit Facility (in thousands):

	March 27, 2004
	Total	Fair Value
Variable rate ($US)	$140,508	$140,508
Average interest rate	6.25%
Variable rate ($CAN)	$19,892	$19,892
Average interest rate	5.68%

The fair value of the Industrial Development Revenue Bond Loan and the Industrial Opportunities Program Loan could not be estimated because there is no active market for such debt instruments.

Revenue Recognition

Revenue is recognized after all significant obligations have been met, collectibility is probable and title has passed, which is generally upon receipt of products by the customer. Provisions are made currently for estimated returns and allowances. Consideration paid by the Company to its customers, such as product placement fees and cooperative advertising, is classified as a reduction in revenue.

Allowances for Uncollectible Accounts

The Company maintains reserves for potential credit losses, estimating the collectibility of customer receivables on an ongoing basis by periodically reviewing accounts outstanding over a certain period of time. The Company has recorded reserves for receivables deemed to be at risk for collection, as well as a general reserve based on historical collections experience. A considerable amount of judgement is required in assessing the ultimate realization of these receivables, including the current credit worthiness of each customer. Customer receivables are generally unsecured.

Inventories

Inventories are stated at the lower of cost or market, with cost being determined by the first-in, first-out method. Reserves are provided for potentially excess and obsolete inventory and inventory that has aged over a specified period of time based on the difference between the cost of the inventory and its estimated market value. In estimating the reserve, management considers factors such as excess or slow moving inventories, product aging and expiration dating, current and future customer demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment (including assets recorded under capital leases) are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method, at rates designed to distribute the cost of assets over their estimated service lives or, for leasehold improvements, the shorter of their estimated service lives or their remaining lease terms. Amortization of assets recorded under capital leases is included in depreciation expense. Repairs and maintenance costs are expensed as incurred.

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

Goodwill

Goodwill represents the excess of the purchase price over the fair values of the net assets of acquired entities. On April 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement 142”). As required by Statement 142, the Company discontinued amortizing the remaining balances of goodwill as of the beginning of fiscal 2003. Through March 31, 2002, goodwill had been amortized over an estimated life of 15-40 years. All remaining and future acquired goodwill is subject to an impairment test in the fourth quarter of each year, or earlier if indicators of potential impairment exists, using a fair-value-based approach. During the fourth quarter of fiscal 2004, the Company updated its impairment review, which indicated that there was no impairment. The goodwill impairment test is a two-step process that requires goodwill to be allocated to reporting units, which are reviewed by the units’ segment managers. In the first step, the fair value of the reporting unit is compared with the carrying value of the reporting unit. If the fair value of the reporting unit is less than the carrying value of the reporting unit, goodwill impairment exists, and the second step of the test is performed. In the second step, the implied fair value of the goodwill is compared with the carrying value of the goodwill, and an impairment loss is recognized to the extent that the carrying value of the goodwill exceeds the implied fair value of the goodwill.

Based on the results of the first step of the transitional impairment test in fiscal 2003, the Company identified potential goodwill impairment in its Canadian reporting unit, and subsequently completed the second step of the transitional goodwill impairment test. Because the carrying value of the Canadian reporting unit’s assets and liabilities (excluding goodwill) exceeded the fair value of the Canadian reporting unit, the Company recorded a net goodwill impairment charge of $10,521,000, net of income tax of $0. This non-cash charge was recorded in fiscal 2003 as a cumulative effect of change in accounting principle, in the accompanying consolidated statements of operations effective as of April 1, 2002.

The following table presents the changes in the carrying amount of goodwill, by operating segment, for each of the years ended March 29, 2003 and March 27, 2004 (in thousands):

	US	Canada	Total
Balance at March 31, 2002	$51,037	$12,675	$63,712
Reversal of excess acquisition reserves	(1,813)	—	(1,813)
Impairment charges	—	(10,521)	(10,521)
Foreign currency translation adjustment	—	408	408

Balance at March 29, 2003	49,224	2,562	51,786
Foreign currency translation adjustment	—	297	297

Balance at March 27, 2004	$49,224	$2,859	$52,083

Net income (loss) for the years ended March 31, 2002, March 29, 2003 and March 27, 2004, adjusted to exclude goodwill amortization, was as follows (in thousands):

	Year Ended
	March 31, 2002	March 29, 2003	March 27, 2004
Reported net income (loss)	$(9,527)	$145,730	$39,056
Add back amortization of goodwill	4,758	—	—

Adjusted net income (loss)	$(4,769)	$145,730	$39,056

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

Net Income (loss) before extraordinary item and cumulative effect of change in accounting principle for the years ended March 31, 2002, March 29, 2003 and March 27, 2004 adjusted to exclude goodwill amortization, was as follows (in thousands):

	Year Ended
	March 31, 2002	March 29, 2003	March 27, 2004
Net income (loss) before extraordinary item and cumulative effect of change in accounting principle	$(9,527)	$88,145	$39,056
Add back amortization of goodwill	4,758	—	—

Adjusted net income (loss) before extraordinary item and cumulative effect of change in accounting principle	$(4,769)	$88,145	$39,056

Recoverability of Long-Lived Assets

The Company reviews for impairment of long-lived assets and certain intangibles held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability test is performed at the lowest level at which undiscounted net cash flows can be directly attributable to long-lived assets.

Foreign Currency Translation

The Company translates the foreign currency financial statements of its Canadian subsidiary by translating balance sheet accounts at the year-end exchange rate and income statement accounts at the monthly weighted average exchange rate for the year. Translation gains and losses are recorded in shareholders’ equity, and realized gains and losses are reflected in results of operations. Transaction gains and losses were not material in the years ended March 31, 2002, March 29, 2003 and March 27, 2004.

Stock-Based Compensation

At March 27, 2004, the Company has one stock-based employee compensation plan, which is described more fully in Note 8. The Company accounts for this plan under the intrinsic value recognition and measurement principles of APB Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related Interpretations. Under the provisions of APB 25, compensation expense is measured at the grant date for the difference between the estimated fair value of the stock and the exercise price of the option. The Company has not incurred any stock-based compensation costs under the plan in fiscal 2002, 2003 or 2004.

Pro forma information regarding net loss is required by SFAS No. 123, Accounting for Stock-Based Compensation. This information is required to be determined as if the Company had accounted for stock-based awards to its employees under the fair value method pursuant to SFAS 123, rather than the intrinsic value method pursuant to APB 25. The fair value of options was estimated at the date of grant based on the minimum-value method, which does not consider stock price volatility. The minimum value option valuation model requires the input of highly subjective assumptions. In management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options because the Company’s employee stock options have characteristics different than those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate.

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

The following assumptions were used in valuing the stock option grants:

	Year ended
	March 31, 2002	March 29, 2003	March 27, 2004
Risk free interest rate	5.0%	4.0%	3.0%
Expected option life in years	6.7	6.2	5.6

The pro forma net income (loss) for the years ended March 31, 2002, March 29, 2003 and March 27, 2004 were not materially different than the reported net income (loss).

Shipping and Handling Fees and Costs

The Company classifies shipping and handling costs as marketing, selling and distribution expenses in the accompanying consolidated statements of operations. Shipping and handling expenses for the years ended March 31, 2002, March 29, 2003 and March 27, 2004 were $14,582,000, $12,268,000 and $14,122,000, respectively.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses for the years ended March 31, 2002, March 29, 2003 and March 27, 2004 were $2,565,000, $1,241,000 and $2,689,000, respectively.

Comprehensive Income (Loss)

The only component of other accumulated comprehensive income (loss) is the cumulative foreign currency translation adjustment recorded in shareholders’ equity.

Reclassifications

Certain reclassifications have been made to the fiscal 2002 and 2003 consolidated financial statements to conform to the fiscal 2004 presentation.

3.    Restructuring Charges

In fiscal 2002, the Company reduced its global workforce by 66 full time employees. Severance and other costs related to such reductions totaled approximately $1,875,000, and were charged to operations in the period ended March 31, 2002. In addition, the Company established a reserve of $2,565,000 in fiscal 2002 related to the cancellation of leases, the majority of which resulted in payments in fiscal 2003.

In fiscal 2003, the Company reduced its global workforce by 38 full time employees. Severance and other costs related to such reductions totaled approximately $650,000, and were charged to operations in the period ended March 29, 2003. Also, in fiscal 2003, excess accruals aggregating $895,000 related to the fiscal 2002 restructuring were reversed as a reduction to the restructuring charges in fiscal 2003.

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

The following table summarizes the activities in the Company’s restructuring reserves (in thousands):

	Costs for Employees Terminated	Facilities Consolidation and Other	Total
Balance at March 31, 2001	$3,753	$2,611	$6,364
Additions to restructuring charges	1,875	2,565	4,440
Cash payments	(3,624)	(2,108)	(5,732)

Balance at March 31, 2002	2,004	3,068	5,072
Additions to restructuring charges	650	—	650
Cash payments	(1,281)	(2,048)	(3,329)
Adjustments to restructuring charges	(158)	(737)	(895)

Balance at March 29, 2003	1,215	283	1,498
Cash payments	(1,133)	(277)	(1,410)

Balance at March 27, 2004	$82	$6	$88

4.    Long-term Debt

Long-term debt consists of (in thousands):

	March 29, 2003	March 27, 2004
Credit Facility—Term A loan	$164,365	$160,400
Capital lease obligations	2,886	3,520
Industrial development revenue bond loan	5,600	5,100
Industrial opportunities program loan	1,779	1,986

	174,630	171,006
Less current portion	(7,884)	(14,286)

Total long-term debt	$166,746	$156,720

Credit Facility

The Term A Loan matured on March 31, 2004 and is extendable for two one-year periods upon payment of extension fees equal to 1.25% of the outstanding principal amount for the first one-year extension and 2.0% of the outstanding principal amount for the second one-year extension. On March 29, 2004, the Company exercised the available option and has extended this loan for first one-year period expiring March 31, 2005. The Term B Loan was paid in full on May 22, 2002.

The interest rate is the alternate base rate for US loans (4.00% at March 27, 2004) or the Canadian prime rate for Canadian loans (4.00% at March 27, 2004) plus in each case 2.25% per annum, payable monthly in arrears. These rates increased 1% on March 28, 2004. Prepayments equal to (i) 50% of the Company’s annual excess cash flow, as defined, (ii) the amount by which the Company’s cash balance exceeds $40,000,000 at the end of any month, and (iii) the amount by which the availability threshold under the new revolving credit facility in the Credit Facility exceeds the borrowing base thereunder, are also required to be made. Quarterly principal payments are to be made on the last business day of the quarter as follows (assuming extension of the maturity

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

date until March 31, 2006): $3,000,000 for the quarters ended June 30, 2004 through December 31, 2005, with the outstanding principal balance due and payable on March 31, 2006.

The Senior Lenders have also provided a revolving credit facility of up to $20,000,000, which bears interest at LIBOR plus 3% per annum. Availability is determined based on a borrowing base formula as defined in the Credit Facility. The Senior Lenders received an up front fee equal to 2% of their $20,000,000 commitment and receive an unused commitment fee of 0.5%. As of March 27, 2004, the Company had not borrowed against the revolving credit facility. The Credit Facility also permits the Company to issue letters of credit up to an aggregating amount of $16,900,000. The revolving credit facility matures on the same date as the Term A loan. As of March 27, 2004, the Company had $10,462,000 of letters of credit outstanding.

The Credit Facility imposes certain restrictions on the Company, including restrictions on its ability to incur additional debt, enter into sale-leaseback transactions, incur contingent liabilities, pay dividends or make distributions, incur or grant liens, sell or otherwise dispose of assets, make investments or capital expenditures, or engage in certain other activities. The Company must also comply with certain financial ratios and tests, including covenants with respect to a minimum interest coverage ratio, a maximum leverage ratio, and a minimum fixed charge coverage ratio. At March 27, 2004, the Company was in compliance with all such covenants.

Capital Lease Obligations

The capital lease obligations are payable in variable monthly installments through February 2006, bear interest at effective rates ranging from 1.68% to 17.19% and are secured by equipment with a net book value of approximately $2,696,000 at March 27, 2004.

Industrial Development Revenue Bond Loan (“IRB Loan”)

The IRB Loan is due and payable in annual installments of $500,000, with the remaining outstanding principal amount due and payable on May 1, 2014. Interest on the IRB Loan (1.43% as of March 27, 2004) is variable and fluctuates on a weekly basis. Under certain circumstances, the interest rate on the bonds may be converted to a fixed rate for the remainder of the term. On or prior to the date that the bonds are converted to a fixed rate, bondholders may elect to have their bonds or a portion thereof, in denominations of $100,000 and integral multiples of $5,000, in excess thereof, purchased at a price equal to par plus accrued interest upon seven days’ notice to the trustee. In the event a portion of the bonds are tendered for purchase, the bondholders must retain bonds in the denomination of at lease $100,000. When any bonds shall have been delivered to the trustee for purchase, the remarketing agent shall use its best efforts to remarket such bonds at par plus accrued interest. In the event that sufficient funds are not available to the trustee to purchase tendered bonds, the Company is required to provide funds for such purchase, including funds drawn under the letter of credit securing the IRB Loan. Upon conversion to a fixed interest rate, the bondholders’ tender option will terminate.

Industrial Opportunities Program Loan

During fiscal 2000, the Company entered into a loan agreement with the Manitoba Industrial Opportunities Program to fund the expansion and upgrading of the Company’s manufacturing facility in Canada. As of March 27, 2004, the Company received approximately $1,986,000 in advances on the loan. Interest on the loan may be waived contingent upon the Company’s compliance with certain obligations, including meeting certain financial ratios. Principal repayments are scheduled to be made in two equal payments of 50% of the final loan amount. The first payment is to be made on September 30, 2004 and the second on September 30, 2005.

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

Principal Payments

Principal payments on long-term debt through fiscal 2009, assuming amounts due under the Credit Facility are extended to their latest maturity date, are (in thousands):

Fiscal Year
2005	$14,286
2006	15,013
2007	138,034
2008	549
2009	524
Thereafter	2,600

$171,006

5.    Preferred Stock

Series A Redeemable Preferred Stock

As part of the April 2002 Plan of Reorganization, certain existing shareholders of the Company invested $20,000,000 in exchange for 200,000 shares of Series A Redeemable Preferred Stock of the Company. The Series A Redeemable Preferred Stock has a liquidation preference equal to the greater of (i) a minimum of three times and a maximum of six times invested capital, depending on the date on which the liquidation preference payment event occurs and (ii) the amount such stock would receive if, after payment of other outstanding preferred stock of the Company, such stock were treated ratably on a share for share basis with the common stock of the Company. The Series A Redeemable Preferred Stock contains the following additional principal terms:

If the Series A Redeemable Preferred Stock remains outstanding after the fifth anniversary of its issuance, or the Company, or any of its subsidiaries, creates, incurs, assumes or otherwise becomes or remains directly liable for indebtedness beyond a certain level of permitted indebtedness, at the request of any holder of Series A Redeemable Preferred Stock, the Company will, subject to the prior payment of all obligations under the Credit Facility, redeem all or part of such holder’s Series A Redeemable Preferred Stock for $600 per share. The difference between the initial carrying value of the Series A Redeemable Preferred Stock of $20,000,000 and the amount payable if such preferred stock is redeemed after April 19, 2007 of $120,000,000 is being accreted to the carrying value of the Series A Redeemable Preferred Stock using the effective interest method over five years.

If the Company (i) undergoes an IPO of a certain magnitude, (ii) has its obligations under its Credit Facility accelerated or (iii) becomes insolvent, commences or is a debtor in a bankruptcy proceeding or case or receivership or similar proceeding or case or makes an assignment for the benefit of creditors, the Company shall, subject to the prior payment of all obligations under the Credit Facility, redeem for cash out of funds legally available therefore each outstanding share of Series A Redeemable Preferred Stock at the applicable liquidation preference price set forth above before any equity security of the Company junior to the Series A Redeemable Preferred Stock is redeemed.

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

The vote of the holders of at least 70% of the Series A Redeemable Preferred Stock, voting separately as a class, is required for the Company to:

•	alter or change (by merger, consolidation or otherwise) the rights, preferences, or privileges of the shares of Series A Redeemable Preferred Stock;

•	effect any transaction affecting all of the Company’s capital stock in which the shares of Series A Redeemable Preferred Stock are treated differently than any other capital stock of the Company;

•	issue any class or series of capital stock of the Company or securities exchangeable, exercisable or convertible for or into any class or series of capital stock of the Company (other than, among other things, stock options, warrants or similar rights granted to management of the Company to purchase Common Stock pursuant to a stock option or similar performance plan so long as the number of shares of Common Stock issued upon the exercise of such options, warrants or similar rights does not exceed 255,214);

•	amend, alter or repeal any provision of the Certificate of Incorporation or the By-Laws of the Company;

•	enter into a different line of business, directly or indirectly;

•	declare or make a payment of dividends or other distributions, whether in cash, stock or other property to holders of any class or series of capital stock of the Company or redeem, repurchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share of any class or series of capital stock of the Company;

•	enter into or amend, extend or renew any agreements (other than amendments to the Consulting Agreement, dated June 30, 1997, as amended, between North Castle and the Company that are not material or that do not relate to the payment of money) or transactions directly or indirectly, with North Castle or certain affiliates of North Castle;

•	incur or permit any of its subsidiaries to incur indebtedness which when aggregated with all other indebtedness of the Company and its subsidiaries (on a consolidated basis) is in excess of $10,000,000 over the outstanding principal amount of the Senior Debt (“Senior Debt”) on April 19, 2002 including the aggregate face amount of outstanding letters of credit under the Credit Facility, provided that notwithstanding the foregoing, the Company may permit its subsidiaries to incur the maximum amount of indebtedness (including letters of credit) available under the revolving credit facility of the Credit Facility;

•	increase or decrease the number of authorized shares of Common Stock, Series A Redeemable Preferred Stock, Series B Junior Convertible Preferred Stock or Series C Junior Preferred Stock or effect a stock split, stock dividend or similar event or transaction; or

•	change the number of directors of the Company from nine.

If an “event of default” pursuant to the Credit Facility is continuing regarding payments or financial covenants, the Company must obtain the affirmative vote of not less than 70% of the issued and outstanding Series A Redeemable Preferred Stock, voting separately as a single class, in order to:

•	sell or otherwise dispose of assets of the Company or any of its subsidiaries in any transaction or series of related transactions having a book value in excess of $5,000,000;

•	grant or authorize any options or other compensatory stock awards under the Company’s Stock Option Plan or any other plan or arrangement;

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

•	increase the level of cash compensation payable to any officer of the Company or any subsidiary of the Company to an amount that exceeds the amount paid in the fiscal year prior to the event of default; or

•	hire new senior executive officers of the Company or any subsidiary of the Company;

provided that if the holders representing at least seventy percent (70%) of the aggregate number of shares of Series A Redeemable Preferred Stock then outstanding fail to object to any such action within 10 business days of receipt of written notice from the Company stating its desire to take any such action, the holders of Series A Redeemable Preferred Stock shall be deemed to have consented to such action, and, provided further that if, pursuant to the Company’s Stockholders Agreement or otherwise, the holders of the Series B Junior Convertible Preferred Stock have nominated a majority of the Board of the Company, the Company may sell or otherwise dispose of assets of the Company without the approval of any holder of Series A Redeemable Preferred Stock if the transfer is on arm’s-length terms, the sale price equals or exceeds 75% of an independent appraiser’s value of the assets being sold, and proceeds of the specified asset transfer are applied exclusively to the repayment of the Senior Debt.

Each share of Series A Redeemable Preferred Stock is entitled to dividends in an amount equal to the dividend payable on one share of Common Stock on the record date for such dividend.

Series B Junior Convertible Preferred Stock

In connection with the April 2002 Plan of Reorganization, Senior Lenders were issued 7,500 shares of Series B Junior Convertible Preferred Stock of the Company, which is convertible into an aggregate of 3% of the fully diluted equity of the Company as of April 15, 2002 (52,620 shares of Common Stock), and pays a fixed liquidation preference of $7,500,000 but no dividend. The holders of Series B Junior Convertible Preferred Stock are entitled to one vote for each share of Preferred Stock on all matters submitted for a vote of the holders of shares of Common Stock.

Series C Junior Preferred Stock

The Series C Junior Preferred Stock has a $7,000,000 fixed liquidation preference that is pari passu with the liquidation preference of the Series B Junior Convertible Preferred Stock but does not pay dividends. The holders of Series C Junior Preferred Stock are entitled to one vote for each share of Preferred Stock on all matters submitted for a vote of the holders of shares of Common Stock.

6.    Common Stock Reserved

At March 27, 2004, the Company has reserved the following shares of its common stock for issuance upon conversion of the issued and outstanding shares of convertible preferred stock, exercise of outstanding warrants, delayed delivery shares, and exercise of stock options outstanding and available for grant.

Reserved for convertible preferred stock	52,620
Reserved for common stock warrants	305,556
Delayed delivery shares	80,715
Reserved for stock options outstanding and available for grants	252,222

691,113

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

In June 1997, the Company issued warrants to purchase 305,556 shares of common stock at an exercise price of $236.33 per share. The warrants expire on June 30, 2004 and were exercisable on June 30, 2002.

In July 1997, the Company issued 80,715 delayed delivery shares to key executives. The delayed delivery shares will be issued to the respective executives at the earlier of a change in ownership or an initial public offering, as defined.

7.    Income Taxes

Deferred income taxes are computed using the liability method and reflect the effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Valuation allowances are established, when necessary, to reduce deferred tax assets to estimated realizable amounts. A valuation allowance was established in prior years due to the Company’s cumulative losses. During the current fiscal year, the valuation allowance aggregating $6,698,000 related to domestic deferred tax assets has been eliminated because it is more likely than not that these assets will be realized due to current and expected future profitability. However at the end of the current year, the Company’s valuation allowance related to foreign deferred tax assets remains because it is more likely than not that these assets will not be realized in future years.

Significant components of the Company’s deferred tax assets and liabilities are (in thousands):

	March 29, 2003	March 27, 2004
	(in thousands)
Deferred tax assets:
Compensation accruals	$5,418	$4,767
Fixed assets book versus tax basis difference	3,883	4,017
Inventory obsolescence reserves	2,051	2,091
Foreign net operating loss carry forwards	2,101	680
Allowances for doubtful accounts and sales returns	—	615
Other	1,853	—

Total deferred tax assets	15,306	12,170
Valuation allowance	(8,499)	(1,801)

Deferred tax assets	6,807	10,369
Deferred tax liabilities:
Inventory capitalization	(222)	(1,037)
Allowances for doubtful accounts, deferred revenue and sales returns	(776)	—
Other	—	(35)

Deferred tax liabilities	(998)	(1,072)

Net deferred tax assets	$5,809	$9,297

As of March 29, 2003 and March 27, 2004, net deferred tax assets of $5,809,000 and $7,207,000, respectively, are classified under prepaid expenses and other current assets in the accompanying consolidated balance sheet. Also, as of March 27, 2004, net deferred assets of $2,090,000 are classified under other non current assets in the accompanying consolidated balance sheet.

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

The following is a reconciliation of the statutory Federal income tax rate to the Company’s effective income tax rate from continuing operations:

	Year Ended
	March 31, 2002	March 29, 2003	March 27, 2004
Tax at U.S. statutory rates	(35)%	35%	35%
State income taxes, net of federal tax benefit	—	4	3
Goodwill and intangibles amortization	9	—	—
Non deductible recapitalization expenses	—	—	1
Higher/(lower) effective rate of foreign operations	18	—	(2)
Settlement of IRS examinations	—	—	(2)
Other	(2)	4	(1)
Valuation allowances	(42)	(28)	(11)

Effective income tax rate	(52)%	15%	23%

United States and foreign income (loss) from continuing operations before taxes is as follows (in thousands):

	Year Ended
	March 31, 2002	March 29, 2003	March 27, 2004
U.S	$(6,882)	$104,162	$46,921
Foreign	(12,893)	(430)	3,482

	$(19,775)	$103,732	$50,403

Significant components of the provision for (benefit from) income taxes from continuing operations are (in thousands):

	Year Ended
	March 31, 2002	March 29, 2003	March 27, 2004
Current:
Federal	$(9,232)	$17,376	$13,254
State	—	4,187	1,581
Foreign	(897)	—	—

Total current	(10,129)	21,563	14,835
Deferred:
Federal	—	(5,976)	(2,009)
State	—	—	(1,479)
Foreign	(119)	—	—

Total deferred	(119)	(5,976)	(3,488)

Total provision for (benefit from) income taxes	$(10,248)	$15,587	$11,347

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

The Company’s examination by the Internal Revenue Service for tax years 1997 through 2001 concluded during fiscal 2004 and resulted in a favorable impact on the consolidated financial position, results of operations and cash flows of the Company of approximately $1,200,000.

At March 27, 2004, the Company had foreign net operating loss carryforwards of $1,700,000 which expire in 2010.

8.    Employee Benefits

Stock Option Plan

The Company’s Stock Option Plan, as amended in 1997, provides for the issuance of nonqualified stock options to certain key employees and directors to purchase up to 252,222 shares of the Company’s common stock. Options granted are at exercise prices as determined by the Company’s Board of Directors, but not less than $100 per share. Options generally vest on a pro rata basis at a rate of 25% per year, with 25% immediate vesting on the date of grant, and expire no later than ten years from the date of grant.

Activity under the Stock Option Plan for the years ended March 31, 2002, March 29, 2003 and March 27, 2004 is set forth below:

	Options Outstanding
	Shares Available for Grant	Number of Shares	Exercise Price	Weighted Average Exercise Price
Balance at March 31, 2001	80,252	171,970	$100-180	$127
Options granted	(28,000)	28,000	100	100
Options canceled	10,836	(10,836)	100-180	156

Balance at March 31, 2002	63,088	189,134	100-180	121
Options granted	(26,360)	26,360	100	100
Options canceled	550	(550)	140-180	166

Balance at March 29, 2003	37,278	214,944	100-180	118
Options granted	(37,000)	37,000	225	225

Balance at March 27, 2004	278	251,944	$100-225	$134

Options exercisable at March 31, 2002, March 29, 2003 and March 27, 2004 were 144,420, 169,067, and 197,014, respectively. The weighted-average fair value of options granted during the years ended March 31, 2002, March 29, 2003 and March 27, 2004 were $0, $0 and $167, respectively.

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

The following table summarizes the information on the options granted as of March 27, 2004:

	Outstanding			Exerciseable
Exercise prices	Number of Shares	Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$100	155,550	4.86	$100	128,370	$100
$140	22,083	5.20	140	22,083	140
$180	37,311	6.25	180	37,311	180
$225	37,000	8.25	225	9,250	225

	251,944	5.63	$134	197,014	$126

Contributory Retirement Plans

The Company has contributory retirement plans that cover substantially all of the Company’s employees who meet minimum service requirements. The Company’s contributions to the plans are discretionary and are determined by the Company’s Board of Directors. The Company changed its current contributory retirement plan documents to shift the plans year ends from a fiscal year to a calendar year on April 1, 2002. Thus the last three plan years were from April 1, 2001 to March 31, 2002; April 1, 2002 to December 31, 2002; and from January 1, 2003 to December 31, 2003. The Company disbursed contributions for each of these plan years in the amounts of $0, $1,338,545, and $0, respectively.

Because of the discretionary nature of the contribution, the Company expenses or records a benefit to maintain a sufficient accrual to allow for a full Company contribution prior to the end of each plan period. Plan periods do not coincide with the Company’s fiscal periods. Net contribution expense booked for the fiscal years ended March 31, 2002, March 29, 2003 and March 27, 2004 were $206,000, $0, and $0, respectively.

9.    Related Party Transactions

The Company has entered into a consulting agreement with North Castle, to provide the Company with certain business, financial and managerial advisory services. Mr. Charles F. Baird acts as the managing member of North Castle through Baird Investment Group, L.L.C. (“Baird Investment”). In exchange for such services, the Company agreed to pay North Castle an annual fee of $1,500,000, payable semi-annually in advance, plus North Castle’s reasonable out-of-pocket expenses. This fee may be reduced upon completion of an initial public offering of the Company’s shares. The agreement terminates on June 30, 2007, or earlier upon the occurrence of certain specified events. During the years ended March 31, 2002, March 29, 2003 and March 27, 2004, management fees and expenses recorded were $1,500,000, $1,579,000, and $1,578,000, respectively, and are included in other operating expense (income) in the accompanying consolidated statements of operations.

10.    Commitments

The Company leases certain real estate for its manufacturing facilities, warehouses, corporate and sales offices, as well as certain equipment under operating leases (non-cancelable) that expire at various dates through June 2013 and contain renewal options. Total rents charged to operations were $15,723,000, $13,715,000, and $13,876,000, for the years ended March 31, 2002, March 29, 2003 and March 27, 2004, respectively.

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

Minimum future obligations on non-cancelable operating leases in effect at March 27, 2004 are (in thousands):

Fiscal year
2005	$12,836
2006	10,940
2007	9,014
2008	7,094
2009	7,027
Thereafter	31,842

Total minimum lease payments	$78,753

The Company has certain operating leases that have escalating payment clauses. The Company recognizes expenses on a straight-line basis over the term of the respective leases. At March 29, 2003 and March 27, 2004, the Company has recorded deferred rent liabilities of $1,455,000 and $2,137,000, respectively.

11.    Contingencies

Antitrust Lawsuit

On September 27, 1999, the Company filed a civil antitrust lawsuit (the “Antitrust Lawsuit”) against certain of its raw material suppliers and other alleged co-conspirators. The complaint alleges that the defendants conspired to fix vitamin prices and allocate vitamin production volume and vitamin customers in the United States. The complaint seeks unspecified damages and injunctive relief. After the lawsuit was filed, it was consolidated, for pre-trial purposes, with other similar cases.

During fiscal 2002, and 2003, the Company entered into settlement agreements with several of its suppliers named in the Antitrust Lawsuit (the “Settlement Agreements”). Pursuant to the terms of the Settlement Agreements, the Company agreed to release all claims it may have against these suppliers based on the Company’s purchases of various vitamins from the suppliers and to opt out of any settlements in connection with the Antitrust Lawsuit insofar as it pertains to these suppliers. In exchange for the Company’s release and agreement to opt out of the settlement in connection with the Antitrust Lawsuit, the Company has been awarded net settlements in the aggregate amount of approximately $40,778,000 and $98,380,000, in the years ended March 31, 2002 and March 29, 2003, respectively, which were offset by legal, consulting fees and other costs of approximately $9,930,000 and $19,186,000, respectively. Net proceeds were recorded in other operating expense (income) in the accompanying consolidated statements of operations.

Other

The Company has been named in eight cases alleging adverse reactions associated with each plaintiff’s ingestion of Phenylpropanolamine containing products which the Company allegedly manufactured and sold. Currently, none of the cases have proceeded to trial, but the Company intends to vigorously defend the allegations if trials ensue. These actions have been tendered to the Company’s insurance carrier and deductible amounts aggregating approximately $2,000,000 have been accrued in the accompanying consolidated financial statements.

The Company is subject to other legal proceedings and claims that arise in the normal course of business. While the outcome of any of these proceedings and claims cannot be predicted with certainty, management

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

believes that it has provided adequate reserves for these claims and does not believe the outcome of any of these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

12.    Concentration of Credit Risk and Significant Customers, Suppliers and Products

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade receivables. The Company sells its products to a geographically diverse customer base in the drug store, supermarket and discount chain industries. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential losses. For the years ended March 31, 2002, March 29, 2003 and March 27, 2004, two of the Company’s customers represented approximately 36% and 16%, 40% and 17%, and 42% and 18%, respectively, of gross sales. The Company’s top ten customers in the aggregate accounted for approximately 79%, 86%, and 87% of the Company’s gross sales for fiscal 2002, 2003 and 2004, respectively. For the years ended March 31, 2002, March 29, 2003 and March 27, 2004, the Company had receivables from two US customers of approximately 28% and 16%, 37% and 20%, and 37% and 22%, respectively. For the years ended March 31, 2002, March 29, 2003 and March 27, 2004, two suppliers provided approximately 24%, 22% and 20%, respectively, of raw materials purchased. No other supplier accounted for more than 10% of the Company’s purchases. Sales of vitamins C and E, in the aggregate, accounted for approximately 18%, 15%, and 14% of the Company’s gross sales in fiscal 2002, 2003 and 2004, respectively. If one or more of the Company’s major customers substantially reduced their volume of purchases from the Company, or if sales of vitamin C or E were substantially reduced, the Company’s results of operations could be materially adversely affected.

13.    Business Segment Information

The Company operates in two business segments. One consists of the Company’s U.S. Operations (“Leiner U.S.”) and the other is the Company’s Canadian operations (“Vita Health”). The Company’s operating segments manufacture a range of vitamins, minerals nutritional supplements and over the counter drugs (“OTC”) and distributes their products primarily through mass-market retailers. The accounting policies between the reportable segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on operating profit, before the effect of non-recurring charges and gains, and inter-segment profit.

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

Selected financial information for the Company’s reportable segments for the years ended March 31, 2002, March 29, 2003 and March 27, 2004 is as follows (in thousands):

	Leiner U.S.	Vita Health	Consolidated Totals
Year ended March 31, 2002:
Net sales to external customers	$530,920	$54,705	$585,625
Intersegment sales	3,068	44	—
Depreciation and amortization, excluding deferred financing charges	26,278	2,875	29,153
Segment operating income (loss)	26,121	(10,671)	15,450
Interest expense, net(1)	32,591	2,360	34,951
Income tax benefit	(9,232)	(1,016)	(10,248)
Segment assets	285,368	48,092	333,460
Additions to property, plant and equipment	804	521	1,325
Year ended March 29, 2003:
Net sales to external customers	$528,929	$45,352	$574,281
Intersegment sales	1,865	23	—
Depreciation and amortization, excluding deferred financing charges	17,783	1,868	19,651
Segment operating income	121,532	1,009	122,541
Interest expense, net(1)	17,370	1,439	18,809
Income tax expense	15,587	—	15,587
Extraordinary gain, net	68,106	—	68,106
Cumulative effect of change in accounting principle	—	10,521	10,521
Segment assets	301,014	36,515	337,529
Additions to property, plant and equipment	7,678	1,243	8,921
Year ended March 27, 2004:
Net sales to external customers	$601,961	$59,084	$661,045
Intersegment sales	3,644	30	—
Depreciation and amortization, excluding deferred financing charges	12,272	2,396	14,668
Segment operating income	64,287	5,070	69,357
Interest expense, net(1)	17,366	1,588	18,954
Income tax expense	11,347	—	11,347
Segment assets	341,866	45,861	387,727
Additions to property, plant and equipment	11,046	1,438	12,484

(1)	Interest expense, net includes the amortization of deferred financing charges.

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

The following table sets forth the net sales of the Company’s vitamins, minerals and supplements (“VMS”), OTC pharmaceutical and other product lines for the periods indicated (in thousands):

	Year Ended
	March 31, 2002%		March 29, 2003%		March 27, 2004%
VMS products	$403,169	69%	$384,640	67%	$414,794	63%
OTC products	159,738	27%	149,332	26%	191,062	29%
Contract services/other	22,718	4%	40,309	7%	55,189	8%

Total	$585,625	100%	$574,281	100%	$661,045	100%

14.    Composition of Certain Financial Statement Items

		March 29, 2003	March 27, 2004
		(in thousands)
Inventories:
Raw materials, bulk vitamins and packaging materials		$41,425	$39,268
Work-in-process		38,376	40,521
Finished products		52,984	64,690

		$132,785	$144,479

	Depreciable Lives
Property, plant and equipment:	(years)
Land	—	$680	$701
Buildings and improvements	31–40	10,708	11,496
Leasehold improvements	7–40	27,043	26,528
Machinery and equipment	3–20	89,456	101,420
Furniture and fixtures	3–10	2,844	3,029

		130,731	143,174
Less accumulated depreciation and amortization		(76,924)	(86,907)

		$53,807	$56,267

	Year Ended
	March 31, 2002	March 29, 2003	March 27, 2004
	(in thousands)
Other operating expense (income)
Antitrust settlement (Note 11)	$(30,848)	$(79,194)	$—
(Gain) loss on disposal of assets	1,839	(105)	40
Management fees (Note 9)	1,500	1,579	1,578
Other	63	12	(90)

	$(27,446)	$(77,708)	$1,528

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

15.    Supplementary Cash Flow Information

	Year Ended
	March 31, 2002	March 29, 2003	March 27, 2004
	(in thousands)
Cash paid during the year for:
Interest	$24,658	$12,751	$10,100
Income taxes, net of refunds received	191	10,042	14,636
Non cash issuance of Series B Junior Convertible Preferred Stock	—	6,616	—
Non cash issuance of Series C Junior Preferred Stock	—	6,178	—
Non cash increase in capital leases	—	3,273	2,071

16.    Subsequent Events

On April 15, 2004, Leiner entered into a Recapitalization Agreement and Plan of Merger with Leiner Merger Corporation providing for the merger of Leiner Merger Corp. with and into Leiner with Leiner as the surviving corporation.

In the merger, each holder of preferred stock of Leiner will receive the liquidation price applicable to the shares of preferred stock held by such holder. On the anticipated closing date, the liquidation price for Series A redeemable preferred stock will be $350 per share and the liquidation price for both Series B junior convertible preferred stock and Series C junior preferred stock will be $1,000 per share. However, the holders of the Series B junior convertible preferred stock are expected to convert into an aggregate of approximately 52,620 shares of common stock of the Company prior to the closing date.

Holders of common stock of Leiner immediately prior to the closing date will be entitled to exchange each share of common stock for an amount in cash equal to the per share common stock merger consideration (as described below) and a contingent pro rata interest in $6.5 million to be deposited in escrow. The per share common stock merger consideration will be determined by dividing the aggregate common stock merger consideration by the number of fully diluted shares of common stock outstanding on the closing date (i.e., shares of common stock and delayed delivery stock, and shares of common stock issuable upon the exercise of warrants and management stock options).

The aggregate common stock merger consideration is expected to be $650 million plus the aggregate exercise price for outstanding warrants and management options minus (1) the aggregate consideration payable to holders of preferred stock, (2) certain sellers’ expenses, (3) net indebtedness, (4) an adjustment based on closing net working capital and (5) $6.5 million (the amount to be deposited in escrow to fund certain potential product and tax liabilities).

The merger and the merger agreement were approved and adopted by a vote of the board of directors of Leiner at a special meeting held on April 14, 2004 and by stockholders holding approximately 78% of the outstanding capital stock by means of written consent executed on April 16, 2004.

The closing of the merger is subject to certain conditions precedent, including completion of applicable filings and approvals of governmental authorities, the consummation of new financing and obtaining certain third party consents.

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 27, 2004

17.    Financial Information for Subsidiary Guarantors and Subsidiary Non-Guarantors

In connection with the issuance of the Notes on May 27, 2004, the Company’s U.S.-based subsidiaries guaranteed the payment of principal, premium and interest on the Notes. The parent company has no independent assets or operations and the subsidiary guarantees are joint and several with the guarantees of the other U.S. based subsidiaries. Presented below is the consolidating financial information for the parent company (Leiner Health Products Inc.), and its subsidiary guarantors and subsidiary non-guarantor for the periods indicated.

LEINER HEALTH PRODUCTS INC.

CONSOLIDATING BALANCE SHEET

(in thousands)

	March 29, 2003
	Parent & Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$11,755	$5,792	$—	$17,547
Accounts receivable, net of allowances	51,368	5,339	—	56,707
Inventories	120,613	12,172	—	132,785
Prepaid expenses and other current assets	9,626	440	—	10,066

Total current assets	193,362	23,743	—	217,105
Intercompany receivable	27,290	—	(27,290)	—
Property, plant and equipment, net	43,869	9,938	—	53,807
Goodwill	49,224	2,562	—	51,786
Other noncurrent assets	14,559	272	—	14,831

Total assets	$328,304	$36,515	$(27,290)	$337,529

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$68,405	$5,340	$—	$73,745
Accrued compensation and benefits	16,343	925	—	17,268
Customer allowances payable	9,812	1,005	—	10,817
Other accrued expenses	3,628	1,413	—	5,041
Current portion of long-term debt	6,993	891	—	7,884

Total current liabilities	105,181	9,574	—	114,755
Intercompany payable		27,290	(27,290)	—
Long-term debt	147,193	19,553	—	166,746
Other noncurrent liabilities	4,479	283	—	4,762

Total liabilities	256,853	56,700	(27,290)	286,263
Series A redeemable preferred stock	28,083	—	—	28,083
Shareholders’ equity (deficit):
Series B junior convertible preferred stock	6,616	—	—	6,616
Series C junior preferred stock	6,178	—	—	6,178
Common stock	11	—	—	11
Capital in excess of par value	21,841	—	—	21,841
Retained earnings (accumulated deficit)	8,722	(19,414)	—	(10,692)
Accumulated other comprehensive loss	—	(771)	—	(771)

Total shareholders’ equity (deficit)	43,368	(20,185)	—	23,183

Total liabilities, redeemable preferred stock and shareholders’ equity (deficit)	$328,304	$36,515	$(27,290)	$337,529

LEINER HEALTH PRODUCTS INC.

CONSOLIDATING BALANCE SHEET

(in thousands)

	March 27, 2004
	Parent & Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$25,601	$8,223	$—	$33,824
Accounts receivable, net of allowances	71,879	6,105	—	77,984
Inventories	126,104	18,375	—	144,479
Prepaid expenses and other current assets	13,509	76	—	13,585

Total current assets	237,093	32,779	—	269,872
Intercompany receivable	29,355	—	(29,355)	—
Property, plant and equipment, net	46,060	10,207	—	56,267
Goodwill	49,224	2,859	—	52,083
Other noncurrent assets	9,489	16	—	9,505

Total assets	$371,221	$45,861	$(29,355)	$387,727

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$83,687	$7,475	$—	$91,162
Accrued compensation and benefits	13,331	1,183	—	14,514
Customer allowances payable	7,899	997	—	8,896
Other accrued expenses	6,515	708	—	7,223
Current portion of long-term debt	11,988	2,298	—	14,286

Total current liabilities	123,420	12,661	—	136,081
Intercompany payable	—	29,355	(29,355)	—
Long-term debt	137,052	19,668	—	156,720
Other noncurrent liabilities	3,724	—	—	3,724

Total liabilities	264,196	61,684	(29,355)	296,525

Series A redeemable preferred stock	40,188	—	—	40,188

Shareholders’ equity (deficit):
Series B junior convertible preferred stock	6,616	—	—	6,616
Series C junior preferred stock	6,178	—	—	6,178
Common stock	11	—	—	11
Capital in excess of par value	21,841	—	—	21,841
Retained earnings (accumulated deficit)	32,191	(15,932)	—	16,259
Accumulated other comprehensive income	—	109	—	109

Total shareholders’ equity (deficit)	66,837	(15,823)	—	51,014

Total liabilities, redeemable preferred stock and shareholders’ equity (deficit)	$371,221	$45,861	$(29,355)	$387,727

LEINER HEALTH PRODUCTS INC.

CONSOLIDATING STATEMENT OF OPERATIONS

(in thousands)

	Year ended March 31, 2002
	Parent & Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
Net sales	$533,988	$54,749	$(3,112)	$585,625
Cost of sales	415,162	55,113	(3,228)	467,047

Gross profit	118,826	(364)	116	118,578
Marketing, selling and distribution expenses	48,532	5,578	—	54,110
General and administrative expenses	55,970	3,149	—	59,119
Research and development expenses	6,124	99	—	6,223
Amortization of goodwill and other intangibles	5,702	980	—	6,682
Restructuring charges	3,749	691	—	4,440
Other operating expense (income)	(27,447)	1	—	(27,446)

Operating income (loss)	26,196	(10,862)	116	15,450
Loss from investment in joint venture	274	—		274
Interest expense, net	32,591	2,360	—	34,951

Income (loss) before income taxes	(6,669)	(13,222)	116	(19,775)
Benefit from income taxes	(9,232)	(1,016)	—	(10,248)

Net income (loss)	$2,563	$(12,206)	$116	$(9,527)

LEINER HEALTH PRODUCTS INC.

CONSOLIDATING STATEMENT OF OPERATIONS

(in thousands)

	Year ended March 29, 2003
	Parent & Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
Net sales	$530,794	$45,375	$(1,888)	$574,281
Cost of sales	395,360	36,618	(1,888)	430,090

Gross profit	135,434	8,757	—	144,191
Marketing, selling and distribution expenses	44,592	4,008	—	48,600
General and administrative expenses	41,014	2,917	—	43,931
Research and development expenses	5,487	—	—	5,487
Amortization of other intangibles	1,504	81	—	1,585
Restructuring charges	(895)	650	—	(245)
Other operating expense (income)	(77,800)	92	—	(77,708)

Operating income	121,532	1,009	—	122,541
Interest expense, net	17,370	1,439	—	18,809

Income (loss) before income taxes	104,162	(430)	—	103,732
Provision for income taxes	15,587	—	—	15,587

Income (loss) before extraordinary item and cumulative effect of change in accounting principle	88,575	(430)	—	88,145
Extraordinary gain, net	68,106	—	—	68,106
Cumulative effect of change in accounting principle, net	—	(10,521)	—	(10,521)

Net income (loss)	156,681	(10,951)	—	145,730
Accretion on preferred stock	(8,083)	—	—	(8,083)

Net income (loss) attributable to common shareholders	$148,598	$(10,951)	$—	$137,647

LEINER HEALTH PRODUCTS INC.

CONSOLIDATING STATEMENT OF OPERATIONS

(in thousands)

	Year ended March 27, 2004
	Parent & Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
Net sales	$605,605	$59,114	$(3,674)	$661,045
Cost of sales	443,901	46,327	(3,674)	486,554

Gross profit	161,704	12,787	—	174,491
Marketing, selling and distribution expenses	52,246	4,202	—	56,448
General and administrative expenses	37,421	3,620	—	41,041
Research and development expenses	5,670	—	—	5,670
Amortization of other intangibles	414	33	—	447
Other operating expense (income)	1,666	(138)	—	1,528

Operating income	64,287	5,070	—	69,357
Interest expense, net	17,366	1,588	—	18,954

Income before income taxes	46,921	3,482	—	50,403
Provision for income taxes	11,347	—	—	11,347

Net income	35,574	3,482	—	39,056
Accretion on preferred stock	(12,105)	—	—	(12,105)

Net income attributable to common shareholders	$23,469	$3,482	$—	$26,951

LEINER HEALTH PRODUCTS INC.

CONSOLIDATING STATEMENT OF CASH FLOWS

(in thousands)

	Year ended March 31, 2002
	Parent & Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Operating activities
Net income (loss)	$2,350	$(11,877)	$(9,527)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	16,411	1,901	18,312
Amortization	9,867	974	10,841
Amortization of deferred financing charges	1,993	118	2,111
Provision for doubtful accounts	8,924	479	9,403
Provision for excess and obsolete inventory	23,359	7,848	31,207
Deferred income taxes	(67)	(52)	(119)
Loss on disposal of assets	1,839	—	1,839
Translation adjustment	—	188	188
Changes in operating assets and liabilities:
Accounts receivable	(1,535)	4,205	2,670
Inventories	(12,897)	(3,176)	(16,073)
Accounts payable	(20,187)	18	(20,169)
Accrued compensation and benefits	(1,317)	(2,588)	(3,905)
Customer allowances payable	2,573	374	2,947
Other accrued expenses	3,085	(845)	2,240
Other	138	(755)	(617)

Net cash provided by (used in) operating activities	34,536	(3,188)	31,348

Investing activities
Additions to property, plant and equipment	(804)	(521)	(1,325)
Decrease in other noncurrent assets	1,283	251	1,534

Net cash provided by (used in) investing activities	479	(270)	209

Financing activities
Net payments under bank revolving credit facility	(11,898)	(2,539)	(14,437)
Payments under bank term credit facility	(22,050)	(1,207)	(23,257)
Net borrowing (payments) on other long-term debt	(181)	84	(97)

Net cash used in financing activities	(34,129)	(3,662)	(37,791)
Intercompany	(6,723)	6,723	—
Effect of exchange rate changes	—	(318)	(318)

Net decrease in cash and cash equivalents	(5,837)	(715)	(6,552)
Cash and cash equivalents at beginning of period	22,347	5,441	27,788

Cash and cash equivalents at end of period	$16,510	$4,726	$21,236

LEINER HEALTH PRODUCTS INC.

CONSOLIDATING STATEMENT OF CASH FLOWS

(in thousands)

	Year ended March 29, 2003
	Parent & Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Operating activities
Net income (loss)	$156,681	$(10,951)	$145,730
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	12,142	1,778	13,920
Amortization	5,641	90	5,731
Amortization of deferred financing charges	5,827	230	6,057
Provision for doubtful accounts	2,013	—	2,013
Provision for excess and obsolete inventory	11,489	—	11,489
Cumulative effect of change in accounting principle	—	10,521	10,521
Deferred income taxes	(5,976)	—	(5,976)
Extraordinary gain, net	(68,106)		(68,106)
(Gain) loss on disposal of assets	(186)	81	(105)
Translation adjustment	—	(280)	(280)
Changes in operating assets and liabilities:
Accounts receivable	(15,340)	1,744	(13,596)
Inventories	(27,412)	1,665	(25,747)
Accounts payable	2,510	(3,168)	(658)
Accrued compensation and benefits	4,250	357	4,607
Customer allowances payable	(1,911)	(224)	(2,135)
Other accrued expenses	(3,682)	(1,310)	(4,992)
Other	8,290	1,427	9,717

Net cash provided by operating activities	86,230	1,960	88,190

Investing activities
Additions to property, plant and equipment	(4,444)	(1,204)	(5,648)
Increase in other noncurrent assets	(3,921)	(60)	(3,981)

Net cash used in investing activities	(8,365)	(1,264)	(9,629)

Financing activities
Payments under bank term credit facility	(72,085)	(8,443)	(80,528)
Retirement of senior subordinated debt	(17,930)	—	(17,930)
Net payments on other long-term debt	(1,222)	(17)	(1,239)
Increase in deferred financing charges	(2,895)	(259)	(3,154)
Issuance of Series A redeemable preferred stock	20,000	—	20,000

Net cash used in financing activities	(74,132)	(8,719)	(82,851)
Intercompany	(8,488)	8,488	—
Effect of exchange rate changes	—	601	601

Net increase (decrease) in cash and cash equivalents	(4,755)	1,066	(3,689)
Cash and cash equivalents at beginning of period	16,510	4,726	21,236

Cash and cash equivalents at end of period	$11,755	$5,792	$17,547

LEINER HEALTH PRODUCTS INC.

CONSOLIDATING STATEMENT OF CASH FLOWS

(in thousands)

	Year ended March 27, 2004
	Parent & Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Operating activities
Net income	$35,574	$3,482	$39,056
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,329	2,361	12,690
Amortization	1,943	35	1,978
Amortization of deferred financing charges	7,666	371	8,037
Provision for doubtful accounts	4,087	—	4,087
Provision for excess and obsolete inventory	5,746	—	5,746
Deferred income taxes	(3,488)	—	(3,488)
(Gain) loss on disposal of assets	74	(34)	40
Translation adjustment	—	(880)	(880)
Changes in operating assets and liabilities:
Accounts receivable	(24,598)	(141)	(24,739)
Inventories	(11,237)	(4,676)	(15,913)
Accounts payable	15,282	1,478	16,760
Accrued compensation and benefits	(3,012)	147	(2,865)
Customer allowances payable	(1,913)	(122)	(2,035)
Other accrued expenses	2,887	(895)	1,992
Other	(2,484)	466	(2,018)

Net cash provided by operating activities	36,856	1,592	38,448

Investing activities
Additions to property, plant and equipment	(8,975)	(1,438)	(10,413)
Increase in other noncurrent assets	(3,198)	(246)	(3,444)

Net cash used in investing activities	(12,173)	(1,684)	(13,857)

Financing activities
Payments under bank term credit facility	(5,875)	(729)	(6,604)
Net payments on other long-term debt	(1,343)	(113)	(1,456)
Increase in deferred financing charges	(1,573)	(201)	(1,774)

Net cash used in financing activities	(8,791)	(1,043)	(9,834)
Intercompany	(2,046)	2,046	—
Effect of exchange rate changes	—	1,520	1,520

Net increase in cash and cash equivalents	13,846	2,431	16,277
Cash and cash equivalents at beginning of period	11,755	5,792	17,547

Cash and cash equivalents at end of period	$25,601	$8,223	$33,824

LEINER HEALTH PRODUCTS INC.

UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS FOR

THREE MONTHS ENDED

JUNE 28, 2003 AND JUNE 26, 2004

LEINER HEALTH PRODUCTS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

	March 27, 2004	June 26, 2004
	Note 1	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$33,824	$6,516
Accounts receivable, net of allowances of $2,970 and $3,075 at March 27, 2004 and June 26, 2004, respectively	77,984	69,533
Inventories	144,479	169,458
Income tax receivable	411	14,222
Prepaid expenses and other current assets	13,174	9,472

Total current assets	269,872	269,201
Property, plant and equipment, net	56,267	55,795
Goodwill	52,083	52,015
Other noncurrent assets	9,505	20,331

Total assets	$387,727	$397,342

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$91,162	$101,938
Accrued compensation and benefits	14,514	10,090
Customer allowances payable	8,896	9,902
Other accrued expenses	7,223	8,874
Current portion of long-term debt	14,286	4,911

Total current liabilities	136,081	135,715
Long-term debt	156,720	404,708
Other noncurrent liabilities	3,724	3,724

Total liabilities	296,525	544,147

Commitments and contingencies

Series A redeemable preferred stock, $0.01 par value;
Authorized, issued and outstanding shares-200,000 at March 27, 2004 and zero at June 26, 2004	40,188	—

Shareholders’ equity (deficit):
Series B junior convertible preferred stock, $0.01 par value;
Authorized, issued and outstanding shares-7,500 at March 27, 2004 and zero at June 26, 2004	6,616	—
Series C junior preferred stock, $0.01 par value;
Authorized, issued and outstanding shares-7,000 at March 27, 2004 and zero at June 26, 2004	6,178	—
Common stock, $0.01 par value; 3,000,000 shares authorized, 1,139,394 issued and outstanding at March 27, 2004 and 1,000 at June 26, 2004	11	—
Capital in excess of par value	21,841	—
Retained earnings (accumulated deficit)	16,259	(146,712)
Accumulated other comprehensive income (loss)	109	(93)

Total shareholders’ equity (deficit)	51,014	(146,805)

Total liabilities, redeemable preferred stock and shareholders’ equity (deficit)	$387,727	$397,342

See accompanying notes to condensed consolidated financial statements.

LEINER HEALTH PRODUCTS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands)

	Three months ended
	June 28, 2003	June 26, 2004
Net sales	$138,917	$156,003
Cost of sales	102,016	115,127

Gross profit	36,901	40,876
Marketing, selling and distribution expenses	12,828	14,679
General and administrative expenses	10,142	9,250
Research and development expenses	1,517	1,283
Amortization of other intangibles	153	80
Recapitalization expenses	—	85,376
Other operating expense	361	430

Operating income (loss)	11,900	(70,222)
Interest expense, net	4,799	8,416

Income (loss) before income taxes	7,101	(78,638)
Provision for (benefit from) income taxes	3,019	(10,830)

Net income (loss)	4,082	(67,808)
Accretion on preferred stock	(2,632)	(39,211)

Net income (loss) attributable to common shareholders	$1,450	$(107,019)

See accompanying notes to condensed consolidated financial statements.

LEINER HEALTH PRODUCTS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(in thousands)

	Three months ended
	June 28, 2003	June 26, 2004
Operating activities
Net income (loss)	$4,082	$(67,808)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,213	2,950
Amortization	443	429
Amortization of deferred financing charges	1,922	4,075
Provision for doubtful accounts	912	1,733
Provision for excess and obsolete inventory	1,158	1,230
Deferred income taxes	—	3,008
Loss on disposal of assets	53	34
Translation adjustment	(721)	201
Changes in operating assets and liabilities:
Accounts receivable	1,529	6,572
Inventories	(15,688)	(26,639)
Income tax receivable	1,568	(13,811)
Accounts payable	12,640	10,948
Accrued compensation and benefits	(8,625)	(4,397)
Customer allowances payable	663	1,029
Other accrued expenses	1,274	1,667
Other	(164)	677

Net cash provided by (used in) operating activities	4,259	(78,102)

Investing activities
Additions to property, plant and equipment	(347)	(2,458)
(Increase) decrease in other noncurrent assets	(1,082)	117

Net cash used in investing activities	(1,429)	(2,341)

Financing activities
Net borrowings under bank revolving credit facility	—	10,000
Borrowings under bank term credit facility	—	240,000
Payments under bank term credit facility	(609)	(160,360)
Issuance of senior subordinated debt	—	150,000
Increase in deferred financing charges	(1,767)	(15,729)
Capital contribution from parent	—	251,500
Repurchase and retirement of preferred stock	—	(92,194)
Repurchase and retirement of common stock and common equity rights	—	(329,304)
Net borrowing (payments) on other long-term debt	(304)	(437)

Net cash provided by (used in) financing activities	(2,680)	53,476
Effect of exchange rate changes	1,210	(341)

Net increase (decrease) in cash and cash equivalents	1,360	(27,308)
Cash and cash equivalents at beginning of period	17,547	33,824

Cash and cash equivalents at end of period	$18,907	$6,516

See accompanying notes to condensed consolidated financial statements.

LEINER HEALTH PRODUCTS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

1.    Basis of Presentation

Recapitalization

On April 15, 2004, Leiner Merger Corporation (“Mergeco”), entered into a recapitalization agreement and plan of merger (the “Recapitalization”) with Leiner Health Products Inc. (“Leiner” or the “Company”). Mergeco was a new corporation formed by investment funds affiliated with Golden Gate Private Equity, Inc. (the “ Golden Gate Investors”) and North Castle Partners III-A, L.P. (“NCP III-A”) and an affiliate of NCP III-A (the “North Castle Investors”) solely for the purpose of completing the Recapitalization. In connection with the Recapitalization, the Golden Gate Investors made a $131,500,000 cash equity investment in Mergeco and the North Castle Investors made a $131,500,000 equity investment in Mergeco, $126,500,000 of which was a new cash investment by NCP III-A and $5,000,000 of which was a roll over of existing Leiner equity by an affiliate of NCP III-A.

The Recapitalization was effected by merging Mergeco with and into Leiner on May 27, 2004. Each share of the common stock of Mergeco became a share of common stock of Leiner, which is the surviving corporation in the merger. Each holder of Leiner common stock then exchanged such stock for voting preferred stock of LHP Holding Corp. (“Holdings”), a newly formed company that became Leiner’s new parent company.

In addition, certain members of management cancelled existing Leiner equity rights and received new equity rights in Holdings, which represent an aggregate management rollover of approximately $18,774,000. Holders of all of Leiner’s equity and equity rights have received an aggregate of approximately $475,332,000 in cash in exchange for their equity interests, approximately $286,351,000 of which was paid to other investment funds affiliated with North Castle Partners, L.L.C., and a contingent pro rata right in a $6,500,000 deposited in an escrow fund. The Company also recorded approximately $54,294,000 as compensation expense related to the in-the-money value of stock options, warrants, and delayed delivery shares. The compensation expense represented the excess of the fair value of the underlying common stock over the exercise price or basis of the options and other equity rights repurchased and retired or rolled over in connection with the Recapitalization.

As a result of the Recapitalization, the Golden Gate Investors and the North Castle Investors each own or control 46.7% of Holdings equity and Leiner management owns 6.6% of Holdings’ equity including delayed delivery share awards. Excluding delayed delivery share awards, the Golden Gate Investors and the North Castle Investors each own or control 49.6% of Holdings. The Recapitalization was accounted for as a recapitalization of Mergeco which had no impact on the historical basis of assets and liabilities as reflected in the Company’s condensed consolidated financial statements.

In connection with the Recapitalization, Mergeco entered into a new credit facility (the “New Credit Facility”), consisting of a $240,000,000 term loan (the “Term Facility”) and a $50,000,000 revolving credit facility (the “Revolving Facility”), under which Leiner borrowed $5,000,000 immediately after the Recapitalization. In addition, Mergeco issued $150,000,000 of 11% senior subordinated notes due 2012 (the “Notes”). Immediately upon consummation of the Recapitalization, the obligations of Mergeco under the New Credit Facility and Notes became obligations of the Company. The Company repaid approximately $157,788,000 in pre-existing indebtedness and paid approximately $30,082,000 in fees and expenses related to these transactions. In addition, deferred financing charges of approximately $12,470,000 related to the New Credit Facility and Notes were recorded under other non-current assets in the accompanying condensed consolidated balance sheet at June 26, 2004.

LEINER HEALTH PRODUCTS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

The assumption of debt and the transfer of excess funds from the Recapitalization totaled approximately $77,804,000 and consisted of the following (in thousands):

Assumption of Debt from Mergeco:
New Credit Facility	$(245,000)
Notes	(150,000)	$(395,000)

Excess funds from Mergeco		317,196

Recapitalization		$(77,804)

The net Recapitalization amount above has been first applied against capital in excess of par value until that was exhausted and the remainder was applied against accumulated deficit.

General

The accompanying unaudited condensed consolidated financial statements include the accounts of Leiner Health Products Inc. and its subsidiaries, including Vita Health Products Inc. (“Vita Health”). Such financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Such adjustments consist of adjustments of a normal recurring nature, except for adjustments recorded in connection with the Recapitalization as discussed above. Operating results for the three months ended June 26, 2004 are not necessarily indicative of the results that may be expected for the year ended March 26, 2005 or any other future periods.

The balance sheet at March 27, 2004 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year

Effective fiscal 2003, the Company changed its reporting period to a fifty-two/fifty-three week fiscal year. The Company’s fiscal year end will fall on the last Saturday of March each year. The first fiscal quarters ended June 28, 2003 and June 26, 2004 were each comprised of 13 weeks.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

LEINER HEALTH PRODUCTS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

financial statements and the reported amounts of sales and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made in preparing the condensed consolidated financial statements include valuation allowances for accounts receivable, inventories and deferred tax assets, cash flows used to evaluate the recoverability of long-lived assets, and certain accrued liabilities.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair Values of Financial Instruments

Fair values of cash and cash equivalents approximate cost due to the short period of time to maturity. Fair values of the Company’s debt instruments have been determined based on borrowing rates currently available to the Company for loans with similar terms or maturity. The table below provides information about the fair value of the Company’s debt obligations under the New Credit Facility and Notes (in thousands):

	June 26, 2004
	Total	Fair Value
Variable rate ($US)	$250,000	$250,000
Average interest rate	4.36%
Fixed rate ($US)	$150,000	$150,000
Average interest rate	11.00%

The fair value of the Industrial Development Revenue Bond Loan and the Industrial Opportunities Program Loan could not be estimated because there is no active market for such debt instruments.

Revenue Recognition

Revenue is recognized after all significant obligations have been met, collectibility is probable and title has passed, which is generally upon receipt of products by the customer. Provisions are made currently for estimated returns and allowances. Consideration paid by the Company to its customers, such as product placement fees and cooperative advertising, is classified as a reduction in revenue.

Allowances for Uncollectible Accounts

The Company maintains reserves for potential credit losses, estimating the collectibility of customer receivables on an ongoing basis by periodically reviewing accounts outstanding over a certain period of time. The Company has recorded reserves for receivables deemed to be at risk for collection, as well as a general reserve based on historical collections experience. A considerable amount of judgement is required in assessing the ultimate realization of these receivables, including the current credit worthiness of each customer. Customer receivables are generally unsecured.

Inventories

Inventories are stated at the lower of cost or market, with cost being determined by the first-in, first-out method. Reserves are provided for potentially excess and obsolete inventory and inventory that has aged over a

LEINER HEALTH PRODUCTS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

specified period of time based on the difference between the cost of the inventory and its estimated market value. In estimating the reserve, management considers factors such as excess or slow moving inventories, product aging and expiration dating, current and future customer demand and market conditions. During the first quarter ended June 26, 2004, the Company refined its aging based reserve estimation model by increasing the number of aging categories and revising the reserve estimation percentages applied to the aging categories. Management believes that the refined estimation model results in a better estimate of potentially excess and obsolete inventory. The impact of this change resulted in lower cost of sales and higher gross profit of approximately $1,000,000, and net loss was lower by approximately $600,000 for the quarter ended June 26, 2004.

Property, Plant and Equipment

Property, plant and equipment (including assets recorded under capital leases) are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method, at rates designed to distribute the cost of assets over their estimated service lives or, for leasehold improvements, the shorter of their estimated service lives or their remaining lease terms. Amortization of assets recorded under capital leases is included in depreciation expense. Repairs and maintenance costs are expensed as incurred.

Goodwill

Goodwill is subject to an impairment test in the fourth quarter of each year, or earlier if indicators of potential impairment exists, using a fair-value-based approach. During the fourth quarter of fiscal 2004, the Company updated its review, which indicated that there was no impairment. The goodwill impairment test is a two-step process that requires goodwill to be allocated to reporting units, which are reviewed by the units’ segment managers. In the first step, the fair value of the reporting unit is compared with the carrying value of the reporting unit. If the fair value of the reporting unit is less than the carrying value of the reporting unit, goodwill impairment exists, and the second step of the test is performed. In the second step, the implied fair value of the goodwill is compared with the carrying value of the goodwill, and an impairment loss is recognized to the extent that the carrying value of the goodwill exceeds the implied fair value of the goodwill.

Recoverability of Long-Lived Assets

The Company reviews for impairment of long-lived assets and certain intangibles held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability test is performed at the lowest level at which undiscounted net cash flows can be directly attributable to long-lived assets.

Foreign Currency Translation

The Company translates the foreign currency financial statements of its Canadian subsidiary by translating balance sheet accounts at the quarter-end exchange rate and income statement accounts at the monthly weighted average exchange rate for the quarter. Translation gains and losses are recorded in shareholders’ equity (deficit), and realized gains and losses are reflected in results of operations. Transaction gains and losses were not material in the first quarters of fiscal 2004 and fiscal 2005.

Stock-Based Compensation

At March 27, 2004, the Company had one stock-based employee compensation plan. Pursuant to the Recapitalization, this stock incentive plan was terminated and all outstanding options were repurchased and

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retired or exchanged for new equity rights in Holdings. The Company accounted for this plan under the intrinsic value recognition and measurement principles of APB Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related Interpretations. Under the provisions of APB 25, compensation expense is measured at the grant date for the difference between the estimated fair value of the stock and the exercise price of the option. The Company has not incurred any stock-based compensation costs under the plan in fiscal 2004. As part of the Recapitalization $39,059,000 was incurred in stock-based compensation related to the repurchase and retirement of stock options during the first quarter of fiscal 2005 (Note 8).

Pro forma information regarding net loss is required by SFAS No. 123, Accounting for Stock-Based Compensation. This information is required to be determined as if the Company had accounted for stock-based awards to its employees under the fair value method pursuant to SFAS 123, rather than the intrinsic value method pursuant to APB 25. The fair value of options was estimated at the date of the grant based on the minimum-value method, which does not consider stock price volatility. The minimum value option valuation model requires the input of highly subjective assumptions. In management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options because the Company’s employee stock options have characteristics different than those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate.

The following assumptions were used in valuing the stock option grants:

	Three Months Ended
	June 28, 2003	June 26, 2004
Risk Free Interest Rate	4.0%	3.0%
Expected Option Life in Years	6.0	—

The pro forma net income for the three-month period ended June 28, 2003, had the Company applied the fair value provisions of SFAS 123 to employee stock options, would not be materially different than the reported net income.

The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS 123 to employee stock option for the three-month period ended June 26, 2004 (in thousands):

Three Months Ended June 26, 2004

Net loss, as reported	$(67,808)
Add: Stock-based employee compensation expense included in the reported net loss as a result of the repurchase, retirement and rollover of equity rights	54,294
Deduct: Total stock-based employee compensation expense determined under fair value base method for all awards as a result of the repurchase, retirement and rollover of equity rights	—

Pro forma net loss.	$(13,514)

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Shipping and Handling Fees and Costs

The Company classifies shipping and handling costs as marketing, selling and distribution expenses in the accompanying condensed consolidated statements of operations. Shipping and handling expenses for the quarters ended June 28, 2003 and June 26, 2004, were $3,289,000 and $3,901,000, respectively.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses for the quarters ended June 28, 2003 and June 26, 2004, were $345,000 and $748,000, respectively.

Comprehensive Income (Loss)

The only component of other accumulated comprehensive income (loss) is the cumulative foreign currency translation adjustment recorded in shareholders’ equity (deficit). Comprehensive income (loss) is as follows (in thousands):

	Three months ended
	June 28, 2003	June 26, 2004
Net income (loss)	$4,082	$(67,808)
Foreign currency translation adjustment	721	(201)

Comprehensive income (loss)	$4,803	$(68,009)

Reclassifications

Certain reclassifications have been made to the fiscal 2004 condensed consolidated financial statements to conform to the first quarter of fiscal 2005 presentation.

3.    Inventories

Inventories consist of the following (in thousands):

	March 27, 2004	June 26, 2004
Inventories:
Raw materials, bulk vitamins and packaging materials	$39,268	$43,497
Work-in-process	40,521	48,762
Finished products	64,690	77,199

	$144,479	$169,458

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4.    Debt

Long-term debt consists of (in thousands):

	March 27, 2004	June 26, 2004
New Credit Facility:
Revolving facility	$—	$10,000
Term facility	160,400	240,000

Total credit facility	160,400	250,000
Senior subordinated notes	—	150,000
Capital lease obligations	3,520	3,081
Industrial development revenue bond loan	5,100	4,600
Industrial opportunities program loan	1,986	1,938

	171,006	409,619
Less current portion	(14,286)	(4,911)

Total long-term debt	$156,720	$404,708

New Credit Facility

The New Credit Facility consists of the $240,000,000 Term Facility and the $50,000,000 Revolving Facility, made available in US dollars to the Company. The unpaid principal amount outstanding on the Revolving Facility is due and payable on May 27, 2009. The Term Facility requires quarterly amortization payments of approximately 1% per annum over the next six years and three quarters with the balance due on May 27, 2011. Amortization payments scheduled during the period June 27, 2004 through June 26, 2005 total $1,800,000. Borrowings under the New Credit Facility bear interest at a rate per annum at a margin above the base rate (the higher of federal funds effective rate plus 0.5% and the prime commercial lending rate of UBS AG) or the LIBOR rate (determined based on interest periods of one, two, three or six months), as the case may be plus an “applicable margin” that is itself based on the Company’s leverage ratio. The leverage ratio is defined generally as the ratio of consolidated indebtedness to the credit agreement EBITDA, as defined, and varies as follows: (a) for all loans and letters of credit outstanding from 1.25% to 1.75% for base rate loans and (b) from 2.25% to 2.75% for LIBOR based loans. As of June 26, 2004, the Company’s interest rates averaged 4.36% under the New Credit Facility. In addition to certain agent and up-front fees, the New Credit Facility requires a commitment fee of up to 0.5% per annum of the average daily unused portion of the revolving credit facility. In addition, the New Credit Facility also provides for swingline loans (the “Swingline Loans”) of $5,000,000 due prior to the Revolving Facility and also permits the Company to issue letters of credit up to an aggregate amount of $20,000,000. However, the Company’s total borrowings under the Revolving Facility, the Swingline Loans and letters of credit will not be permitted to exceed the Revolving Facility of $50,000,000. As of June 26, 2004, the Company had $30,292,000 available under its Revolving Facility including $9,708,000 of letters of credit outstanding.

The New Credit Facility contains certain representation and warranties and affirmative and negative covenants which, among other things, limit the incurrence of additional indebtedness, guarantees, investments, distributions, transactions with affiliates, assets sales, acquisitions, capital expenditures, mergers and consolidations, prepayment of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. In addition, the Company must also comply with certain financial ratios and tests, including without limitation, a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditure level. The Company is required to comply with such ratios from the second quarter of the current fiscal year.

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The Company’s ability to comply in future periods with the financial covenants in the New Credit Facility will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond the Company’s control and will be substantially dependent on the selling prices and demand for the Company’s products, raw material costs, and the Company’s ability to successfully implement its overall business and profitability strategies. If a violation of any of the covenants occurred, the Company would attempt to obtain a waiver or an amendment from its lenders, although no assurance can be given that the Company would be successful in this regard. The New Credit Facility and the indenture governing the Notes have covenants as well as certain cross-default or cross-acceleration provisions; failure to comply with the covenants in any applicable agreement could result in a violation of such agreement which could, in turn, lead to violations of other agreements pursuant to such cross-default or cross-acceleration provisions.

The New Credit Facility is collateralized by substantially all of the Company’s assets. Borrowings under the New Credit Facility are a key source of Leiner’s liquidity. Leiner’s ability to borrow under the New Credit Facility is dependent on, among other things, its compliance with the financial ratio covenants referred to in the preceding paragraphs. Failure to comply with these financial ratio covenants would result in a violation of the New Credit Facility and, absent a waiver or amendment from the lenders under such agreement, permit the acceleration of all outstanding borrowings under the New Credit Facility.

Senior Subordinated Notes

On May 27, 2004, the Company assumed $150,000,000 of the Notes issued in connection with the Recapitalization. The Notes accrue interest at the rate of 11% per annum, payable semiannually on June 1 and December 1 of each year, commencing on December 1, 2004. The Company may be required to purchase the Notes upon a Change in Control (as defined in the indenture governing the Notes) and in certain circumstances with the proceeds of asset sales. The Notes are subordinated to the indebtedness under the New Credit Facility. The indenture governing the notes imposes certain restrictions on the Company and its subsidiaries, including restrictions on its ability to incur additional debt, make dividends, distributions or investments, sell or otherwise dispose of assets, or engage in certain other activities.

Capital Lease Obligations

Capital lease obligations are payable in variable monthly installments through November 2008, bear interest at effective rates ranging from 1.68% to 14.58% and are secured by equipment with a net book value of approximately $2,481,000 at June 26, 2004.

Industrial Development Revenue Bond Loan (“IRB Loan”)

The IRB Loan in the original aggregate principal amount of $8,100,000 is an obligation of Leiner Health Products, LLC, a subsidiary of the Company, and is due and payable in annual installments of $500,000, with the remaining outstanding principal amount due and payable on May 1, 2014. Interest on the IRB Loan (1.35% as of June 26, 2004) is variable and fluctuates on a weekly basis. At June 26, 2004, $4,600,000 aggregate principal amount was outstanding on the IRB Loan. The IRB Loan is secured by a letter of credit under our New Credit Facility. Under certain circumstances, the interest rate on the bonds may be converted to a fixed rate for the remainder of the term. On or prior to the date that the bonds are converted to a fixed rate, bondholders may elect to have their bonds or a portion thereof, in denominations of $100,000 and integral multiples of $5,000, in excess thereof, purchased at a price equal to par plus accrued interest upon seven days’ notice to the trustee. In the event

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

a portion of the bonds are tendered for purchase, the bondholders must retain bonds in the denomination of at lease $100,000. When any bonds shall have been delivered to the trustee for purchase, the remarketing agent shall use its best efforts to remarket such bonds at par plus accrued interest. In the event that sufficient funds are not available to the trustee to purchase tendered bonds, the Company is required to provide funds for such purchase, including funds drawn under the letter of credit securing the IRB Loan. Upon conversion to a fixed interest rate, the bondholders’ tender option will terminate.

Industrial Opportunities Program Loan

During fiscal 2000, the Company’s wholly owned subsidiary Vita Health Products entered into a loan agreement with the Manitoba Industrial Opportunities Program to fund the expansion and upgrading of the Company’s manufacturing facility in Canada. The loan is secured principally by a pledge of certain real property of our Manitoba manufacturing facility and equipment purchased with the proceeds of the loan. As of June 26, 2004, the Company received approximately $1,938,000 in advances on the loan. Interest on the loan may be waived contingent upon the Company’s compliance with certain obligations, including meeting certain financial ratios. Principal repayments are scheduled to be made in two equal payments of 50% of the final loan amount. The first payment is to be made on September 30, 2004 and the second on September 30, 2005.

Principal payments

Principal payments on long-term debt through fiscal 2009 are (in thousands):

Fiscal Year
2005	$4,911
2006	5,020
2007	3,126
2008	2,948
2009	2,914
Thereafter	390,700

$409,619

5.    Preferred Stock

Series A Redeemable Preferred Stock

As part of the April 2002 Plan of Reorganization, certain existing shareholders of the Company invested $20,000,000 in exchange for 200,000 shares of Series A Redeemable Preferred Stock of the Company. The Series A Redeemable Preferred Stock had a liquidation preference equal to the greater of (i) a minimum of three times and a maximum of six times invested capital, depending on the date on which the liquidation preference payment event occurs and (ii) the amount such stock would receive if, after payment of other outstanding preferred stock of the Company, such stock were treated ratably on a share for share basis with the common stock of the Company.

Pursuant to the Recapitalization, the Series A Redeemable Preferred Stock was redeemed at the liquidation preference value of $350 for each share of Series A Redeemable Preferred Stock and holders of such stock were paid the total aggregate amount of $70,000,000. The difference between the carrying value of the Series A Redeemable Preferred Stock on the date of the Recapitalization and the aggregate amount paid was recorded as accretion on preferred stock in the statement of operations for the quarter ended June 26, 2004.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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Series B Junior Convertible Preferred Stock

In connection with the April 2002 Plan of Reorganization, the Company’s then current Senior Lenders were issued 7,500 shares of Series B Junior Convertible Preferred Stock of the Company, which was convertible into an aggregate of 3% of the fully diluted equity of the Company as of April 15, 2002 (52,620 shares of Common Stock), and paid a fixed liquidation preference of $7,500,000 but no dividend. The holders of Series B Junior Convertible Preferred Stock were entitled to one vote for each share of Preferred Stock on all matters submitted for a vote of the holders of shares of Common Stock.

Pursuant to the Recapitalization, the holders of Series B Junior Convertible Preferred Stock converted their shares into Common Stock of the Company and received an aggregate amount of $15,194,000 in cash. The difference between the carrying value of the Series B Junior Convertible Preferred Stock on the date of the Recapitalization and the aggregate consideration paid was recorded as accretion on preferred stock in the statement of operations for the quarter ended June 26, 2004.

Series C Junior Preferred Stock

The Series C Junior Preferred Stock had a $7,000,000 fixed liquidation preference that was pari passu with the liquidation preference of the Series B Junior Convertible Preferred Stock but did not pay dividends. The holders of Series C Junior Preferred Stock were entitled to one vote for each share of Preferred Stock on all matters submitted for a vote of the holders of shares of Common Stock.

Pursuant to the Recapitalization, the Series C Junior Preferred Stock were retired and the holders of Series C Junior Preferred Stock received an aggregate amount of $7,000,000. The difference between the carrying value of the Series C Junior Preferred Stock on the date of the Recapitalization and the aggregate amount paid was recorded as accretion on preferred stock in the statement of operations for the quarter ended June 26, 2004.

6.    Related Party Transactions

The Company, Leiner Health Products, LLC, a wholly owned subsidiary, and Holdings entered into a consulting agreement with North Castle Partners, L.L.C., an affiliate of the North Castle Investors, and certain administrative entities affiliated with the Golden Gate Investors (“GGC Administration”) to provide the Company with certain financial, investment banking, management advisory and other services performed in connection with the Recapitalization and for future financial, investment banking, management advisory and other services performed on our behalf. In exchange for such services in connection with the Recapitalization, the Company has paid $6,190,000 to each of North Castle Partners, L.L.C. and GGC Administration. As compensation for their continuing services, the Company will pay a $1,315,000 management fee in arrears annually plus reasonable out of pocket expenses to each of North Castle Partners, L.L.C. and GGC Administration as long as the Company meets a performance target, which the Company expects to meet in fiscal 2005. Other operating expenses in the accompanying statement of operations for the quarters ended June 28, 2003 and June 26, 2004 included $358,000 and $1,118,000, respectively, of management fees and related expenses.

The Company has also agreed to reimburse North Castle Partners, L.L.C. and GGC Administration for their reasonable travel, other out-of-pocket expenses and administrative costs and expenses, including legal and accounting fees, and to pay additional transactions fees to them in the event Holdings or any of its subsidiaries completes any acquisition (whether by merger, consolidation, reorganization, recapitalization, sale of assets, sale

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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of stock or otherwise) financed by new equity or debt, a transaction involving a change of control, as defined in the consulting agreement, or sale, transfer or other disposition of all or substantially all of the assets of Holdings, Leiner or Leiner Health Products, LLC.

In addition, as part of the Recapitalization, the Golden Gate Investors, the North Castle Investors, North Castle Partners, L.L.C., Leiner, Mergeco and an escrow agent entered into an escrow agreement. Pursuant to the recapitalization agreement and plan of merger, Mergeco deposited $6.5 million in cash in an escrow account to be held and disposed of as provided in the escrow agreement. The escrow funds will be used to pay specified product liability claims and tax claims as provided for in the escrow agreement. Any amounts remaining in the escrow account will be paid to the selling Leiner equityholders on a pro rata basis on the later of December 31, 2006 and other dates specified in the escrow agreement with respect to the contingent liabilities.

7.    Income Taxes

Deferred income taxes are computed using the liability method and reflect the effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Valuation allowances are established, when necessary, to reduce deferred tax assets to estimated realizable amounts. As part of the Recapitalization, certain management employees cancelled existing Leiner equity rights and received new equity rights in Holdings. Since the timing and the amount of the related deduction is uncertain, the Company recorded a valuation allowance against this deferred tax asset of $8,157,000. Also, at the end of the current period, the Company’s valuation allowance related to foreign deferred tax assets remains because it is more likely than not that these assets will not be realized in future years.

Significant components of the Company’s deferred tax assets and liabilities are (in thousands):

	March 27, 2004	June 26, 2004
Deferred tax assets:
Compensation accruals	$4,767	$9,672
Fixed assets book versus tax basis difference	4,017	4,228
Inventory obsolescence reserves	2,091	2,076
Foreign net operating loss carry forwards	680	680
Allowances for doubtful accounts and sales returns	615	460
Other	—	101

Total deferred tax assets	12,170	17,217
Valuation allowance	(1,801)	(9,958)

Deferred tax assets	10,369	7,259
Deferred tax liabilities:
Inventory capitalization	(1,037)	(971)
Other	(35)	—

Deferred tax liabilities	(1,072)	(971)

Net deferred tax assets	$9,297	$6,288

As of March 27, 2004 and June 26, 2004, the net deferred tax assets of $7,207,000 and $4,198,000, respectively, are classified under prepaid expenses and other current assets in the accompanying condensed consolidated balance sheet. Also, as of March 27, 2004 and June 26, 2004, a net deferred asset of $2,090,000 is classified under other non current assets in the accompanying condensed consolidated balance sheet.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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The following is a reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate from continuing operations:

	Three months ended
	June 28, 2003	June 26, 2004
Tax at U.S. statutory rates	35%	(35)%
State income taxes, net of federal tax benefit	4	(3)
Non deductible recapitalization expenses	—	14
Other	4	—
Valuation allowances	—	10

Effective income tax rate	43%	(14)%

United States and foreign income (loss) from continuing operations before taxes is as follows (in thousands):

	Three months ended
	June 28, 2003	June 26, 2004
U.S	$6,636	$(79,770)
Foreign	465	1,132

	$7,101	$(78,638)

Significant components of the provision for income taxes from continuing operations are (in thousands):

	Three months ended
	June 28, 2003	June 26, 2004
Current:
Federal	$3,526	$(11,266)
State	421	(2,633)
Foreign	—	60

Total current	3,947	(13,839)
Deferred:
Federal	(535)	2,625
State	(393)	384

Total deferred	(928)	3,009

Total provision (benefit) for income taxes	$3,019	$(10,830)

8.    Employee Benefits

Stock Option Plan

The Company’s Stock Option Plan, as amended in 1997, provided for the issuance of nonqualified stock options to certain key employees and directors to purchase up to 252,222 shares of the Company’s common

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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stock. Options granted were at exercise prices as determined by the Company’s Board of Directors, but not less than $100 per share. Options generally vested on a pro rata basis at a rate of 25% per year, with 25% immediate vesting on the date of grant, and expired no later than ten years from the date of grant.

Activity under the Stock Option Plan for the first quarter ended June 26, 2004 is set forth below:

	Options Outstanding
	Shares Available for Grant	Number of Shares	Exercise Price	Weighted Average Exercise Price
Balance at March 27, 2004	278	251,944	$100-225	$134
Options repurchased and retired	(278)	(251,944)	$100-225	$134

Balance at June 26, 2004	—	—

In connection with the Recapitalization, all options outstanding as of May 27, 2004 were repurchased and retired, and the Stock Option Plan, as amended in 1997, was terminated. Options with a net value of $13,657,000 were rolled over into new equity rights in Holdings. The remaining options were repurchased for approximately $25,402,000 representing the difference between per share Recapitalization purchase price and the exercise price of the stock options.

Contributory Retirement Plans

The Company has contributory retirement plans that cover substantially all of the Company’s employees who meet minimum service requirements. The Company’s contributions to the plans are discretionary and are determined by the Company’s Board of Directors. The Company changed its current contributory retirement plan documents to shift the plans’ year-ends from a fiscal year to a calendar year on April 1, 2002. Thus the last three completed plan years were from April 1, 2001 to March 31, 2002; April 1, 2002 to December 31, 2002; and from January 1, 2003 to December 31, 2003. The Company has not contributed to the plans for the current plan year, January 1, 2004 to December 31, 2004.

9.    Commitments

The Company leases certain real estate for its manufacturing facilities, warehouses, corporate and sales offices, as well as certain equipment under operating leases (non-cancelable) that expire at various dates through March 2014 and contain renewal options. Total rents charged to operations were $3,373,000 and $3,430,000 for the quarters ended June 28, 2003 and June 26, 2004, respectively.

Minimum future obligations on non-cancelable operating leases in effect at June 26, 2004 are (in thousands):

Fiscal year
2005 (remaining nine months)	$9,576
2006	10,937
2007	9,014
2008	7,120
2009	7,032
Thereafter	31,842

Total minimum lease payments	$75,521

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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The Company has certain operating leases that have escalating payment clauses. The Company recognizes expenses on a straight-line basis over the term of the respective leases. At March 27, 2004 and June 26, 2004, the Company has recorded deferred rent liabilities of $2,137,000 and $2,225,000, respectively.

10.    Concentration of Credit Risk and Significant Customers, Suppliers and Products

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade receivables. The Company sells its products to a geographically diverse customer base in the food, drug, mass merchant and warehouse club (“FDMC”) retail market. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential losses. For the quarters ended June 28, 2003 and June 26, 2004, two of the Company’s customers represented approximately 43% and 17%, and 40% and 19%, respectively, of gross sales. The Company’s top ten customers in the aggregate accounted for approximately 91% and 86% of the Company’s gross sales for the first quarter of fiscal 2004 and 2005, respectively. At March 27, 2004 and June 26, 2004, the Company had receivables from two US customers of approximately 37% and 22% and 40% and 23%, respectively. For the first quarter ended June 28, 2003 and June 26, 2004, two suppliers provided approximately 17% and 16%, respectively, of raw materials purchased. No other supplier accounted for more than 10% of the Company’s purchases. Sales of vitamins C and E, in the aggregate, accounted for approximately 15% and 12% of the Company’s gross sales in the first quarter of fiscal 2004 and 2005, respectively. If one or more of the Company’s major customers substantially reduced their volume of purchases from the Company, or if sales of vitamin C or E were substantially reduced, the Company’s results of operations could be materially adversely affected.

11.    Contingencies

The Company has been named in ten cases alleging adverse reactions associated with each plaintiff’s ingestion of Phenylpropanolamine containing products which the Company allegedly manufactured and sold. Currently, none of the cases have proceeded to trial, but the Company intends to vigorously defend the allegations if trials ensue. These actions have been tendered to the Company’s insurance carrier and deductible amounts aggregating approximately $2,000,000 have been accrued in the accompanying condensed consolidated financial statements.

The Company is subject to other legal proceedings and claims that arise in the normal course of business. While the outcome of any of these proceedings and claims cannot be predicted with certainty, management believes that it has provided adequate reserves for these claims and does not believe the outcome of any of these matters will have a material adverse effect on the Company’s condensed consolidated financial position, results of operations or cash flows.

12.    Business Segment Information

The Company operates in two business segments. One consists of the Company’s U.S. Operations (“Leiner U.S.”) and the other is the Company’s Canadian operations (“Vita Health”). The Company’s operating segments manufacture a range of vitamins, minerals and nutritional supplements (“VMS”) and over-the-counter (“OTC”) pharmaceuticals and distribute their products primarily through FDMC retailers. The accounting policies between the reportable segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on operating profit, before the effect of non-recurring charges and gains, and inter-segment profit.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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Selected financial information for the Company’s reportable segments for the first quarter ended June 28, 2003 and June 26, 2004 is as follows (in thousands):

	Leiner U.S.	Vita Health	Consolidated Totals
Three months ended June 28, 2003:
Net sales to external customers	$126,072	$12,845	$138,917
Intersegment sales	472	6	—
Depreciation and amortization, excluding deferred financing charges	3,080	576	3,656
Segment operating income	10,979	921	11,900
Interest expense, net(1)	4,342	457	4,799
Income tax expense	2,787	232	3,019
Segment assets	310,611	39,783	350,394
Additions to property, plant and equipment	567	220	787
Three months ended June 26, 2004:
Net sales to external customers	$138,581	$17,422	$156,003
Intersegment sales	1,161	—	—
Depreciation and amortization, excluding deferred financing charges	2,773	606	3,379
Segment operating income (loss)	(72,045)	1,823	(70,222)
Interest expense, net(1)	7,726	690	8,416
Income tax expense (benefit)	(10,890)	60	(10,830)
Segment assets	355,370	41,972	397,342
Additions to property, plant and equipment	2,037	421	2,458

(1)	Interest expense, net includes the amortization of deferred financing charges.

The following table sets forth the net sales of the Company’s VMS, OTC pharmaceutical and other product lines for the periods indicated (in thousands):

	Three months ended
	June 28, 2003%		June 26, 2004%
VMS products	$86,458	62%	$86,990	56%
OTC products	39,626	29%	50,569	32%
Contract manufacturing services/Other	12,833	9%	18,444	12%

Total	$138,917	100%	$156,003	100%

13.    Financial information for subsidiary guarantor and subsidiary non-guarantor

In connection with the issuance of Notes, the Company’s U.S.-based subsidiaries guaranteed the payment of principal, premium and interest on the Notes. The parent company has no independent assets or operations and the subsidiary guarantees are joint and several with the guarantees of the other U.S. based subsidiaries. Presented below is condensed consolidated financial information for the parent company (Leiner Health Products Inc.), and its subsidiary guarantors and subsidiary non-guarantor as of March 27, 2004 and June 26, 2004 and for the quarters ended June 28, 2003 and June 26, 2004.

LEINER HEALTH PRODUCTS INC.

CONDENSED CONSOLIDATING BALANCE SHEET

(in thousands)

	March 27, 2004
	Parent & Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$25,601	$8,223	$—	$33,824
Accounts receivable, net of allowances	71,879	6,105	—	77,984
Inventories	126,104	18,375	—	144,479
Income tax receivable	483	(72)	—	411
Prepaid expenses and other current assets	13,026	148	—	13,174

Total current assets	237,093	32,779	—	269,872
Intercompany receivable	29,355	—	(29,355)	—
Property, plant and equipment, net	46,060	10,207	—	56,267
Goodwill	49,224	2,859	—	52,083
Other noncurrent assets	9,489	16	—	9,505

Total assets	$371,221	$45,861	$(29,355)	$387,727

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$83,687	$7,475	$—	$91,162
Accrued compensation and benefits	13,331	1,183	—	14,514
Customer allowances payable	7,899	997	—	8,896
Other accrued expenses	6,515	708	—	7,223
Current portion of long-term debt	11,988	2,298	—	14,286

Total current liabilities	123,420	12,661	—	136,081
Intercompany payable	—	29,355	(29,355)	—
Long-term debt	137,052	19,668	—	156,720
Other noncurrent liabilities	3,724	—	—	3,724

Total liabilities	264,196	61,684	(29,355)	296,525

Series A redeemable preferred stock	40,188	—	—	40,188

Shareholders’ equity (deficit):
Series B junior convertible preferred stock	6,616	—	—	6,616
Series C junior preferred stock	6,178	—	—	6,178
Common stock	11	—	—	11
Capital in excess of par value	21,841	—	—	21,841
Retained earnings (accumulated deficit)	32,191	(15,932)	—	16,259
Accumulated other comprehensive income	—	109	—	109

Total shareholders’ equity (deficit)	66,837	(15,823)	—	51,014

Total liabilities, redeemable preferred stock and shareholders’ equity (deficit)	$371,221	$45,861	$(29,355)	$387,727

LEINER HEALTH PRODUCTS INC.

CONDENSED CONSOLIDATING BALANCE SHEET

Unaudited

(in thousands)

	June 26, 2004
	Parent & Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$2,615	$3,901	$—	$6,516
Accounts receivable, net of allowances	63,725	5,808	—	69,533
Inventories	149,931	19,527	—	169,458
Income tax receivable	14,319	(97)	—	14,222
Prepaid expenses and other current assets	9,215	257	—	9,472

Total current assets	239,805	29,396	—	269,201
Intercompany receivable	42,646	—	(42,646)	—
Property, plant and equipment, net	46,016	9,779	—	55,795
Goodwill	49,224	2,791	—	52,015
Other noncurrent assets	20,325	6	—	20,331

Total assets	$398,016	$41,972	$(42,646)	$397,342

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$92,936	$9,002	$—	$101,938
Accrued compensation and benefits	8,526	1,564	—	10,090
Customer allowances payable	8,899	1,003	—	9,902
Other accrued expenses	8,159	715	—	8,874
Current portion of long-term debt	3,910	1,001	—	4,911

Total current liabilities	122,430	13,285	—	135,715
Intercompany payable	—	42,646	(42,646)	—
Long-term debt	403,715	993	—	404,708
Other noncurrent liabilities	3,724	—	—	3,724

Total liabilities	529,869	56,924	(42,646)	544,147

Shareholder’s deficit
Accumulated deficit	(131,853)	(14,859)	—	(146,712)
Accumulated other comprehensive loss	—	(93)	—	(93)

Total shareholder’s deficit	(131,853)	(14,952)	—	(146,805)

Total liabilities and shareholder’s deficit	$398,016	$41,972	$(42,646)	$397,342

LEINER HEALTH PRODUCTS INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Unaudited

(in thousands)

	Three months ended June 28, 2003
	Parent & Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
Net sales	$126,544	$12,851	$(478)	$138,917
Cost of sales	92,430	10,064	(478)	102,016

Gross profit .	34,114	2,787	—	36,901
Marketing, selling and distribution expenses	11,793	1,035	—	12,828
General and administrative expenses	9,299	843	—	10,142
Research and development expenses	1,517	—	—	1,517
Amortization of other intangibles.	137	16	—	153
Other operating expense (income)	389	(28)	—	361

Operating income	10,979	921	—	11,900
Interest expense, net	4,342	457	—	4,799

Income before income taxes	6,637	464	—	7,101
Provision for income taxes.	2,787	232	—	3,019

Net income	3,850	232	—	4,082
Accretion on preferred stock	(2,632)	—	—	(2,632)

Net income attributable to common shareholders	$1,218	$232	$—	$1,450

LEINER HEALTH PRODUCTS INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Unaudited

(in thousands)

	Three months ended June 26, 2004
	Parent & Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
Net sales	$139,742	$17,422	$(1,161)	$156,003
Cost of sales	102,982	13,306	(1,161)	115,127

Gross profit	36,760	4,116	—	40,876
Marketing, selling and distribution expenses	13,515	1,164	—	14,679
General and administrative expenses	8,185	1,065	—	9,250
Research and development expenses	1,283	—	—	1,283
Amortization of other intangibles	80	—	—	80
Recapitalization expenses	85,374	2	—	85,376
Other operating expense	368	62	—	430

Operating income (loss)	(72,045)	1,823	—	(70,222)
Interest expense, net	7,726	690	—	8,416

Income (loss) before income taxes	(79,771)	1,133	—	(78,638)
Provision for (benefit from) income taxes	(10,890)	60	—	(10,830)

Net income (loss)	(68,881)	1,073	—	(67,808)
Accretion on preferred stock	(39,211)	—	—	(39,211)

Net income (loss) attributable to common shareholders	$(108,092)	$1,073	$—	$(107,019)

LEINER HEALTH PRODUCTS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Unaudited

(in thousands)

	Three months ended June 28, 2003
	Parent & Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Operating activities
Net income	$3,850	$232	$4,082
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,652	561	3,213
Amortization	428	15	443
Amortization of deferred financing charges	1,819	103	1,922
Provision for doubtful accounts	912	—	912
Provision for excess and obsolete inventory	1,158	—	1,158
Loss on disposal of assets	32	21	53
Translation adjustment	—	(721)	(721)
Changes in operating assets and liabilities:
Accounts receivable	1,962	(433)	1,529
Inventories	(13,978)	(1,710)	(15,688)
Income tax receivable	1,000	568	1,568
Accounts payable	13,077	(437)	12,640
Accrued compensation and benefits	(8,811)	186	(8,265)
Customer allowances payable	584	79	663
Other accrued expenses	1,208	66	1,274
Other	(20)	(144)	(164)

Net cash provided by (used in) operating activities	5,873	(1,614)	4,259
Investing activities
Additions to property, plant and equipment	(127)	(220)	(347)
Increase in other noncurrent assets	(801)	(281)	(1,082)

Net cash used in investing activities	(928)	(501)	(1,429)
Financing activities
Payments under bank term credit facility	(500)	(109)	(609)
Increase in deferred financing charges	(1,573)	(194)	(1,767)
Net payments on other long-term debt	(277)	(27)	(304)

Net cash used in financing activities	(2,350)	(330)	(2,680)
Intercompany	88	(88)	—
Effect of exchange rate changes	—	1,210	1,210

Net increase (decrease) in cash and cash equivalents	2,683	(1,323)	1,360
Cash and cash equivalents at beginning of period	11,755	5,792	17,547

Cash and cash equivalents at end of period	$14,438	$4,469	$18,907

LEINER HEALTH PRODUCTS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Unaudited

(in thousands)

	Three months ended June 26, 2004
	Parent & Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Operating activities
Net income (loss)	$(68,881)	$1,073	$(67,808)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,344	606	2,950
Amortization	429	—	429
Amortization of deferred financing charges	3,665	410	4,075
Provision for doubtful accounts	1,733	—	1,733
Provision for excess and obsolete inventory	1,230	—	1,230
Deferred income taxes	3,008	—	3,008
Loss on disposal of assets	34	—	34
Translation adjustment	—	201	201
Changes in operating assets and liabilities:
Accounts receivable	6,420	152	6,572
Inventories	(25,057)	(1,582)	(26,639)
Income tax receivable	(13,837)	26	(13,811)
Accounts payable	9,249	1,699	10,948
Accrued compensation and benefits	(4,805)	408	(4,397)
Customer allowances payable	1,000	29	1,029
Other accrued expenses	1,644	23	1,667
Other	805	(128)	677

Net cash provided by (used in) operating activities	(81,019)	2,917	(78,102)
Investing activities
Additions to property, plant and equipment	(2,037)	(421)	(2,458)
Decrease in other noncurrent assets	116	1	117

Net cash used in investing activities	(1,921)	(420)	(2,341)
Financing activities
Net borrowings under bank revolving credit facility	10,000	—	10,000
Borrowings under bank term credit facility	240,000	—	240,000
Payments under bank term credit facility	(141,008)	(19,352)	(160,360)
Issuance of senior subordinate debt	150,000	—	150,000
Increase in deferred financing charges	(15,343)	(386)	(15,729)
Capital contribution from parent	251,500	—	251,500
Repurchase and retirement of preferred stock	(92,194)	—	(92,194)
Repurchase and retirement of common stock and common equity rights	(329,304)	—	(329,304)
Net payments on other long-term debt	(407)	(30)	(437)

Net cash provided by (used in) financing activities	73,244	(19,768)	53,476
Intercompany	(13,290)	13,290	—
Effect of exchange rate changes	—	(341)	(341)

Net decrease in cash and cash equivalents	(22,986)	(4,322)	(27,308)
Cash and cash equivalents at beginning of period	25,601	8,223	33,824

Cash and cash equivalents at end of period	$2,615	$3,901	$6,516

$150,000,000

Leiner Health Products Inc.

Offer to Exchange

11% Senior Subordinated Notes

due 2012, Series B

for any and all outstanding

11% Senior Subordinated Notes

due 2012

_________________________

                , 2004

_________________________

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Leiner Health Products Inc.

We have audited the consolidated financial statements of Leiner Health Products Inc. as of March 29, 2003 and March 27, 2004, and for each of the three years in the period ended March 27, 2004, and have issued our report thereon dated April 19, 2004 included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed in Item 21 (2) of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/     ERNST & YOUNG LLP

Orange County, California

April 19, 2004

S-1

SCHEDULE II

LEINER HEALTH PRODUCTS INC.

VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Beginning of period	Charged to costs and expenses	Deductions	Balance at end of period
Year ended March 31, 2002:
Accounts receivable allowances	$7,611	$9,403	$10,317	$6,697
Inventory valuation reserve	50,874	31,207	60,241	21,840
Year ended March 29, 2003:
Accounts receivable allowances	$6,697	$2,013	$5,402	$3,308
Inventory valuation reserve	21,840	11,489	18,255	15,074
Year ended March 27, 2004:
Accounts receivable allowances	$3,308	$4,087	$4,425	$2,970
Inventory valuation reserve	15,074	5,746	9,308	11,512
Quarter ended June 26, 2004 (unaudited):
Accounts receivable allowances	$2,970	$1,733	$1,628	$3,075
Inventory valuation reserve	11,512	1,230	1,524	11,218

S-2

Part II: Information not required in the Prospectus

ITEM 20: INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the directors and officers of Leiner Health Products Inc. (“Issuer”) are insured or indemnified against liability in their capacities as such. All of the directors and officers of the other Registrants are covered by insurance policies maintained and held in effect by the Issuer against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Issuer is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Statute”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an “indemnified capacity”). The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute. The amended and restated certificate of incorporation of the Issuer provides that no director shall be liable to the Issuer or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained therein shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Issuer or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction for which the director derived an improper personal benefit. The amended and restated certificate of incorporation of the Issuer further provides that no director shall be liable to the Issuer or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. Any repeal or modification of this provision by the stockholders of the Issuer shall not adversely affect any right or protection of a director, officer or the Issuer existing at the time of such repeal or modification. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Issuer shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Moreover, the By-laws of the Issuer provide that the Issuer shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was or has agreed to become a director, officer, employee or agent of the Issuer or is or was serving, at the request of the Issuer, as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise.

The other registrants are also organized under the laws of the State of Delaware. Indemnification of such registrants’ directors and officers provided by the registrants’ organizational documents, by contract or otherwise are substantially similar to that afforded by the directors and officers of Issuer. Except that the By-laws of Leiner Health Services Corp. provide that in the case of an action or suit by or in the right of the corporation to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(1)	The attached Exhibit Index is incorporated herein by reference.

(2)	Schedule II. Valuation and Qualifying Accounts is required to be filed herewith pursuant to this Item.

ITEM 22. UNDERTAKINGS.

(1)	The undersigned hereby undertake:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(ii)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)

The undersigned hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4)	The undersigned hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(5)	The undersigned hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, Leiner Health Products Inc., a Delaware corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson, State of California, on the 24th day of August, 2004.

LEINER HEALTH PRODUCTS INC.

By:	/S/ ROBERT K. REYNOLDS
Robert K. Reynolds Chief Financial Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert K. Reynolds and Gale K. Bensussen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated on the 24th day of August, 2004.

Signature	Title

/S/ CHARLES F. BAIRD, JR. Charles F. Baird, Jr.	Chairman and Director

/S/ ROBERT M. KAMINSKI Robert M. Kaminski	Chief Executive Officer (principal executive officer) and Director

/S/ GALE K. BENSUSSEN Gale K. Bensussen	Director

/S/ G.V. PRASAD G.V. Prasad	Director

/S/ PETER J. SHABECOFF Peter J. Shabecoff	Director

/S/ DAVID C. DOMINIK David C. Dominik	Director

Signature	Title

/S/ PRESCOTT H. ASHE Prescott H. Ashe	Director

/S/ JONATHAN O. GRAD Jonathan O. Grad	Director

/S/ ROBERT K. REYNOLDS Robert K. Reynolds	Chief Financial Officer (principal financial and accounting officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, Leiner Health Products, LLC, a Delaware limited liability company, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson, State of California, on the 24th day of August, 2004.

LEINER HEALTH PRODUCTS, LLC

By:	/S/ ROBERT K. REYNOLDS
Robert K. Reynolds Chief Financial Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert K. Reynolds and Gale K. Bensussen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated on the 24th day of August, 2004.

Signature	Title

/S/ ROBERT M. KAMINSKI Robert M. Kaminski	Chief Executive Officer (principal executive officer) and Director

/S/ CHARLES F. BAIRD, JR. Charles F. Baird, Jr.	Chairman and Director

/S/ GALE K. BENSUSSEN Gale K. Bensussen	Director

/S/ ROBERT K. REYNOLDS Robert K. Reynolds	Chief Financial Officer (principal financial and accounting officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, Leiner Health Services Corp., a Delaware corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson, State of California, on the 24th day of August, 2004.

LEINER HEALTH SERVICES CORP.

By:	/S/ ROBERT K. REYNOLDS
Robert K. Reynolds Chief Financial Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert K. Reynolds and Gale K. Bensussen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated on the 24th day of August, 2004.

Signature	Title

/S/ ROBERT M. KAMINSKI Robert M. Kaminski	Chief Executive Officer (principal executive officer) and Director

/S/ CHARLES F. BAIRD, JR. Charles F. Baird, Jr.	Chairman and Director

/S/ GALE K. BENSUSSEN Gale K. Bensussen	Director

/S/ ROBERT K. REYNOLDS Robert K. Reynolds	Chief Financial Officer (principal financial and accounting officer)

Exhibit Index

EXHIBIT NO.	DESCRIPTION
1.1	Purchase Agreement, dated May 24, 2004, among Leiner Merger Corporation, UBS Securities LLC, Credit Suisse First Boston LLC and Morgan Stanley & Co. Incorporated (collectively, the “Initial Purchasers”).
1.2	Joinder to the Purchase Agreement, dated May 27, 2004, executed by Leiner Health Products Inc., Leiner Health Services Corp. and Leiner Health Products LLC.
2.1	Recapitalization Agreement and Plan of Merger, dated April 15, 2004, between Leiner Health Products Inc. and Leiner Merger Corporation.
2.2	First Amendment to the Recapitalization Agreement and Plan of Merger, dated May 26, 2004, between Leiner Health Products Inc. and Leiner Merger Corporation.
3.1	Amended and Restated Certificate of Incorporation of Issuer.
3.2	Bylaws of Issuer.
3.3	Certificate of Formation of Leiner Health Products, LLC.
3.4	Limited Liability Company Agreement of Leiner Health Products, LLC.
3.5	Certificate of Incorporation of Leiner Health Services Corp. and certificates of amendment.
3.6	Bylaws of Leiner Health Services Corp.
4.1	Indenture, dated as of May 27, 2004, among Leiner Merger Corporation, the companies named therein as guarantors, and U.S. Bank National Association, as Trustee.
4.2	Supplemental Indenture, dated as of May 27, 2004, among the Issuer, Leiner Health Services Corp. and Leiner Health Products, LLC, as Guarantors, and U.S. Bank National Association, as Trustee.
4.3	Registration Rights Agreement, dated May 27, 2004, by and among Leiner Merger Corporation, the guarantors named therein and the Initial Purchasers.
5.1	Opinion of Kirkland & Ellis LLP delivered with respect to the validity of the notes and the guarantees.
8.1	Opinion of Kirkland & Ellis LLP regarding federal income tax consequences.
10.1	Credit Agreement, dated May 27, 2004, among Issuer, guarantors party thereto, UBS AG, Stamford Branch, as administrative agent and collateral agent, UBS Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book-runners, Morgan Stanley Senior Funding, Inc., as syndication agent, Credit Suisse First Boston, as documentation agent, UBS Loan Finance LLC, as swingline lender, and the other financial institutions named therein.
10.2	Stockholders Agreement, dated May 27, 2004, among LHP Holding Corp. (“Parent”) and its stockholders named therein.
10.3	Amended and Restated Severance Benefit Agreement, dated as of July 11, 2002, between the Issuer and Gale Bensussen.
10.4	Amended and Restated Severance Benefit Agreement, dated as of July 1, 2002, between the Issuer and Robert Kaminski.
10.5	Severance Benefit Agreement, dated as of November 21, 1991, between P. Leiner Nutritional Products, Inc. and Kevin J. Lanigan and Assignment and Assumption Agreement, dated
April 11, 2002, between the Issuer and Leiner Health Products, LLC.
10.6	Employment Agreement, dated January 28, 2002, between the Issuer and Robert K. Reynolds and Assignment and Assumption Agreement, dated February 24, 2004 between the Issuer and Leiner Health Products, LLC.
10.7	Employment Agreement, dated October 15, 2001, between the Issuer and Gerry Perez and Assignment and Assumption Agreement, dated April 12, 2002 between the Issuer and Leiner Health Products, LLC.
10.8	Consulting Agreement, dated as of May 27, 2004, the Issuer, Leiner Health Products, LLC, LHP Holding Corp., North Castle Partners, L.L.C. and GGC Administration, LLC.
10.9	Severance and Release Agreement dated August 6, 2004 between Leiner Health Products, LLC and Gerardo Perez.

EXHIBIT NO.	DESCRIPTION
10.10	Consultant Agreement dated August 6, 2004 between Leiner Health Products, LLC and Gerardo Perez.
12.1	Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of Issuer.
23.1	Consents of Kirkland & Ellis LLP (included in Exhibits 5.1 and 8.1).
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on the signature pages hereto).
25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association.
99.1	Form of Letter of Transmittal.
99.2	Form of Tender Instructions.
99.3	Form of Notice of Guaranteed Delivery